Exhibit 2.1

                                                                  EXECUTION COPY



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                               PURCHASE AGREEMENT

                                  by and among

                                  TEXTRON INC.

                          COLLINS & AIKMAN CORPORATION

                                       and

                          COLLINS & AIKMAN PRODUCTS CO.


                                 August 7, 2001

                             as amended and restated

                                      as of

                                November 30, 2001







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                                TABLE OF CONTENTS


                                    ARTICLE I

                     DEFINITIONS; EFFECTIVENESS OF AMENDMENT

   1.1      Definitions...................................................... 1
   1.2      Effectiveness of Agreement.......................................13


                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

   2.1      Purchase and Sale of Shares......................................13
   2.2      Purchase and Sale of Assets......................................14
   2.3      Restructuring....................................................14
   2.4      Purchase Price Adjustment........................................15
   2.5      Allocation of Consideration; Tax Filings.........................17
   2.6      Closing..........................................................19
   2.7      Closing Obligations..............................................20
   2.8      Earn-Out.........................................................21


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   3.1      Corporate Organization, Qualification, Power and Authority.......24
   3.2      Stock of Subsidiaries............................................25
   3.3      Consents and Approvals; No Violations............................26
   3.4      Financial Statements.............................................27
   3.5      Absence of Certain Changes or Events.............................27
   3.6      No Undisclosed Liabilities.......................................29
   3.7      Litigation.......................................................29
   3.8      Taxes............................................................29
   3.9      Employee Benefit Plans and Agreements............................30
   3.10     Labor Matters....................................................33
   3.11     Environmental Laws and Regulations...............................33
   3.12     Compliance with Laws.............................................34
   3.13     Properties.......................................................34
   3.14     Material Contracts...............................................34
   3.15     Intellectual Property............................................35
   3.16     Product Warranties; Recalls......................................36
   3.17     Brokers and Finders..............................................36
   3.18     Customers and Suppliers..........................................36
   3.19     Additional Representations and Warranties by Parent..............36

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   3.20     Indebtedness.....................................................37
   3.21     R&D People.......................................................37


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND C&A PRODUCTS

   4.1      Corporate Organization, Qualification, Power and Authority.......38
   4.2      Capitalization of Holdings and C&A Products......................40
   4.3      Stock of Subsidiaries............................................41
   4.4      Valid Issuance of Stock..........................................42
   4.5      Consents and Approvals; No Violations............................42
   4.6      SEC Filings; Financial Statements................................42
   4.7      Absence of Certain Changes or Events.............................43
   4.8      No Undisclosed Liabilities.......................................43
   4.9      Litigation.......................................................43
   4.10     Financing........................................................44
   4.11     Certain Agreements...............................................44
   4.12     Brokers and Finders..............................................44


                                    ARTICLE V

         COVENANTS RELATING TO CONDUCT OF BUSINESS AND OTHER AGREEMENTS

   5.1      Conduct of the Business..........................................45
   5.2      Access to Information............................................48
   5.3      Competition Filings..............................................48
   5.4      Consents and Reasonable Efforts..................................49
   5.5      Further Assurances...............................................50
   5.6      Publicity........................................................51
   5.7      Employee Matters.................................................51
   5.8      Tax Matters......................................................58
   5.9      Bison Financial Statements.......................................69
   5.10     Observer Rights..................................................70
   5.11     Non-Competition..................................................70
   5.12     Intercompany Transactions........................................71
   5.13     Additional Covenant of C&A and Holdings..........................71
   5.14     Certain Pre-Closing Restrictions.................................71
   5.15     Closing Date Indebtedness........................................72
   5.16     Tax Reporting....................................................72
   5.17     R&D Employees....................................................73
   5.18     IRB..............................................................73
   5.19     [Reserved.]......................................................73
   5.20     Textron Automotive Holdings Italy................................73
   5.21     Property Lease...................................................75

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   5.22     Reduction in Workforce Charges...................................76
   5.23     Board of Directors...............................................76
   5.24     Financing Discussions............................................77


                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION

   6.1      Conditions to Each Party's Obligations to Complete the
              Transactions...................................................77
   6.2      Additional Conditions to the Obligation of Holdings and C&A
              Products.......................................................78
   6.3      Additional Conditions to the Obligation of Parent................79


                                   ARTICLE VII

                                   TERMINATION

   7.1      Termination by Mutual Consent....................................80
   7.2      Termination by Any Party.........................................80
   7.3      Termination by Parent............................................81
   7.4      Effect of Termination............................................81


                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

   8.1      Survival of Representations, Warranties and Covenants;
              Indemnification................................................81
   8.2      Environmental Indemnification....................................87
   8.3      Quota Purchase Agreement Indemnification.........................94
   8.4      Name Changes.....................................................94


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

   9.1      Interpretation...................................................95
   9.2      Principle of Construction........................................96
   9.3      Payment of Expenses and Other Payments...........................96
   9.4      Amendment........................................................96
   9.5      Waiver and Extension.............................................96
   9.6      Counterparts.....................................................96
   9.7      Governing Law....................................................96
   9.8      Notices..........................................................97
   9.9      Entire Agreement; Assignment.....................................98
   9.10     Parties in Interest..............................................98
   9.11     Validity.........................................................98

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   9.12     Captions.........................................................98
   9.13     Transfer, Sales and Stamp Taxes..................................98



SCHEDULE A - Directly Purchased Subsidiaries
SCHEDULE B - Subsidiaries of the Directly Purchased Subsidiaries
SCHEDULE C - Restructuring
SCHEDULE D - Allocation of Purchase Price
SCHEDULE E - Subsidiaries of Holdings
SCHEDULE F - Acquiring Entities
SCHEDULE G - Earn-Out
SCHEDULE H - First Quarter Restructuring Charges

EXHIBIT 1 - Certificate of Designation
EXHIBIT 2 - Assignment and Assumption Agreement
EXHIBIT 3A - Intellimold License Agreement
EXHIBIT 3B - Retained IP - License Agreement
EXHIBIT 3C - Licensed IP - License Agreement
EXHIBIT 4 - Transition Agreement
EXHIBIT 5 - Preferred Stock Registration Rights Agreement
EXHIBIT 6 - Common Stock Registration Rights Agreement
EXHIBIT 7 - Asset Purchase Agreement
EXHIBIT 8 - Joint Venture and Shareholders Agreement
EXHIBIT 9 - Administrative Services Agreement
EXHIBIT 10 - License and Technical Assistance Agreement
EXHIBIT 11 - Engineering Services Agreement
EXHIBIT 12 - Equipment Lease Term Sheet




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                               PURCHASE AGREEMENT


     PURCHASE AGREEMENT, dated as of August 7, 2001, as amended and restated as of November 30, 2001 (the "Agreement"), by and between Textron Inc., a Delaware corporation ("Parent"), Collins & Aikman Corporation, a Delaware corporation ("Holdings"), and Collins & Aikman Products Co., a Delaware corporation ("C&A Products") and a wholly owned subsidiary of Holdings.

     WHEREAS, Parent desires to sell and C&A Products and certain of its Subsidiaries desire to purchase the exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc.;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Holdings and C&A Products, intending to be legally bound, agree as follows:


                                    ARTICLE I

                     DEFINITIONS; EFFECTIVENESS OF AMENDMENT


     1.1 Definitions.

     For purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

     "Actuary Firm" shall have the meaning ascribed to it in Section
5.7(c)(vii).

     "Adjustment Schedule" shall have the meaning ascribed to it in Section 2.5(a).

     "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "After-Acquired Business" shall have the meaning ascribed to it in Section 5.11(b).

     "After Tax Amount" shall have the meaning ascribed to it in Section 5.8(g).

     "Agreement" shall have the meaning ascribed to it in the preamble.

     "Allocation Dispute Notice" shall have the meaning ascribed to it in
Section 2.5(b).

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     "Antitrust Division" shall have the meaning ascribed to it in Section
5.3(a). "Balance Sheet Indebtedness" shall mean Indebtedness of the type referenced in clauses (a), (b) and (c) of the definition thereof (excluding any Indebtedness related to the financing transactions specified in Section 5.21(a)) plus accrued interest on said Indebtedness in each case determined in accordance with GAAP.

     "Bank" shall have the meaning ascribed to it in Section 4.10(a).

     "Bison Plan" shall have the meaning ascribed to it in Section 3.9(a).

     "Bison Properties" shall mean all parcels of and interests in real property owned in fee or leased by Parent or its Subsidiaries and used in the Business as of the date hereof or the Closing Date.

     "Bison Subsidiaries" shall have the meaning ascribed to it in Section 2.3.

     "Brazilian Entities" shall have the meaning ascribed to it in Section 5.8(a)(i).

     "Business" shall mean the Textron exterior and interior automotive trim operations currently managed as a unit of Textron Automotive Company Inc.

     "C&A Products" shall have the meaning ascribed to it in the preamble.

     "C&A Products' Hourly Pension Plan" shall have the meaning ascribed to it in Section 5.7(c)(iii).

     "C&A Products' Salaried Pension Plan" shall have the meaning ascribed to it in Section 5.7(c)(ii).

     "C&A Products' Savings Plan" shall have the meaning ascribed to it in
Section 5.7(d).

     "C&A Products' Trustee" shall have the meaning ascribed to it in Section 5.7(c)(iv).

     "Call Notice" shall have the meaning ascribed to it in Section 5.20(d).

     "Certificate of Designation" shall have the meaning ascribed to it in
Section 2.1(b).

     "Claim" shall have the meaning ascribed to it in Section 8.1(e).

     "Closing" shall have the meaning ascribed to it in Section 2.6.


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     "Closing Cash" shall mean cash as shown on the Closing Financial Statement;
provided, however, that (i) cash of THI and its Subsidiaries shall be excluded and (ii) with respect to Plascar Participacoes Industriais S.A. and TATB, only 56.6% of the foregoing items shall constitute Closing Cash. Closing Cash includes cash in any account in which cash has been withheld or otherwise set aside for the benefit of an applicable Taxing Authority to satisfy Taxes, provided that Holdings or C&A Products has directly or indirectly received control over such account. (For avoidance of doubt, outstanding checks and negative cash attributable to negative cash balances will be taken into account when computing Closing Cash unless the item is included in Balance Sheet Indebtedness or the computation of Working Capital.)

     "Closing Date" shall have the meaning ascribed to it in Section 2.6.

     "Closing Financial Statement" shall have the meaning ascribed to it in
Section 2.4(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commitment Letters" shall have the meaning ascribed to it in Section 4.10(a).

     "Confidentiality Agreement" shall mean the agreement dated as of February 23, 2001 by and between Parent and Heartland Industrial Partners, L.P.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit.

     "Contract" shall mean any agreement, arrangement, commitment, contract, indenture, instrument, lease or other obligation of any kind or character that is binding on any Person or its capital stock, properties or business.

     "Debt Commitment Letter" shall have the meaning ascribed to it in Section 4.10(a).

     "December 30, 2000 Statement of Net Assets to be Sold" shall have the meaning ascribed to it in Section 3.4.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit or (iii) any occurrence of any event that with the passage of time or the giving of notice or both would give rise to any right of termination, cancellation or acceleration under any Contract, Order or Permit.

     "Direct Claim" shall have the meaning ascribed to it in Section 8.1(e).


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     "Directly Purchased Subsidiary" shall mean the Subsidiaries of Parent listed on Schedule A hereto.

     "Director Termination Date" means the date upon which Parent and its Affiliates cease to continuously own from the date hereof through and including the date of determination at least $25 million in Value of the Total Amount. "Total Amount" means the sum of (1) the Value of the Holdings Common Stock issued hereunder, (2) the Value of the Preferred Stock issued hereunder and (3) the Value of the equity interests in THI retained by Parent and its Affiliates hereunder. For the purposes of this definition, "Value" shall at all times be determined by reference to the following assigned values, without regard to subsequent changes in value or the agreements as to value set forth herein: (1) $5.00 per share for the Holdings Common Stock; (2) $23.1 million for the retained THI equity interests in aggregate; and (3) the initial liquidation preference per share of a share of Preferred Stock.

     "Disclosure Schedule" shall mean the Disclosure Schedule prepared by Parent and delivered to Holdings and C&A Products concurrently with the execution of this Agreement.

     "Dispute Notice" shall have the meaning ascribed to it in Section 2.4(e).

     "E&Y" shall mean Ernst & Young LLP, independent accountants of Parent and the Bison Subsidiaries.

     "Earn-Out Amount" shall have the meaning ascribed to it in Section 2.8(a).

     "EBITDA" shall have the meaning ascribed to it in Section 2.8(a).

     "Employee Agreement" shall have the meaning ascribed to it in Section 5.7(f)(iii).

     "Employees" shall mean employees employed by a Bison Subsidiary on the Closing Date, excluding employees of THI and its Subsidiaries.

     "Environmental Laws" means the common law and all domestic and foreign, federal, state and local Laws, relating to pollution or protection of the environment, including employee health and safety and natural resource damages, and including Laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, indoor air, surface water, groundwater, land, surface and subsurface strata).

     "Environmental Losses" shall have the meaning ascribed to it in Section 8.2(e).

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     "Equity Commitment Letters" shall have the meaning ascribed to it in
Section 4.10(a).

     "Equity Consideration" shall have the meaning ascribed to it in Section 3.19(a).

     "Equity Sources" shall have the meaning ascribed to it in Section 4.10(a).

     "ERISA" shall have the meaning ascribed to it in Section 3.9(a).

     "ERISA Affiliate" shall have the meaning ascribed to it in Section 3.9(a).

     "FAS 87" shall have the meaning ascribed to it in Section 5.7(c)(v).

     "Fair Market Value" shall have the meaning ascribed to it in Section
5.20(f).

     "Final Allocation Schedule" shall have the meaning ascribed to it in
Section 2.5(c).

     "Financial Statements" shall have the meaning ascribed to it in Section
3.4.

     "Financing Agreements" shall have the meaning ascribed to it in Section 5.5(b).

     "Foreign Competition Laws" shall mean foreign statutes, ordinances, rules, regulations, orders, decrees, administrative and judicial directives, and other foreign laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or creating or strengthening a dominant position.

     "Foreign Plan" shall have the meaning ascribed to it in Section 3.9(l).

     "Former Employee" shall mean any (a) person whose employment by a Bison Subsidiary (other than THI and its Subsidiaries), or by Textron Automotive Company Inc. if such person's entire salary was directly charged to the Business, was terminated on or before the Closing Date (whether by retirement or otherwise), excluding persons who were employed by Parent, a Non-Bison Subsidiary or any of their other Affiliates, as of the Closing Date and (b) Employee who is on short-term medical disability as of the Closing Date and who thereafter becomes eligible for long-term medical disability.

     "FTC" shall have the meaning ascribed to it in Section 5.3(a).


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     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Authority" shall mean any domestic or foreign agency, authority, board, judicial body, commission, legislature, instrumentality or office of any federal, state, county, district, municipal, city or other government unit.

     "Guarantees" shall have the meaning ascribed to it in Section 5.4(b).

     "Hazardous Substances" shall mean any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

     "Heartland" means Heartland Industrial Partners, L.P. and its Affiliates.

     "Holdings" shall have the meaning ascribed to it in the preamble.

     "Holdings Board" shall have the meaning ascribed to it in Section 5.23(a).

     "Holdings Common Stock" shall have the meaning ascribed to it in Section 2.1(b).

     "Holdings Indemnified Parties" shall have the meaning ascribed to it in
Section 8.1(b).

     "Holdings Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of Holdings or any of its Subsidiaries, which, individually or together with any other such adverse change, is material to C&A and its Subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the transactions contemplated hereby or (ii) any adverse change in general economic conditions or in conditions affecting the automotive supplier industry generally.

     "Holdings SEC Reports" shall have the meaning ascribed to it in Section 4.7(a).

     "HSR Act" shall have the meaning ascribed to it in Section 3.3(a).

     "Indemnified Party" shall have the meaning ascribed to it in Section 8.1(d)(iii).

     "Indemnifying Party" shall have the meaning ascribed to it in Section 8.1(d)(iii).


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     "Indebtedness" of any Person shall mean without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all capital lease obligations of such Person, (d) all obligations of such Person in respect of bankers' acceptances or letters of credit issued or created for the account of such Person, (e) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person in respect of interest rate and currency swap or hedge agreements and (g) all guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner; provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any Indebtedness in respect of any guarantee of such partnership Indebtedness shall be limited to the same extent as such guarantee may be limited.

     "Independent Accounting Firm" shall have the meaning ascribed to it in
Section 2.4(e).

     "Intellectual Property" means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks and service marks, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals, (e) all computer software (excluding generally commercially available software licensed on standard terms) used solely in the conduct of the Business (including data and related documentation), (f) all other proprietary rights and (g) all copies and tangible embodiments thereof (in whatever form or medium), in each case necessary for the conduct of the Business as currently conducted.

     "Interest Rate" shall mean 6.5% per year calculated on the basis of a 365 day year and charged for the actual number of days elapsed.


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     "Italian JV Documents" shall have the meaning ascribed to it in Section
5.20(b).

     "Italian Opco" shall have the meaning ascribed to it in Section 5.20(a).

     "Law" shall mean any domestic or foreign federal, state or local law, statute, ordinance, rule, regulation, and any other executive or legislative proclamation.

     "Leasing Documents" shall have the meaning ascribed to it in Section
5.21(a).

     "Lien" shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of any similar nature; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

     "Litigation" shall mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any domestic or foreign federal, state or local court, tribunal, or agency or before any arbitrator.

     "Losses" shall mean any and all actual losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs of investigation), after giving effect to any related Tax Benefit and Tax Detriment and net of any reserves and amounts recovered from third parties, including amounts recovered under insurance policies purchased by Parent or a Subsidiary of Parent prior to the Closing Date, with respect to such Losses; provided, that Losses shall not include any costs or expenses of any Indemnified Party related to the time spent on any indemnified matter by employees or management of the Indemnified Party.

     "Marelli Joint Venture Agreement" shall have the meaning ascribed to it in
Section 5.20(b).

     "Material Adverse Effect" shall mean any adverse change in the business, properties, financial condition or results of operations of any of the Bison Subsidiaries (after giving effect to the Restructuring), which, individually or together with any other such adverse change, is material to the Business, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement of the transactions

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

contemplated hereby, (ii) any act or omission of Parent or any Bison Subsidiary taken with the prior written consent of Holdings, (iii) actions taken by Parent or any Bison Subsidiary at the specific written request of Holdings or (iv) any adverse change in general economic conditions or in conditions affecting the tier one automotive supplier industry generally.

     "Material Breach" shall have the meaning ascribed to it in Section 2.8(e).

     "Material Contract" shall have the meaning ascribed to it in Section
3.14(b).

     "Non-Bison Subsidiary" shall have the meaning ascribed to it in Section 2.4(g).

     "Off-Site Location" shall have the meaning ascribed to it in Section
8.2(e).

     "Order" shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any domestic or foreign federal, state or local or other court, arbitrator (with binding effect), tribunal, administrative agency or authority.

     "Ownership Percentage" shall have the meaning ascribed to it in Section 5.8(c)(iii).

     "Parent" shall have the meaning ascribed to it in the preamble.

     "Parent Entity" shall mean (i) Parent and its Subsidiaries (other than the Bison Subsidiaries), so long as such subsidiary remains an Affiliate of Parent, and (ii) any Person who directly or indirectly acquires more than 50% of the voting control of Parent as a result of a nonacquisitive reorganization such as a merger pursuant to Section 251(g) of the Delaware General Corporation Law and any Subsidiaries of such Person.

     "Parent Indemnified Parties" shall have the meaning ascribed to it in
Section 8.1(c).

     "Parent Names" shall have the meaning ascribed to it in Section 8.4.

     "Parent's Hourly Master Pension Benefit" shall have the meaning ascribed to it in Section 5.7(c)(iii).

     "Parent's Salaried Pension Benefit" shall have the meaning ascribed to it in Section 5.7(c)(ii).

     "Parent's Trustee" shall have the meaning ascribed to it in Section 5.7(c)(iv).


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     "Permali" shall have the meaning ascribed to it in Section 5.8(a)(i).

     "Permit" shall mean, with respect to any Person, any domestic or foreign federal, state or local governmental approval, authorization, certificate, declaration, easement, filing, franchise, license, notice, permit, variance, clearance, exemption or right to which such Person is a party or that is or may be binding upon or inure to the benefit of such Person or its securities, properties or business.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

     "Preferred Stock" shall have the meaning ascribed to it in Section 2.1(b).

     "Plascar" shall have the meaning assigned to it in Section 3.8(a).

     "Put Notice" shall have the meaning ascribed to it in Section 5.20(c).

     "Remediation" shall have the meaning ascribed to it in Section 8.2(e).

     "Remediation Standard" shall have the meaning ascribed to it in Section 8.2(e).

     "Representatives" shall have the meaning ascribed to it in Section 5.2(a).

     "Requesting Party" shall have the meaning ascribed to it in Section
5.16(b).

     "Required Amount" shall have the meaning ascribed to it in Section 4.10(a).

     "Required Financial Statements" shall have the meaning ascribed to it in
Section 5.9(b).

     "Requisite Regulatory Approvals" shall have the meaning ascribed to it in
Section 3.3(a).

     "Restricted Field" shall have the meaning ascribed to it in Section
5.11(a).

     "Restricted Portion" shall have the meaning ascribed to it in Section 5.11(b). "Restriction" shall have the meaning ascribed to it in Section 8.2(b)(i).

     "Restructuring" shall have the meaning ascribed to it in Section 2.3.

     "Retention Payment" shall have the meaning ascribed to it in Section 5.7(f)(iv).


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     "Rosario" shall have the meaning ascribed to it in Section 5.8(a)(i).

     "SEC" shall have the meaning ascribed to it in Section 4.6(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Series A Preferred Stock" shall have the meaning ascribed to it in Section 2.1(b).

     "Series B Preferred Stock" shall have the meaning ascribed to it in Section 2.1(b).

     "Series C Preferred Stock" shall have the meaning ascribed to it in Section 2.1(b).

     "Severance Payment" shall have the meaning ascribed to it in Section 5.7(f)(iii).

     "Shares" shall have the meaning ascribed to it in Section 2.1(a).

     "Stand-Alone Pension Plans" shall have the meaning ascribed to it in
Section 5.7(c)(i).

     "Straddle Period" shall mean a taxable year or period beginning on or before, and ending after, the Closing Date.

     "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which a Person, either alone or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests of such corporation or other legal entity.

     "TATB" shall have the meaning ascribed to it in Section 3.8(a).

     "Tax" or "Taxes" shall mean all United States federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental charges of any kind whatsoever.

     "Tax Authority" shall mean any domestic or foreign federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "Tax Benefit" shall mean the amount of any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon, actually realized, provided, that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable Law.

     "Tax Detriment" shall mean the amount of any increase in otherwise required Tax payments, including any interest payable thereon, actually realized, provided, that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable Law.

     "Tax Indemnitee" shall have the meaning ascribed to it in Section
5.8(k)(i).

     "Tax Indemnitor" shall have the meaning ascribed to it in Section
5.8(k)(i).

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Textron Designee" shall have the meaning ascribed to it in Section
5.23(a).

     "THI" shall have the meaning ascribed to it in Section 2.1(a).

     "THI Shares" shall have the meaning ascribed to it in Section 5.20(a).

     "Third Party" shall have the meaning ascribed to it in Section 8.1(g)(i).

     "Third Party Claim" shall have the meaning ascribed to it in Section
8.1(e).

     "Transactions" shall mean the actions set forth in Sections 2.1 and 2.2.

     "Transaction Agreements" shall mean this Agreement, the Transition Agreement attached hereto as Exhibit 4, the Assignment and Assumption Agreement attached hereto as Exhibit 2, the License Agreements attached hereto as Exhibits 3A, 3B and 3C and the Registration Rights Agreements attached hereto as Exhibits 5 and 6, and the Asset Purchase Agreement attached hereto as Exhibit 7.

     "Transition Agreement" shall mean the Transition Agreement, the form of which is attached hereto as Exhibit 4.

     "Transferred Employee" shall have the meaning ascribed to it in Section 5.7(a).

     "Two-Month Cash Amount" shall have the meaning ascribed to it in Section 2.4(c)(i).

     "U.S. Bison Subsidiary" shall mean a Bison Subsidiary organized under the laws of a state of the United States of America.

     "WARN Act" shall have the meaning ascribed to it in Section 3.10(b).

     "Working Capital" shall mean (a) the sum of net accounts receivable, inventory and other current assets, excluding cash and cash equivalents and income Tax assets, minus (b) the sum of net accounts payable and other current liabilities, excluding the current portion of Balance Sheet Indebtedness of the Bison Subsidiaries, accrued interest and any liability for income Taxes. Working Capital shall be computed without regard to (i) any changes in GAAP since December 30, 2000 using the same accounting principles used in computing the working capital set forth in Section 2.4(c) of the Disclosure Schedule, (ii) any accounts payable associated with leases for equipment covered by the transactions contemplated by Section 5.21 and (iii) any accounts payable associated with payments to be made by Parent pursuant to Section 5.22.

     1.2 Effectiveness of Agreement. For the avoidance of doubt, this Agreement, as amended as of November 30, 2001, shall be deemed to be effective as of August 7, 2001, and any and all references to "the date of this Agreement" and "the date hereof" shall be deemed to refer to August 7, 2001.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES


     2.1 Purchase and Sale of Shares.

     (a) Subject to the terms and conditions of this Agreement, at the Closing, Parent shall sell, transfer, convey, assign and deliver, or shall cause its applicable Subsidiaries to sell, transfer, convey, assign and deliver, to the entities specified on Schedule F hereto, and said entities shall purchase, acquire and accept or cause its wholly owned Subsidiaries to purchase, acquire and accept, from Parent or its applicable Subsidiaries, all of the issued and outstanding shares of capital stock of the Directly Purchased Subsidiaries (other than Textron Automotive Holdings Italy S.r.l. ("THI") and excluding directors' qualifying shares) and 50% of the outstanding shares of THI (collectively, the "Shares"), free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of "Liens") for 13,237 shares of Series A Preferred Stock, and an amount of cash equal to six hundred sixty-nine million one hundred eighty thousand dollars ($669,180,000) minus (A) fifty eight million seven hundred eighty thousand dollars ($58,780,000) and (B) the amount of any additional sales proceeds resulting from the sale of additional equipment and/or property pursuant to Section 5.21(a).

     (b) Subject to the terms and conditions of this Agreement, at the Closing, Parent shall cause its applicable Subsidiary to contribute all of the issued and outstanding shares of capital stock of Textron Automotive Exteriors Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent, free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of Liens), to C&A Products in exchange for (i) 169,463 shares of Series A1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series A Preferred Stock"), (ii) 123,700 shares of Series B1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series B Preferred Stock"), (iii) 20,000 shares of Series C1 Redeemable Preferred Stock, liquidation preference $1,000 per share, of C&A Products (the "Series C Preferred Stock"), and (iv) eighteen million (18,000,000) shares of common stock, par value $.01 per share, of Holdings (the "Holdings Common Stock"). The relative rights, preferences and limitations of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Preferred Stock") will be as set forth in the Certificate of Designation of C&A Products attached hereto as Exhibit 1 (the "Certificate of Designation"). Parent, Holdings and C&A Products hereby agree that the fair market value of the Preferred Stock is equal to four hundred fifty dollars ($450) per share. It is acknowledged by the parties hereto that under the terms of the Debt Commitment Letter, the Preferred Stock may be required to be issued by Holdings.

     2.2 Purchase and Sale of Assets.

     (a) Parent shall cause one of its Subsidiaries to sell, transfer, convey, assign and deliver to the entity specified on Schedule F all Intellectual Property identified in Section C-2 of the Disclosure Schedule which is, as of the date hereof, owned and in the name of Textron Automotive Company Inc., a Delaware corporation, for a purchase price of fifteen million dollars ($15,000,000) payable in cash. (A list of the Intellectual Property being sold pursuant to this section together with appropriate documents of transfer will be provided to C&A Products or its designated Subsidiary at the Closing.)

     (b) On the day prior to the Closing Date, certain assets currently owned by Textron Automotive Exteriors Inc. shall be sold to JPS Automotive, Inc., a Subsidiary of C&A Products, pursuant to an Asset Purchase Agreement substantially in the form attached hereto as Exhibit 7. The parties agree that the fair market value of the assets sold pursuant to said agreement is eighty-four million seven hundred thirty-nine thousand nine hundred seventy-one dollars ($84,739,971).

     2.3 Restructuring. Prior to the Closing Date, Parent shall take such actions as may be necessary or appropriate to (a) cause the Subsidiaries of the Directly Purchased Subsidiaries to be those listed on Schedule B hereto and (b) effect the transfers of the Subsidiaries, assets, liabilities, businesses and employees listed on Schedule C hereto (such actions are collectively referred to as the "Restructuring"). The Directly Purchased Subsidiaries together with their Subsidiaries listed on Schedule B and Textron Automotive Exteriors Inc. are collectively referred to herein as the "Bison Subsidiaries."

     2.4 Purchase Price Adjustment.

     (a) As soon as practicable, but in any event not more than 70 days after the Closing Date, unless otherwise extended by the mutual agreement of Parent and Holdings, Parent shall deliver to Holdings a statement of net assets to be sold as of the Closing Date, including information necessary to determine the Working Capital, Balance Sheet Indebtedness and Closing Cash at such date (but without giving effect to the Closing and the transactions covered by the Asset Purchase Agreement specified in Section 2.2(b)) (the "Closing Financial Statement"), together with a report of E&Y thereon to the effect that such statement fairly presents in all material respects the financial position of the Bison Subsidiaries as of said date, and that such statement has been prepared in accordance with GAAP applied on a basis consistent with the December 30, 2000 Statement of Net Assets to be Sold (including the elimination of the corporate overhead items identified in Part B of Section 3.4 of the Disclosure Schedule but except that M&C Advanced Processes is included in the Closing Financial Statements), except (i) for any accounting changes mandated by accounting regulators and (ii) as set forth in Part A of Section 3.4 of the Disclosure Schedule. All costs and expenses incurred by Parent in connection with the preparation and delivery of the Closing Financial Statement shall be borne equally by Parent and Holdings.

     (b) Subject to Section 2.4(e), if Working Capital plus Balance Sheet Indebtedness on the Closing Date is less than negative one hundred eight million nine hundred thousand dollars ($-108,900,000), the difference between Working Capital plus Balance Sheet Indebtedness and negative $108,900,000 shall be paid by Parent to C&A Products. Subject to Section 2.4(e), if Working Capital plus Balance Sheet Indebtedness on the Closing Date is more than negative one hundred eight million nine hundred thousand dollars ($-108,900,000), the difference between Working Capital plus Balance Sheet Indebtedness and negative $108,900,000 shall be paid by C&A Products to Parent. For the purposes of calculating the purchase price adjustment set forth in this section, Balance Sheet Indebtedness shall be deemed to be a negative number.

     (c)

          (i) Subject to Section 2.4(e), if the Closing Cash on the Closing Date is greater than zero, the difference between zero and the Closing Cash shall be paid by C&A Products to Parent. Subject to Section 2.4(e), if the Closing Cash on the Closing Date is less than zero, the difference between zero and the Closing Cash shall be paid by Parent to C&A Products. If the Closing Cash on the Closing Date of any Bison Subsidiary incorporated in a jurisdiction other than a state of the United States of America is greater than the sum of payments to employees and suppliers during the last two fiscal months ended prior to the Closing Date (the "Two-Month Cash Amount"), then the amount payable to Parent pursuant to the first sentence of Section 2.4(c) shall be reduced by the amount of the Closing Cash on the Closing Date of the applicable

     Subsidiary which is in excess of the Two-Month Cash Amount multiplied by the withholding Tax rate applicable to dividends paid by the applicable Bison Subsidiary; provided that during such two-month period payments to employees and suppliers shall be made consistent with past practice.

          (ii) Subject to Section 2.4(e), if the Closing has not occurred prior to the Capital Expenditure Date, C&A Products will pay Parent any amount by which capital expenditures for assets not recorded on the financial statements prior to the Capital Expenditure Date during the period beginning on the Capital Expenditure Date and ending on the Closing Date (excluding capital expenditures made by THI and its Subsidiaries) exceed depreciation attributable to the Business during that period (excluding depreciation attributable to THI and its Subsidiaries). No later than the delivery of the Closing Financial Statement, Parent shall deliver a certificate of its Chief Financial Officer certifying to the amount payable, if any, pursuant to this section. The term "Capital Expenditure Date" shall mean October 1, 2001; provided, however, that if the financial statements required to be delivered to C&A Products pursuant to Section 5.9(a), are not delivered by August 31, 2001, the Capital Expenditure Date shall be extended by the number of days by which the deadline is not met.

     (d) Subject to Section 2.4(e), payments required pursuant to Section 2.4(b) and 2.4(c)(i) shall be made within 60 days after the date of receipt by Holdings of the Closing Financial Statement, and payments required pursuant to Section 2.4(c)(ii) shall be made 180 days after the Closing Date (or, if such day is not a business day, on the next succeeding business day). Payments shall be made by wire transfer of immediately available funds to one or more accounts specified at least two business days prior to such date by the party who shall receive the funds. Any such payment shall be made together with interest thereon at the Interest Rate, payable for the period commencing on the Closing Date and ending on the day immediately prior to the date such payment is made.

     (e) Holdings may dispute any amounts used in the calculation of the purchase price adjustment pursuant to Sections 2.4(b) or 2.4(c)(i) as reflected on the Closing Financial Statement or the purchase price adjustment pursuant to
Section 2.4(c)(ii) that involves a proposed adjustment with respect to any single item of more than $50,000 but only to the extent that proposed adjustments exceeding $50,000 exceed, in the aggregate, $500,000; provided, however, that Holdings shall notify Parent in writing (the "Dispute Notice") of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of Holdings' receipt of the Closing Financial Statement; provided further, however, that if an account or item is recorded or treated in a manner consistent with past practice and, if applicable, with the December 30, 2000 Statement of Net Assets to be Sold, then, provided that such recording or treatment does not prevent the Closing Financial Statement from being in accordance with GAAP, it must be accepted as correct by Holdings for purposes of this Section 2.4. Holdings shall submit only one Dispute Notice containing all disputed items. In the event of such a dispute, Holdings and Parent shall attempt to reconcile their difference, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Holdings and Parent are unable to reach a resolution with such effect within 30 days of the receipt by Parent of the Dispute Notice, Holdings and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm which shall, within 30 days after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed items shall be allocated between Parent and Holdings in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed by each party bears to the total dollar amount of the items disputed under such notice. The term "Independent Accounting Firm" shall mean Deloitte & Touche LLP or such other firm as Holdings and Parent shall agree.

     (f) Notwithstanding any dispute pursuant to Section 2.4(e) of any amounts payable pursuant to this Section 2.4, the applicable party shall at the time specified in Section 2.4 pay that portion of the amounts payable by it pursuant to this Section 2.4 that are not subject at the time of such payment to any dispute. Any amount payable following resolution of a matter specified in a Dispute Notice shall be paid within five (5) business days following the resolution thereof.

     (g) During the periods in which (i) the Closing Financial Statement is being prepared or (ii) any dispute is raised as contemplated by Section 2.4(e), Parent and Holdings shall provide each other, including their Representatives, with reasonable access, during normal business hours and without disruption to their day-to-day business, to their respective books, records and facilities pertaining to the Bison Subsidiaries and the Transactions to the extent affecting the Bison Subsidiaries, including any consolidated or combined returns, schedules, consolidated or combined work papers and other related documents; provided, however, that with respect to consolidated, combined, unitary or similar Tax Returns which include Parent (or any Subsidiary of Parent, other than a Bison Subsidiary (a "Non-Bison Subsidiary")) on the one hand and any of the Bison Subsidiaries on the other hand, Holdings shall only have access to portions of such Tax Returns relevant to the Bison Subsidiaries.

     2.5 Allocation of Consideration; Tax Filings.

     (a) The consideration attributable to the purchase of the Directly Purchased Subsidiaries, including the sales proceeds resulting from the transactions specified in Section 5.21 and the present value of the Earn-Out Amount specified in Section 2.8, shall be allocated among the Shares as set forth in Schedule D hereto. Within 30 days after the determination of the adjustments pursuant to Section 2.4 and any adjustments accounting for the sale proceeds resulting from the transactions specified in Section 5.21, Parent shall deliver to Holdings a schedule (the "Adjustment Schedule") allocating said adjustments among the Shares, and also accounting for any difference between the Balance Sheet Indebtedness of the Bison Subsidiaries existing on the Closing Date and $76,900,000, in a manner consistent with the allocation methodology used in determining the allocation set forth in Schedule D.

     (b) Holdings may dispute any allocation set forth on the Adjustment Schedule; provided, however, that (i) Holdings shall not dispute any of the original allocations set forth in Schedule D and (ii) Holdings shall notify Parent in writing (the "Allocation Dispute Notice") of each disputed item, specifying the allocation in dispute and setting forth, in reasonable detail, the basis for such dispute within 30 days of Holdings' receipt of the schedule. Holdings shall submit only one Allocation Dispute Notice containing all disputed allocations. In the event of such a dispute, Holdings and Parent shall attempt to reconcile their differences and any resolution by them as to any disputed allocations shall be final, binding and conclusive. If Holdings and Parent are unable to reach a resolution with such effect within 30 days of the receipt by Parent of the Allocation Dispute Notice, Holdings and Parent shall submit the items remaining in dispute for resolution to the Independent Accounting Firm which shall, within 30 days after submission, determine and report to the parties upon such remaining disputed allocations, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm relating to the disputed allocations shall be borne equally by Parent and Holdings; provided, however, that if the Independent Accounting Firm determines that the position asserted by one of the parties in such dispute is substantially in error, then all such costs and expenses shall be borne by the party so determined to be in error.

     (c) Upon agreement of the parties with respect to the Adjustment Schedule, or the completion of a report prepared by the Independent Accounting Firm pursuant to Section 2.5(b), a schedule (the "Final Allocation Schedule") setting forth the allocation among the Shares as specified in Section 2.5(a) and modified pursuant to Section 2.5(b) shall be prepared by the parties. Each of Holdings and Parent shall (i) timely file with each relevant Tax Authority all forms and Tax Returns required to be filed in connection with the allocation set forth in the Final Allocation Schedule, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such allocation, and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such allocation on any Tax Return, in any audit or proceeding before any Tax Authority or in any report made for Tax purposes; provided, however, that, notwithstanding anything in this Section 2.5 to the contrary, (i) the parties shall be permitted to take a position inconsistent with that set forth in this Section 2.5 if required to do so by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction, and (ii) with respect to any of the transactions contemplated by this Agreement, Parent, Holdings or C&A Products may pursue a pre-filing agreement in accordance with Revenue Procedure 2001-22 (or any successor pronouncement), and upon the request of the party pursuing a pre-filing agreement the other parties shall (and shall cause their respective Affiliates to) provide their reasonable cooperation and assistance in obtaining any such pre-filing agreement.

          (i) Parent, Holdings and C&A Products hereby agree to treat the transactions pursuant to Section 2.1(a) for Tax purposes as taxable sales of the Shares in exchange for the consideration set forth in Section 2.1(a) subject to the recognition of gains or losses, as the case may be, pursuant to Section 1001(c) of the Code.

          (ii) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.1(b) for Tax purposes as a transaction described in Section 351 of the Code.

          (iii) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.2(a) for Tax purposes as a taxable sale of the Intellectual Property in exchange for the consideration set forth in
     Section 2.2(a) subject to the recognition of gain or loss, as the case may be, pursuant to Section 1001(c) of the Code.

          (iv) Parent, Holdings and C&A Products hereby agree to treat the transaction pursuant to Section 2.2(b) for Tax purposes as a taxable sale of the assets described in the Asset Purchase Agreement in exchange for the consideration set forth in the Asset Purchase Agreement subject to the recognition of gain or loss, as the case may be, pursuant to Section 1001(c) of the Code.

     2.6 Closing.

     (a) Parent shall as promptly as possible notify Holdings, and Holdings shall as promptly as possible notify Parent, when the conditions set forth in
Article VI to such party's obligations to complete the Transactions have been satisfied or waived. The closing of the Transactions (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m. New York time on the second business day following the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and place as Parent and Holdings may agree; provided, however, that the Closing Date shall not be earlier than 45 days after the delivery of the financial statements required by Sections 5.9(a)(i) and
(ii), and provided further that, with respect to the purchase and sale of the issued and outstanding shares of capital stock of any Directly Purchased Subsidiary which is organized in a foreign jurisdiction, at the request of Parent, Holdings shall agree to have the closing with respect to the purchase and sale of such shares of capital stock take place in the jurisdiction in which the Directly Purchased Subsidiary is organized. The date on which the Closing occurs is referred to herein as the "Closing Date."

     (b) Notwithstanding the foregoing, if the only conditions to Closing set forth in Article VI that have not been satisfied or waived are the conditions set forth in Section 6.2(g), Section 6.2(i) and Section 6.3(f), then the Closing shall nevertheless proceed as set forth in Section 2.6(a), except that Parent shall retain the shares of THI that otherwise were to be sold to Collins & Aikman Automotive Systems Italy S.r.l. pursuant to Section 2.1(a), and the amount of cash set forth therein shall be reduced by twenty-two million six hundred thousand dollars ($22,600,000). Parent shall as promptly as possible notify Holdings, or Holdings shall as promptly as possible notify Parent, when the condition set forth in Section 6.2(i) is satisfied or waived. The closing with respect to the purchase and sale of the shares of THI shall take place at the time and location set forth in Section 2.6(a).

     2.7 Closing Obligations.

     (a) At the Closing, Parent shall deliver, or cause to be delivered, to Holdings or C&A Products:

          (i) certificates representing the Shares and all of the issued and outstanding shares of capital stock of Textron Automotive Exteriors Inc. duly endorsed (or accompanied by duly executed stock powers) for transfer to C&A Products or a designated Subsidiary or Subsidiaries of C&A Products or, if Parent's and its' Subsidiaries' ownership of the Directly Purchased Subsidiaries is not evidenced by share certificates, such other evidence of transfer to C&A Products or a designated Subsidiary or Subsidiaries of C&A Products consistent with the laws of the jurisdiction of organization of the applicable Directly Purchased Subsidiary;

          (ii) the Officer's Certificate described in Section 6.2(c);

          (iii) the resignation of any officer or director of any Bison Subsidiary who is an employee or director of Parent or a Non-Bison Subsidiary;

          (iv) a certificate under Section 1445(b)(2) of the Code providing that Parent is not a foreign person, in form and substance reasonably satisfactory to Holdings;

          (v) a duly executed Assignment and Assumption Agreement and Transition Agreement substantially in the forms attached hereto as Exhibits 2 and 4 respectively;

          (vi) duly executed License Agreements substantially in the forms attached hereto as Exhibits 3A, 3B and 3C;

          (vii) duly executed Registration Rights Agreements substantially in the forms attached hereto as Exhibits 5 and 6;

          (viii) duly executed documents to effect the sale and transfer of Intellectual Property required by Section 2.2(a);

          (ix) the Italian JV Documents substantially in the forms attached hereto as Exhibits 8 through 11 duly executed by each applicable Subsidiary of Parent (provided, that such documents shall only be required to be delivered at the Closing of the purchase and sale of the shares of THI); and

          (x) Leasing Documents duly executed by Textron Financial Corporation or one of its Affiliates.

     (b) At the Closing, Holdings and C&A Products shall deliver to Parent or a designated Subsidiary of Parent:

          (i) one or more certificates representing the number of shares of Holdings Common Stock specified in Section 2.1(b);

          (ii) certificates representing the Preferred Stock;

          (iii) the Officer's Certificate described in Section 6.3(c);

          (iv) a duly executed Assignment and Assumption Agreement and Transition Agreement substantially in the forms attached hereto as Exhibits 2 and 4 respectively;

          (v) duly executed License Agreements substantially in the forms attached hereto as Exhibits 3A, 3B and 3C;

          (vi) duly executed Registration Rights Agreements substantially in the forms attached hereto as Exhibits 5 and 6;

          (vii) the cash amounts set forth in Sections 2.1 and 2.2 by wire transfer of immediately available funds to accounts designated by Parent in writing at least two business days prior to the Closing Date;

          (viii) the Italian JV Documents substantially in the forms attached hereto as Exhibits 8 through 11 duly executed by each applicable Subsidiary of C&A Products (provided, that such documents shall only be required to be delivered at the Closing of the purchase and sale of the shares of THI); and

          (ix) The guarantee required by Exhibit 12 duly executed by C&A
     Products.

     2.8 Earn-Out.

     (a) If the aggregate EBITDA, as defined below, of Holdings for the five fiscal years ending December 31, 2006 equals or exceeds two billion nine hundred eight million dollars ($2,908,000,000), then C&A Products and/or any of its Subsidiaries shall pay Parent and/or designated Subsidiaries of Parent the earn-out amount specified in Schedule G hereto (the "Earn-Out Amount"). Earn-Out Amounts between the fixed points including and in excess of three billion two hundred ninety seven million dollars ($3,297,000,000) in the column on Schedule G entitled "5-Year Cumulative EBITDA" shall be determined by interpolation. The term "EBITDA" shall mean (i) the Consolidated Cash Flow, minus Projected Time Adjusted Acquisition Cash Flow (excluding any Consolidated Cash Flow attributable to any Receivables Financing Subsidiary), provided that (A) the term "EBITDA" shall be substituted for the term "Adjusted Consolidated Pro Forma Coverage Ratio" in the applicable definitions, (B) the term "consolidated Subsidiary" shall be substituted for the term "Restricted Subsidiary" in the applicable definitions, (C) any net income or loss described in section (vi) of the definition of Consolidated Net Income shall be included in the calculation of Consolidated Net Income and (D) lease payments, or the functional equivalent thereof (including payments of principal and interest in connection with any synthetic lease arrangement or similar financing arrangement), relating to the equipment initially subject to the transaction described in Section 5.21 shall be added to Consolidated Cash Flow to the extent such payments were deducted in computing Consolidated Net Income, plus (ii) to the extent that it is not included in the calculation of Consolidated Cash Flow pursuant to (i), (x) the Consolidated Cash Flow minus Projected Time Adjusted Acquisition Cash Flow, but substituting the term "Textron Automotive Holdings Italy S.r.l." for the term "Company" and deleting the term "Restricted Subsidiary" in all applicable definitions, and (y) discounts and interest relating to factoring. (Capitalized terms in the immediately preceding sentence shall have the meaning ascribed to them in the Certificate of Designation.) All claims to Earn-Out Amounts are subordinate to any amounts due under the financings described in the Debt Commitment Letter.

          (i) Within 120 days after the end of each of the five fiscal years ending on December 31, 2006, Holdings shall deliver to Parent audited financial statements of Holdings and its consolidated Subsidiaries, including a balance sheet as at the end of the applicable fiscal year and statements of income and cash flows for the respective twelve month period then ended. The financial statements shall be accompanied by a certificate signed by the President and the Chief Financial Officer of Holdings setting forth in reasonable detail the computation of EBITDA for the year then ended. Holdings shall promptly give Parent access to documents and other information reasonably requested by Parent for the purpose of assessing the accuracy of the EBITDA calculation.

          (ii) Within 60 days of any Asset Acquisition (as defined in the Certificate of Designation) occurring following the Closing Date and prior to December 31, 2006, Holdings shall deliver a certificate of its Chief Financial Officer to Parent as to the related Certified Projections (as defined in the Certificate of Designation), prepared on the basis set forth in the Certificate of Designation, for the purpose of future calculations of EBITDA as set forth above.

     (b) Parent may dispute the calculation of EBITDA (but not the applicable Certified Projections) with respect to any year by delivering a notice to Holdings within 45 days after receiving the EBITDA certification specified above for the fiscal year ended December 31, 2006, which notice shall specify in reasonable detail the basis for the dispute. If the parties are unable to resolve the dispute within 30 days after delivery of the aforesaid notice, the matter shall be submitted for resolution by the Independent Accounting Firm which shall, within 30 days after submission, determine and report to the parties upon the disputed items, and such report shall be final, binding and conclusive on the parties hereto. All costs and expenses of the Independent Accounting Firm shall be allocated between Parent and Holdings in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed by each party bears to the total dollar amount of the items disputed under such notice. Subject to Section 2.8(e), any amount payable to Parent shall be paid within five (5) business days following the resolution of the dispute.

     (c) Subject to Section 2.8(d) and completion of the dispute resolution mechanism referred to in Section 2.8(b), the Earn-Out Amount shall be paid on or before 180 days after delivery of the financial statements and EBITDA certification specified in Section 2.8(a) for the fiscal year ended December 31, 2006. The Earn-Out Amount shall be paid in immediately available funds by wire transfer to one or more accounts specified by Parent at least two business days prior to the payment date.

     (d) Holdings will use commercially reasonable efforts to negotiate debt covenants in instruments governing Indebtedness of Holdings and its Subsidiaries that are customary for companies with its credit ratings and credit statistics and the type of financing involved. In the event that payment of the Earn-Out Amount would cause Holdings or any of its Subsidiaries to be in breach of any agreement or instrument governing Indebtedness involving a principal amount, individually or in the aggregate, of $5.0 million or more (a "Material Breach"), C&A Products (or, in the event the issuer of the other series of Preferred Stock is Holdings, Holdings) will be permitted to issue shares of Series B Preferred Stock or, if permitted by the terms of Section 1(c) of the Certificate of Designation, another series of Preferred Stock with terms identical to the Series B Preferred Stock, other than that (a) it may be optionally redeemed at any time at a redemption price equal to its Liquidation Preference, plus any accrued and unpaid dividends, (b) it must be mandatorily redeemed as set forth below at a redemption price equal to its Liquidation Preference, plus any accrued and unpaid dividends and (c) it must be convertible from time to time at the option of the holder, in whole or in part, into shares of Series B Preferred Stock, if such shares of Series B Preferred Stock will be fungible with any outstanding shares of Series B Preferred Stock from a Tax perspective, provided, that Preferred Stock will be issued only to the extent necessary to avoid any such breach; provided, further, however, that the terms requiring a mandatory redemption shall only be required to be included in such Preferred Stock to the extent that doing so itself would not cause a Material Breach. The Liquidation Preference and, if applicable, related accrued and compounded dividends (all calculated as set forth in the Certificate of Designation) of the shares of Preferred Stock issued in lieu of payment of the Earn-Out Amount will be equal to that of the Earn-Out Amount not paid in cash. Holdings and C&A Products hereby agree that following the issuance of any Preferred Stock in lieu of payment of the Earn-Out Amount in cash, the issuer thereof is obligated, within 30 days following any date upon which it would be permitted to redeem all or any portion of such Preferred Stock without causing a Material Breach, to do so, whether in one instance or as permitted from time to time.

     (e) For purposes of computing the amount of consideration attributable to the purchase of the Directly Purchased Subsidiaries under Section 2.5, the present value of the Earn-Out Amount shall be thirty eight million dollars ($38,000,000). Within 45 days of the payment of the Earn-Out Amount by Holdings pursuant to this Section 2.8, Parent shall provide Holdings with an accounting of the payment, for Tax purposes, setting forth the amount of the payment that constitutes interest and the amount of the payment that constitutes principal, computed in accordance with the principles of Section 483 of the Code and the Treasury Regulations promulgated thereunder. Holdings may dispute any portion of the accounting. In the event of such a dispute, Holdings and Parent shall attempt to reconcile their differences in accordance with the dispute resolution procedures set forth in Section 2.5(b). Each of Holdings and Parent shall (i) timely file with each relevant Tax Authority all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such filings, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such accounting and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such accounting on any Tax Return, in any audit or proceeding before any Tax Authority or in any report made for Tax purposes, provided, however, that, notwithstanding anything in this Section 2.8 to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in this Section 2.8 if required to do so by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction or Taxing Authority provided further however notwithstanding the foregoing provisions of this Section 2.8(e), if a party reasonably expects that a failure to do so will subject that party to penalties, that party is permitted to take positions inconsistent with that set forth in this Section 2.8.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT


     Parent represents and warrants to Holdings and C&A Products, subject to the exceptions set forth in the Disclosure Schedule (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section to which such disclosure on its face relates), that:

     3.1 Corporate Organization, Qualification, Power and Authority.

     (a) Parent and each of the Bison Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation. Each of the Bison Subsidiaries is qualified and in good standing (where applicable) as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each of the Bison Subsidiaries has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Parent has or will have made available to Holdings prior to the Closing complete and correct copies of the articles of organization or articles of or certificates of incorporation, as the case may be, and by-laws or other equivalent organizational documents of it and each Bison Subsidiary as in effect as of the date hereof.

     (b) Parent and its Subsidiaries have the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent each is a party thereto) and to consummate the transactions contemplated thereby. The Transaction Agreements and the consummation by Parent and said Subsidiaries of the transactions contemplated thereby have been duly and validly authorized by the Boards of Directors of Parent and Textron Automotive Company Inc., and the general partner of Textron Innovations L.P. (to the extent each is a party thereto), and no other corporate proceeding on the part of Parent or its Subsidiaries is necessary to authorize the Transaction Agreements or to consummate the transactions contemplated thereby. On the Closing Date, Parent and the Subsidiaries of Parent will have the requisite corporate power and corporate authority to execute and deliver the Italian JV Documents and the Leasing Documents (to the extent each is a party thereto). This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of Holdings and C&A Products, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Holdings and C&A Products at the Closing, the Transaction Agreements (other than this Agreement), the Italian JV Documents and the Leasing Documents will be duly and validly executed and delivered by Parent and its Subsidiaries (to the extent each is a party thereto) and, assuming such agreements constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of Parent and its Subsidiaries (to the extent each is a party thereto), enforceable against Parent and said Subsidiaries, in accordance with their terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     3.2 Stock of Subsidiaries

     (a) Schedule B to this Agreement identifies each entity that will be a Subsidiary of the Directly Purchased Subsidiaries on the Closing Date. As of the Closing Date, the Directly Purchased Subsidiaries will not own, directly or indirectly, any equity interests in any other Person.

     (b) All of the shares of capital stock of the Directly Purchased Subsidiaries, except for any directors' qualifying shares, are owned by Parent or one or more of its Subsidiaries free and clear of all Liens (without regard to subsections (i) through (iv) of the proviso in the definition of "Liens"), and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except for any director's qualifying shares and except as otherwise set forth on Schedule B, all of the shares of capital stock of the Subsidiaries listed on Schedule B will, as of the Closing Date, be owned by one or more of the other Bison Subsidiaries as set forth on Schedule B, free and clear of all Liens (without regard to subsections (i) through (iv) of the proviso in the definition of "Liens"), and said shares, together with the outstanding common stock of Textron Automotive Exteriors Inc., have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, except for any Liens or where any failure to be duly authorized, validly issued and fully paid or nonassessable would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (c) There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, any Bison Subsidiary obligating Parent or any Bison Subsidiary to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, any Bison Subsidiary or obligating Parent or any Bison Subsidiary to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of any of the Bison Subsidiaries.

     3.3 Consents and Approvals; No Violations

     (a) Except for (i) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder, (ii) the filing of the applications and notices, as applicable, listed in Section 3.3(a)(ii) of the Disclosure Schedule with foreign Governmental Authorities under the Foreign Competition Laws, the issuance of consents, authorizations or approvals of such applications by such authorities, if required, and the expiration or termination of any applicable waiting periods thereunder, (iii) compliance with any applicable environmental transfer statutes and (iv) the notices to or consultations with any works council, personnel committee or similar employee council or committee listed in Schedule 3.3(a)(iv) of the Disclosure Schedule, no material applications, notices to, consultations with, Consents of, or filings with, any Government Authority, self-regulatory authority or third party are necessary in connection with the execution and delivery by Parent and its Subsidiaries of the Transaction Agreements (to the extent each is a party thereto) and the consummation by Parent and its Subsidiaries of the transactions contemplated thereby. The notices, notifications, filings, consents, authorizations, approvals, and expirations or terminations of waiting periods referred in clauses 3.3(a)(i) and 3.3(a)(ii) are hereinafter referred to as the "Requisite Regulatory Approvals."

     (b) Neither the execution, delivery or performance of the Transaction Agreements by Parent and its Subsidiaries nor the consummation by Parent and its Subsidiaries of the transactions contemplated thereby does or will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws or other equivalent organizational documents of any of its Subsidiaries;
(ii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of (A) any Contract to which Parent is a party or by which it or any of its properties or assets may be bound and (B) any Contract relating to the Business to which any of Parent's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound;
(iii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Permit relating to the Business of Parent or any of its Subsidiaries; or (iv) subject to giving the notices, the occurrence of the required consultations, compliance with applicable environmental transfer statutes and obtaining the Requisite Regulatory Approvals referred to in clauses
(i) through (iv) in paragraph (a) above, conflict with or violate any Order or Law applicable to (A) Parent or any of its properties or assets or (B) any of Parent's Subsidiaries engaged in the conduct of the Business or any of their properties or assets to the extent used in the conduct of the Business, except, in the case of clauses (ii), (iii) or (iv) of this paragraph (b) for conflicts or Defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     3.4 Financial Statements

     Parent has delivered to Holdings the following financial statements for the Bison Subsidiaries (as adjusted to give effect to the Restructuring) (collectively, the "Financial Statements"): a statement of net assets to be sold as at December 30, 2000 and January 1, 2000 and statements of earnings for each of the 12 months then ended. The December 30, 2000 statement of net assets to be sold (the "December 30, 2000 Statement of Net Assets to be Sold") has been audited and was delivered together with a report of E&Y thereon. Except as set forth in the notes to the Financial Statements or Section 3.4 of the Disclosure Schedule, the Financial Statements have been prepared in conformity with GAAP and present fairly in all material respects the financial position of the Bison Subsidiaries (as adjusted to give effect to the Restructuring) and their results of operations for the periods covered therein.

     3.5 Absence of Certain Changes or Events

     Except as a consequence of, or as expressly contemplated by, this Agreement, since December 30, 2000 through and including the date hereof:

     (a) the Business has been conducted in the ordinary course of business consistent with past practice;

     (b) the Business has not experienced any events, developments or changes which, individually or in the aggregate, would be reasonably likely to have, or have had, a Material Adverse Effect;

     (c) except for the Restructuring and except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has sold, transferred, conveyed, assigned or otherwise disposed of any material assets or properties related to the Business;

     (d) neither Parent nor any of its Subsidiaries has waived, released or canceled any material claims against third parties or debts owing to it, or any material rights which have any value and which relate to the Business, other than in the ordinary course of business consistent with past practice pursuant to Contracts which are not Material Contracts with Persons that are not Affiliates of Parent;

     (e) neither Parent nor any of its Subsidiaries has made any changes in their accounting systems, policies, principles or practices related to the Business;

     (f) none of the Bison Subsidiaries has authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Shares or any of its other securities, or amended any of the terms of any shares of its capital stock or such other securities;

     (g) the Bison Subsidiaries have not made any loans, advances or capital contributions to, or investments in, any Person other than a Subsidiary of Parent;

     (h) as of Closing, there will be no loans or advances outstanding between Parent and the Non-Bison Subsidiaries on the one hand, and the Bison Subsidiaries on the other hand, and the Bison Subsidiaries will not have any accounts payable to, or investments in, Parent or the Non-Bison Subsidiaries, other than accounts payable in connection with commercial transactions in the ordinary course of business consistent with past practice;

     (i) except in the ordinary course of business consistent with past practice and except as set forth in Section 3.9(e) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries has increased in any manner the compensation or fringe benefits of any employee of the Business or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (j) except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has, except in connection with the Restructuring, acquired or leased any assets relating to the Business, or made any material amount of property of the Business, subject to any Lien whatsoever;

     (k) as of Closing, no assets or property owned or leased by the Bison Subsidiaries or used in the Business will be subject to any Lien securing Balance Sheet Indebtedness;

     (l) there have been no capital expenditures with respect to the Business which, in the aggregate, are in excess of one hundred fifteen million dollars ($115,000,000), except for capital expenditures not exceeding fifty-five million dollars ($55,000,000) in support of sales to Fiat by Textron Automotive Company Italia S.r.l.;

     (m) neither Parent nor any of its Subsidiaries has made any material Tax election or settled or compromised any material domestic or foreign federal, national, state, provincial, county, municipal or local Tax liability, or waived or extended the statute of limitations in respect of any such Taxes in each case with respect to the Business; and

     (n) neither Parent nor any of its Subsidiaries has paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability with respect to the Business or any of the officers, members, managers, employees or agents of the Bison Subsidiaries in excess of $5,000,000.

     3.6 No Undisclosed Liabilities

     As of the date hereof, except to the extent of the amounts specifically reflected or reserved in the December 30, 2000 Statement of Net Assets to be Sold and except for liabilities and obligations incurred in the ordinary course of business, since December 30, 2000, (a) none of the Bison Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a statement of net assets to be sold of the Bison Subsidiaries, as adjusted to give effect to the Restructuring, or in the notes thereto, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and (b) to the knowledge of the persons identified in Section 3.6 of the Disclosure Schedule, none of the Bison Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     3.7 Litigation

     As of the date hereof, there are no Litigations pending, or to Parent's knowledge, threatened against Parent or any of its Subsidiaries with respect to the Business, the outcomes of which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

     3.8 Taxes

     (a) Tax Returns Filed and Taxes Paid. Each of the Bison Subsidiaries has filed or had filed on its behalf all material Tax Returns that it was required to file or have filed on its behalf on or before the date of this Agreement, and all such Tax Returns were correct and complete in all material respects. Each of the Bison Subsidiaries has paid all material Taxes due or owing. Each of Plascar Participacoes Industriais S.A. ("Plascar") and Textron Automotive Trim Brasil Ltda. ("TATB") has made adequate provision for the payment of all material Taxes not yet due.

     (b) Tax Positions. No position has been asserted in writing by any Tax Authority with respect to Taxes of any of the Bison Subsidiaries which, if asserted by such Tax Authority in a Tax period ending after the Closing Date, would be reasonably likely to have a Material Adverse Effect.

     (c) No Affiliated Group Liability. No liability has been asserted against any of the Bison Subsidiaries with respect to Taxes of any affiliated group within the meaning of Section 1504(a) of the Code of which any of the Bison Subsidiaries has been a member and of which Parent was not the common parent corporation.

     (d) No Tax Indemnities. No liability has been asserted against any of the Bison Subsidiaries with respect to Taxes of any other Person pursuant to any Tax allocation or sharing agreement with any such Person, or any agreement to indemnify any such Person with respect to Taxes.

     3.9 Employee Benefit Plans and Agreements

     (a) A "Bison Plan" shall mean any (i) "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any comparable foreign plan; (ii) "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA) and any comparable foreign plan; (iii) deferred compensation plan or incentive compensation plan; (iv) employment, termination or severance agreement with any officer of a Directly Purchased Subsidiary whose principal office is located in the United States other than officers who are employed by a Non-Bison Subsidiary; (v) stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, severance or vacation plans; and (vi) any other material employee benefit plans, funds or programs, in each case, that are sponsored or maintained by or contributed to or required to be contributed to by a Bison Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with a Bison Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or to which a Bison Subsidiary or an ERISA Affiliate is party, for the benefit of any employee or former employee of a Bison Subsidiary (or of Textron Automotive Company Inc. if such person's entire salary was directly charged to the Business), or with respect to which a Bison Subsidiary could incur liability and any comparable foreign plan. Section 3.9 of the Disclosure Schedule lists each material Bison Plan applicable to any Bison Subsidiary having its jurisdiction of organization within the United States and all foreign pension plans. A copy of each material Bison Plan (and, if applicable, related amendments, trust agreements, current summary plan descriptions, most recent Form 5500, most recent Internal Revenue Service determination letter and most recent actuarial report) applicable solely to any Bison Subsidiary having its jurisdiction of organization within the United States has been made available to Holdings, and a copy of each material Bison Plan from which assets will be transferred from Parent to C&A Products pursuant to Section 5.7 will be made available to Holdings prior to Closing.

     (b) No liability under Title IV or Section 302 of ERISA has been incurred by any Bison Subsidiary or any ERISA Affiliate that has not been satisfied in full, and, to Parent's knowledge, no condition exists that presents a material risk to a Bison Subsidiary of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (c) Each Bison Plan (other than a Foreign Plan) has been operated and administered in accordance with its terms and with the requirements (including funding requirements) of applicable Law, including ERISA and the Code, except where any failure to be so operated and administered would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All material contributions required to be made under the terms of any Bison Plan (other than a Foreign Plan) as of the Closing Date have been made or will be timely made on or prior to the Closing Date. With respect to any Bison Plan subject to Section 412 of the Code or Section 302 of ERISA, there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code, and no such plan has incurred an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year.

     (d) Each Bison Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and no event has occurred since the date of such determination that would adversely affect such determination or result in the imposition of any material liability, penalty or tax under ERISA or the Code.

     (e) The consummation of the Transactions will not (i) entitle any employee of any Bison Subsidiary to severance pay payable by a Bison Subsidiary, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Bison Plans, (iii) result in any material Default under, any of the Bison Plans or (iv) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" with respect to any Employee within the meaning of Section 280G(b) of the Code.

     (f) With respect to any Bison Plan subject to Title IV of ERISA, there is not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such plan, and the Parent is not aware of any facts or circumstances that would materially change the funded status of any such plan.

     (g) No Bison Subsidiary or any ERISA Affiliate has liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

     (h) There are (i) to Parent's knowledge, no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation) involving Bison Plans, and (ii) no pending or, to Parent's knowledge, threatened claims

(other than routine claims for benefits), suits or proceedings against any Bison Plans, or against any fiduciary of any Bison Plan which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (i) None of the Bison Subsidiaries or any employee of the foregoing, nor any trustee or administrator with respect to the Bison Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (j) Since January 1, 2000, the Bison Subsidiaries, and any ERISA Affiliates which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied in all material respects with the "COBRA" notice and continuation requirements.

     (k) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, each Bison Plan subject to ERISA that is an employee pension benefit plan and is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

     (l) Each Foreign Plan has been operated and administered in accordance with its terms and with the requirements of applicable Law, except where any failure to be so operated and administered would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. All material contributions required to be made under the terms of any Foreign Plan as of the Closing Date have been made or will be timely made on or prior to the Closing Date, and no Bison Subsidiary has incurred any unpaid obligation in connection with the termination or withdrawal from any Foreign Plan. With respect to any unfunded retirement plan which is a Foreign Plan for which GAAP or applicable Law requires that reserves be recorded on a statement of financial position, reserves have been recorded on the December 30, 2000 Statement of Net Assets to be Sold in a manner which is consistent with GAAP and applicable Law. With respect to funded retirement plans which are Foreign Plans, the plans have been funded in accordance with applicable Law. Copies of the most recent actuarial valuation reports or FAS 87 reports for Foreign Plans, to the extent that they exist, have been made available to Holdings. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened with respect to any Foreign Plan that would, individually, or in the aggregate, be reasonably likely to result in a Material Adverse Effect. For purposes hereof, the term "Foreign Plan" shall mean any Bison Plan maintained or contributed to primarily for the benefit of any employee or former employee of a Bison Subsidiary employed outside the United States.

     (m) Notwithstanding any other provision of this Agreement, Section 3.4 and this Section 3.9 set forth the sole representations and warranties in Article III of this Agreement with respect to the compliance by Parent and any Bison Subsidiary with ERISA, sections of the Code and any other Law applicable to the operation or administration of any Bison Plan.

     3.10 Labor Matters

     (a) Since January 1, 1999, except as will not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) none of the Bison Subsidiaries has or is now engaged in any unfair labor practice, nor is any complaint against any Bison Subsidiary pending or, to Parent's knowledge, threatened before the National Labor Relations Board; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to Parent's knowledge, threatened with respect to any employees of any Bison Subsidiary; and (iii) no grievance is pending arising out of any collective bargaining agreement or in accordance with any Bison Subsidiaries' established procedures for handling grievances.

     (b) The Bison Subsidiaries are in compliance in all material respects with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"). Since January 1, 1999 through and including the date hereof, none of the Bison Subsidiaries has effectuated (i) a "mass layoff" (as defined in the WARN Act) in the United States affecting any site of employment or facility or operating unit within any site of employment or facility of any Bison Subsidiary or (ii) a "plant closing" (as defined in the WARN Act) in the United States affecting any Bison Subsidiary site of employment or facility. Since January 1, 1999 through and including the date hereof, no Bison Subsidiary has been affected by any transaction or engaged in lay-offs or employment terminations sufficient in number to trigger the application of any Law similar to the WARN Act.

     (c) Section 3.10(c) of the Disclosure Schedule lists each collective bargaining agreement involving a Bison Subsidiary facility located in the United States or Canada.

     3.11 Environmental Laws and Regulations

     To the knowledge of the individuals identified in Section 3.11 of the Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to have, and have not had, a Material Adverse Effect:

     (a) As of the date hereof, each of Parent and its Subsidiaries with respect to the Business is in compliance with all applicable Environmental Laws, including possessing all Permits required for the operation of the Business under applicable Environmental Laws. Notwithstanding any other provision of this Agreement, this Section 3.11(a) sets forth the sole representation and warranty in Article III of this Agreement with respect to the compliance by Parent and its Subsidiaries with any Environmental Law applicable to the Business.

     (b) As of the date hereof, there is no pending or threatened Litigation against Parent or any of its Subsidiaries with respect to the Business, and no events have occurred or matters exist that might reasonably be expected to result in Litigation, under or pursuant to any Environmental Law; provided, however, that the representation made in this Section 3.11(b) with respect to pending Litigation and Orders are made without reference to knowledge. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order with respect to the Business in connection with any Environmental Law. This
Section 3.11(b) sets forth the sole representation and warranty in Article III of this Agreement with respect to Litigation under or pursuant to any Environmental Law.

     3.12 Compliance with Laws

     Each of Parent and its Subsidiaries is in compl iance with all applicable Laws, Orders and Permits with respect to the Business, except for instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have, and have not had, a Material Adverse Effect.

     3.13 Properties

     Except as would not be reasonably likely to have a Material Adverse Effect, Parent or its Subsidiaries, collectively, have good and marketable title, free and clear of all Liens, to all of the real property and personal property used in the conduct of the Business other than (i) Intellectual Property (which is covered in Section 3.15), (ii) assets not used within the Business and (iii) assets which are leased or licensed, with respect to which the Parent or its Subsidiaries, collectively, have valid and enforceable Contracts under which there exists no Default by Parent or its Subsidiaries.

     3.14 Material Contracts

     (a) Each Contract applicable to the Business is (i) in full force and effect and is a valid and binding obligation of Parent or its Subsidiaries and
(ii) enforceable in accordance with its terms (except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law), except, in each case, as would not be reasonably likely to have a Material Adverse Effect. The execution and delivery by Parent of the Transaction Agreements and the consummation by Parent of the transactions contemplated thereby will not, and no condition exists or event has occurred which would, constitute a Default by Parent or its Subsidiaries of any Contract applicable to the Business, except for such Defaults as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Section 3.14(b) of the Disclosure Schedule lists all Material Contracts involving the licensing of any Intellectual Property, including any Intellectual Property which is the subject of any of the License Agreements attached hereto as Exhibits 3A, 3B and 3C, from any third party and any Material Contract involving the licensing of any such Intellectual Property by Parent or its Subsidiaries to any third party, other than

Contracts entered into in the ordinary course of business consistent with past practice. A "Material Contract" shall mean any contract which is material to the Business.

     (c) Neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the Business is conducted.

     (c) Section 3.14(d) of the Disclosure Schedule identifies each Contract to which a Bison Subsidiary is a party relating to indebtedness for borrowed money or capital leases, in each case, involving an obligation which exceeds $250,000. Copies of any written Contract relating to said indebtedness will be provided to Holdings prior to Closing.

     3.15 Intellectual Property

     (a) Except as would not be reasonably likely to have a Material Adverse
Effect:

          (i) Parent and its Subsidiaries, collectively, own, or are licensed or otherwise possess legally enforceable rights to use the Intellectual Property.

          (ii) Neither Parent nor any of its Subsidiaries is, nor will, as a result of the execution and delivery of the Transaction Agreements or the performance by Parent of any of its obligations thereunder, be in breach of any license, sublicense or other agreement relating to the Intellectual Property.

          (iii) (A) Each patent, trademark, service mark and copyright owned by either Parent or its Subsidiaries which is used in the Business as currently conducted is subsisting and, to Parent's knowledge, valid and enforceable; (B) neither Parent nor its Subsidiaries, as of the date hereof, is a party to any currently pending Litigation which involves a claim of infringement of any patent, trademark, service mark or copyright or violation of any trade secret or other proprietary right of any third party, or has received written notice of any such threatened claim; (C) to Parent's knowledge, the manufacturing, marketing, licensing or sale of any products of the Business, taken as a whole, in the manner currently manufactured, marketed, sold or licensed by the Business, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     (b) After the Closing Date, the Bison Subsidiaries will have the right to use all Intellectual Property material to the Business (i) which is used in the Business as of the date hereof or (ii) which the Bison Subsidiaries have the right to use in the Business as of the date hereof, in each case to the extent that such Intellectual Property is held by the Bison Subsidiaries from Parent or the Non-Bison Subsidiaries and in each case solely to the extent of the Bison Subsidiaries' rights of use in such Intellectual Property as of the date hereof; provided, however, that the foregoing representation and warranty shall not apply with respect to the Retained IP (at that term is defined in the Retained IP Agreement), the rights to which are exclusively as set forth in the Retained IP Agreement.

     3.16 Product Warranties; Recalls

     (a) Since January 1, 1999 through and including the date hereof, there have been no warranty claims with respect to products sold by the Business, except for such warranty claims which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, nor, as of the date hereof, are there any pending warranty claims with respect to products sold by the Business, except for such warranty claims which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Since January 1, 1999 through and including the date hereof, there have been no product recalls, retrofits, field campaigns or service campaigns by a Governmental Authority with respect to the products manufactured, distributed or sold by the Business; and no such recalls, retrofits, field campaigns or service campaigns are pending or, to Parent's knowledge, threatened by any Governmental Authority.

     3.17 Brokers and Finders

     Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission from any Bison Subsidiary in connection with this Agreement or the transactions contemplated hereby.

     3.18 Customers and Suppliers

     Since January 1, 2001 through and including the date hereof, none of the top five customers of or top ten suppliers to the Business, measured by dollar volume for the twelve months ended as of December 31, 2000, has (i) notified any senior executive of Textron Automotive Company Inc. that it intends to discontinue its relationship with the Bison Subsidiaries or the Business or (ii) materially changed the terms on which it is prepared to purchase from, trade with or supply the Bison Subsidiaries or the Business.

     3.19 Additional Representations and Warranties by Parent

     (a) Parent hereby acknowledges that Holdings intends to offer and issue the Holdings Common Stock and C&A Products intends to offer and issue the Preferred Stock (collectively, the "Equity Consideration") representing a portion of the purchase price relating to parts of the Transactions to Parent in a transaction which is exempt from registration under the Securities Act and applicable state securities laws.

     (b) Parent hereby represents and warrants that: (i) it is an "accredited investor" within the meaning of Regulation D under the Securities Act; (ii) it shall acquire the Equity Consideration for its own account and not with a view to or for sale in connection with any "sale", "offer for sale", "offer to sell", "offer" or "distribution" thereof within the meaning of the Securities Act;
(iii) it has sufficient knowledge and experience in financial, tax, and business matters to enable it to evaluate the merits and risks of investment in the Equity Consideration; and (iv) it has been provided with access to, and the opportunity to ask questions of, management of Holdings and C&A Products, and to obtain additional information concerning Holdings and C&A Products.

     (c) Parent hereby acknowledges that: (i) the Equity Consideration is not, and, subject to the Registration Rights Agreements attached as Exhibits 5 and 6 hereof, will not be, registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom; and (ii) the certificates representing the unregistered Equity Consideration to be delivered at the Closing shall bear substantially the following legend:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the company to the effect that such registration is not required."

     3.20 Indebtedness

     Section 3.20 of the Disclosure Schedule lists total Indebtedness of the Bison Subsidiaries (after giving effect to the Restructuring and excluding intercompany accounts that will be settled prior to Closing), separated into the categories "a" through "g" contained in the definition of Indebtedness, as of June 29, 2001.

     3.21 R&D People.

     To the best knowledge of the persons identified in Section 3.21 of the Disclosure Schedule, without inquiry, no material amount of people whose activities as of March 31, 2001 related primarily to research and development and product development related to the Business have been, as of the date of this Agreement, transferred to a Non-Bison Subsidiary.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND C&A PRODUCTS


     Holdings and C&A Products jointly and severally represent and warrant to Parent, subject to the exceptions set forth in the Holdings Disclosure Schedule (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section to which such disclosure on its face relates), that:

     4.1 Corporate Organization, Qualification, Power and Authority.

     (a) Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. Holdings has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. Holdings has or will have made available to Parent prior to the Closing complete and correct copies of its certificate of incorporation and by-laws as in effect as of the date hereof.

     (b) C&A Products is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. C&A Products is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where any failure to be so qualified or be in good standing would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. C&A Products has all requisite corporate power and corporate authority and all necessary Permits to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to have such power and authority or Permits would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect. C&A Products has or will have made available to Parent prior to the Closing complete and correct copies of its certificate of incorporation and by-laws as in effect as of the date hereof.

     (c) Holdings has the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent it is party thereto) and to consummate the transactions contemplated thereby. Such Transaction Agreements and the consummation by Holdings of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of Holdings, and no other corporate proceedings on the part of Holdings are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby, except for such proceedings relating to approval of the definitive Financing Agreements, which such proceedings will be completed prior to Closing. On the Closing Date, Holdings and the Subsidiaries of Holdings will have the requisite corporate power and corporate authority to execute and deliver the Italian JV Documents and the Leasing Documents (to the extent each is a party thereto.) This Agreement has been duly and validly executed and delivered by Holdings and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Parent at the Closing, the Transaction Agreements (other than this Agreement), the Italian JV Document and the Leasing Document will be duly and validly executed and delivered by Holdings and its Subsidiaries (to the extent each is a party thereto) and, assuming such agreements constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of Holdings and its Subsidiaries (to the extent each is a party thereto), enforceable against Holdings and said Subsidiaries in accordance with their terms, except that the enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (d) C&A Products and its Subsidiaries have the requisite corporate power and corporate authority to execute and deliver the Transaction Agreements (to the extent each is a party thereto) and to consummate the transactions contemplated thereby. Such Transaction Agreements and the consummation by C&A Products and said Subsidiaries of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of C&A Products, and no other corporate proceedings on the part of C&A Products and said Subsidiaries are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby, except for such proceedings relating to approval of the definitive Financing Agreements, which such proceedings will be completed prior to Closing. On the Closing Date, C&A Products and the Subsidiaries of C & A Products will have the requisite corporate powers and corporate authority to execute and deliver the Italian JV Documents, the guarantee required by Exhibit 12 and the Leasing Documents (to the extent each is a party thereto). This Agreement has been duly and validly executed and delivered by C&A Products and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of C&A Products, enforceable against C&A Products in accordance with its terms, except such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). When executed and delivered to Parent at the Closing, the Transaction Agreements (other than this Agreement), the Italian JV Documents, the guarantee required by Exhibit 12 and the Leasing Documents will be duly and validly executed and delivered by C&A Products and its Subsidiaries (to the extent each is a party thereto) and, assuming such agreements will constitute the valid and binding agreements of the other parties thereto, constitute the valid and binding agreements of C&A Products and its Subsidiaries (to the extent each is a party thereto), enforceable against it in accordance with their terms, except that the enforcement thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     4.2 Capitalization of Holdings and C&A Products

     (a) The authorized capital stock of Holdings consists of (i) 300,000,000 shares of Holdings Common Stock of which, as of July 31, 2001, 105,122,130 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and (ii) 16,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Additional shares of Holdings preferred stock may be authorized and issued in lieu of the Preferred Stock if necessary to satisfy the requirements of the Debt Commitment Letter and the provisions of Section 2.8(d). Except as reflected in the Holdings SEC Reports (including for pending acquisitions) and for employee, officer and director compensation arrangements in the ordinary course of business, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, Holdings obligating Holdings to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, Holdings or its Subsidiaries or obligating Holdings or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment that would, in any such case, materially affect the ability of C&A Products to perform its obligations and agreements relating to the Preferred Stock. As of the date hereof, except as reflected in the Holdings SEC Reports (including for pending acquisitions) and for employee, officer and director compensation arrangements in the ordinary course of business, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, Holdings obligating Holdings to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, Holdings or its Subsidiaries or obligating Holdings or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which Holdings is a party or by which it is bound with respect to the shares of capital stock of Holdings.

     (b) The authorized capital stock of C&A Products consists of (i) 2,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding as of July 31, 2001, all of which are duly authorized, validly issued, fully paid, nonassessable and were not issued in violation of any preemptive or similar rights and are owned by Holdings, and (ii) 1,000 shares of preferred stock, without par value, none of which are issued. Prior to the Closing, Holdings and C&A Products will take such actions necessary to cause there to be sufficient capital stock authorized to meet the requirements of the Transaction Agreements and immediately prior to the Closing, 182,700 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series A1 Redeemable Preferred Stock) shares will have been designated as Series A1 Redeemable Preferred Stock, none of which are issued and outstanding, 182,700 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series A2 Redeemable Preferred Stock) shares will have been designated as Series A2 Redeemable Preferred Stock, none of which are issued and outstanding, 123,700 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series B1 Redeemable Preferred Stock) shares will have been designated as Series B1 Redeemable Preferred Stock, none of which are issued and outstanding, 123,700 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series B2 Redeemable Preferred Stock) shares will have been designated as Series B2 Redeemable Preferred Stock, none of which are issued and outstanding, 20,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series C1 Redeemable Preferred Stock) shares will have been designated as Series C1 Redeemable Preferred Stock, none of which are issued and outstanding and 20,000 (plus such number of shares as is necessary to meet C&A Products' obligations to issue additional shares of Series C2 Redeemable Preferred Stock) shares of Series C2 Redeemable Preferred Stock, none of which are issued and outstanding. Additional shares of Preferred Stock may be authorized and issued to permit satisfaction of the provisions of Section 2.8(d). On the Closing Date, the relative rights, preferences, and limitations of the Preferred Stock will be substantially as set forth in the Certificate of Designation of C&A Products attached hereto as Exhibit 1. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, C&A Products obligating C&A Products to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, C&A Products or its Subsidiaries or obligating C&A Products or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment that would in any such case materially affect the ability of C&A Products to perform its obligations and agreements relating to the Preferred Stock. As of the date hereof, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, C&A Products obligating C&A Products to issue, sell, transfer, vote or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, C&A Products or its Subsidiaries or obligating C&A Products or any of its Subsidiaries to grant, extend or enter into any such option, warrant, convertible security or other right, agreement, arrangement or commitment. There are no voting trusts, proxies or other voting agreements or understandings to which C&A Products is a party or by which it is bound with respect to the shares of capital stock of any of its Subsidiaries.

     4.3 Stock of Subsidiaries. Schedule E to this Agreement identifies each entity that is a Subsidiary of Holdings as of the date hereof. All of the shares of capital stock of the Subsidiaries listed on Schedule E are owned as of the date hereof by Holdings or one of its Subsidiaries, free and clear of all Liens (without regard to subsections (i) through (iv) of the provision in the definition of "Liens" and other than Liens to secure Indebtedness of Holdings or one of its Subsidiaries), and have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, except for any such Liens or where any failure to be duly authorized, validly issued and fully paid or nonassessable would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

     4.4 Valid Issuance of Stock

     (a) The shares of Holdings Common Stock, when issued, sold and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive rights or Liens and, assuming the accuracy of Parent's representations in Section 3.19, will be issued in compliance with applicable federal and state securities laws.

     (b) The shares of Preferred Stock, when issued, sold and delivered pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive rights or Liens and, assuming the accuracy of Parent's representations in Section 3.19, will be issued in compliance with applicable federal and state securities laws.

     4.5 Consents and Approvals; No Violations. The issuance of the debt and equity securities contemplated by the Commitment Letter, the execution, delivery or performance of the Transaction Agreements by Holdings and C&A Products (to the extent each is a party thereto), and the consummation by Holdings and C&A Products of the transactions contemplated thereby do not or will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Holdings and C&A Products; (ii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Contract to which any of C&A Products or Holdings is a party or by which any of them or any of their respective properties or assets may be bound; (iii) conflict with, result in or constitute a Default under, any of the terms, conditions or provisions of any Permit applicable to Holdings or C&A Products; or (iv) except as set forth in Section 4.5 of the Holdings Disclosure Schedule and subject to giving the notices, the occurrence of the required consultations, compliance with applicable environmental transfer statutes and obtaining the Requisite Regulatory Approvals referred to in clauses (i) through
(iv) in Section 3.3(a), conflict with or violate any Order or Law applicable to C&A Products or Holdings or any of their respective properties or assets, except, in the case of clauses (ii), (iii) or (iv) of this Section 4.5 for conflicts or Defaults which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect or a material adverse effect on Holdings' and C&A Products' ability to consummate the Transactions. The terms of the Preferred Stock as set forth in the Certificate of Designation attached hereto as Exhibit 1 do not breach, conflict with, violate or otherwise constitute a Default under any Contract to which Holdings or C&A Products or any of their Subsidiaries is a party, including any Contract relating to Indebtedness or any Contract relating to any equity security of Holdings and C&A Products.

     4.6 SEC Filings; Financial Statements

     (a) Holdings has timely filed all forms, reports, schedules, statements and other documents required to be filed by Holdings with the Securities and Exchange Commission (the "SEC") since December 31, 1998 (collectively, the "Holdings SEC Reports") and such Holdings SEC Reports are publicly available. The Holdings SEC Reports, at the time filed, did not contain as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such additional filing), or if filed after the date hereof, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated in such Holdings SEC Reports or necessary in order to make the statements in such Holdings SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements, including any related notes thereto, contained in the Holdings SEC Reports, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis with prior periods (except as otherwise noted therein) and fairly present the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated therein and the consolidated results of its operations and cash flows for the periods indicated therein, subject to, in the case of unaudited interim financial statements, normal and recurring year-end adjustments which were not likely to be material in amount.

     4.7 Absence of Certain Changes or Events. Except as a consequence of, or as expressly contemplated by, this Agreement and except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date of this Agreement, since December 31, 2000, Holdings and its Subsidiaries have not experienced any event, development or change which would, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

     4.8 No Undisclosed Liabilities. Except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business, since December 31, 2000, (a) neither Holdings nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed in their financial statements, or in the notes thereto, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect and (b) to the knowledge of the persons identified in Section 4.8 of the Holdings Disclosure Schedule, Holdings does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities or obligations which would not, individually or in the aggregate, be reasonably likely to have a Holdings Material Adverse Effect.

     4.9 Litigation. Except as disclosed in the Holdings SEC Reports filed and publicly available prior to the date hereof, there are no Litigations pending, or to Holdings' knowledge, threatened against Holdings or any of its Subsidiaries, the outcomes of which, individually or in the aggregate, are reasonably likely to have a Holdings Material Adverse Effect.

     4.10 Financing

     (a) Holdings and C&A Products have received and furnished copies to Parent of (i) a commitment letter to provide debt and receivables financing to C&A Products and its Subsidiaries (including the Summaries of Terms and Conditions annexed thereto, the "Debt Commitment Letter") from JPMorgan Chase Bank, J.P. Morgan Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown Inc., Bankers Trust Company, Merrill Lynch Capital Corporation and Credit Suisse First Boston, Cayman Islands Branch (collectively the "Bank") dated as of November 30, 2001, and (ii) equity commitment letters (the "Equity Commitment Letters" and, together with the Debt Commitment Letter, the "Commitment Letters") to provide equity financing to Holdings from the persons named therein in the amount contemplated by the Debt Commitment Letter (the "Equity Sources"). The funds which the Bank and the Equity Sources have agreed to provide, subject to the terms and conditions of the Commitment Letters, will be sufficient, when taken together with other funds available to Holdings and C&A Products (after giving effect to the transactions referred to in Section 5.21 and assuming the sale of $250,000,000 of Senior Unsecured Notes, as defined in the Debt Commitment Letter), to consummate the Transactions and the other transactions contemplated by the Commitment Letters and to pay all related fees and expenses of Holdings and C&A Products relating to the Transactions and the other transactions contemplated by the Commitment Letters (collectively, the "Required Amount").

     (b) As of the date hereof (i) the Commitment Letters have not been withdrawn and are in full force and effect and (ii) neither Holdings nor C&A Products has any reason to believe that any of the conditions set forth in the Commitment Letters will not be satisfied at or prior to the Closing Date.

     4.11 Certain Agreements. Section 4.11 of the Holdings Disclosure Schedule lists each Contract as of the date hereof to which Holdings or C&A Products is a party relating directly or indirectly to indebtedness for borrowed money in excess of ten million dollars ($10,000,000) or the registration, voting or transfer of, or preemptive rights with respect to, any equity security of Holdings or C&A Products.

     4.12 Brokers and Finders. No investment banker, broker, finder, or intermediary or other Person is or will be entitled to any investment banking, brokerage, finder's, financial advisory or similar fee or commission from Parent or any Non-Bison Subsidiary in connection with this Agreement or the transactions contemplated hereby as a result of any arrangement made by Holdings.






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

                                    ARTICLE V

                        COVENANTS RELATING TO CONDUCT OF
                          BUSINESS AND OTHER AGREEMENTS


     5.1 Conduct of the Business. Except as otherwise set forth in Section 5.1 of the Disclosure Schedule and except for the redemption by Textron Canada Limited of shares of its capital stock held by Parent prior to the Closing and except for the contemplated factoring arrangements with respect to receivables of Italian Opco requested by Holdings, during the period from the date of this Agreement to the Closing Date, unless Holdings shall otherwise consent in writing (which shall include electronic mail), which consent shall not be unreasonably withheld, conditioned or delayed, and except as otherwise expressly contemplated by this Agreement, the Transition Agreement or the Assignment and Assumption Agreement, or as is reasonably necessary to effect the Restructuring, Parent will conduct, and will cause its Subsidiaries to conduct, the Business in the ordinary course of business and shall use their commercially reasonable efforts to keep available the services of their current officers and employees, maintain their Permits and Contracts and preserve their relationships with customers, suppliers, creditors, agents and others having business dealings with the Business. Without limiting the generality of the foregoing, and except as consented to in writing by Holdings, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated by this Agreement, the Transition Agreement or the Assignment or Assumption Agreement or as is reasonably necessary to effect the Restructuring, Parent agrees as to itself and its Subsidiaries (unless otherwise stated) that:

     (a) Capital Stock and Other Securities. Except for shares to be issued (i) by THI to Textron International Holdings, S.L. in connection with contributions to capital made in September and December 2000 and (ii) by Textron Canada Limited to Parent in connection with a contribution to capital to be made in connection with settlement of an audit by Canada Customs and Revenue Agency, the Bison Subsidiaries shall not issue, sell, grant, dispose of, pledge or otherwise encumber or transfer, or cause, authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance or transfer of (i) any additional shares of capital stock of any class of any Bison Subsidiary, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any such shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of any Bison Subsidiary outstanding on the date hereof. No Bison Subsidiary shall split, combine, subdivide or reclassify any shares of its capital stock.

     (b) Reorganization. Neither Parent nor any of the Bison Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Bison Subsidiary.

     (c) Capital Expenditures. Except for capital expenditures in 2001 not exceeding fifty-five million dollars ($55,000,000) in support of sales to Fiat by Textron Automotive Company Italia S.r.l., the Bison Subsidiaries will not make or commit to make any capital expenditures relating to a single project in excess of fifteen million dollars ($15,000,000) or in the aggregate, in 2001, in excess of one hundred fifteen million dollars ($115,000,000). Except for capital expenditures in 2001 not exceeding fifty-five million dollars ($55,000,000) in support of sale to Fiat by Textron Automotive Company Italia S.r.l., Parent or a Subsidiary of Parent shall consult with C&A Products with respect to any proposed commitment to make a capital expenditure relating to a single project in excess of five million dollars ($5,000,000).

     (d) No Dispositions. Except for sales of inventory in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries shall sell, lease, license to third parties or otherwise encumber, subject to a Lien or dispose of any material assets of the Business.

     (e) No Acquisitions. No Bison Subsidiary shall acquire or agree to acquire
(i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other entity or division thereof or, (ii) except in the ordinary course of business consistent with past practice, any assets that, individually or in the aggregate, except as otherwise permitted by Section 5.1(c), have a purchase price exceeding one million dollars ($1,000,000), nor shall Parent or any of its Subsidiaries take any such action relating to the Business set forth in clause (ii).

     (f) Governing Documents. Except as contemplated by Section 5.20, no Bison Subsidiary shall adopt any amendment to its articles of organization or articles or certificate of incorporation, as the case may be, or its by-laws or other equivalent organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Bison Subsidiary.

     (g) Contracts. Except in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries shall enter into any Material Contract with a term extending beyond the Closing Date, and neither Parent nor any of its Subsidiaries shall modify or amend in any material respect or transfer or terminate any Material Contract to which Parent or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder.

     (h) Employee Matters. Except as required by Law or an existing Contract, neither Parent nor any of its Subsidiaries shall (i) except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee of the Business, (ii) enter into any Contract with an officer or director of a U.S. Bison Subsidiary regarding his or her employment, compensation or benefits or (iii) except pursuant to collective bargaining, adopt or amend any material Bison Plan to the extent





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

such adoption or amendment would create or increase in any material respect any liability or obligation on the part of any Bison Subsidiary.

     (i) Accounting Policies and Procedures. Neither Parent nor any of its Subsidiaries shall make any material change to its accounting methods, principles or practices with respect to the Business, except as may be required by GAAP or accounting standards applicable to foreign Bison Subsidiaries.

     (j) Liens. Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, suffer to exist or assume (i) any Lien to secure Balance Sheet Indebtedness of a Bison Subsidiary or (ii) any other Lien on any of the material assets of the Business.

     (k) Claims. Neither Parent nor any of its Subsidiaries shall settle any material Litigation relating to the Business or waive, assign or release any material rights or claims with respect to the Business, except in either case
(i) in the ordinary course of business or (ii) if the settlement of any such Litigation would not impose material restrictions on the conduct of the Business.

     (l) Taxes. Neither Parent nor any of its Subsidiaries shall make any Tax election or settle or compromise any Tax liability relating to the Business, except in the ordinary course of business; provided, however, that the foregoing restrictions shall not apply to any Tax election or Tax matter involving a Tax Return which includes (i) a Bison Subsidiary as part of any combined, unitary, consolidated or similar group which includes Parent or any Non-Bison Subsidiary and such Tax election or Tax matter would not individually result in additional post-Closing Taxes in excess of seventy five thousand dollars ($75,000) being owed by any Bison Subsidiary or (ii) Textron Canada Limited and such Tax election is solely with respect to, or such Tax matter solely involves adjustments with respect to, one or more of the Subsidiaries or businesses listed in Item 1. of Schedule C hereto.

     (m) Investments. Except as permitted by Section 5.1(e), no Bison Subsidiary shall lend any money or make a capital contribution to, or other investment in any Person other than a Bison Subsidiary.

     (n) Affiliate Contracts. Except for Contracts and relationships contemplated by the Transition Agreement, no Bison Subsidiary shall enter into any Contract with Parent or any of its Subsidiaries other than (i) Contracts containing commercially reasonable terms for Contracts between unrelated parties or (ii) Contracts which do not contain obligations to receive or deliver products or services after February 1, 2002. Neither Parent nor any of its Subsidiaries shall modify any Contract existing on the date hereof between a Bison Subsidiary and Parent or one of the Non-Bison Subsidiaries in a manner which would involve the addition of terms or conditions which would not be commercially reasonable for Contracts between unrelated parties.

     (o) No Agreements. Neither Parent nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

     5.2 Access to Information.

     (a) In order to evaluate the transactions contemplated by this Agreement, upon reasonable advance notice, Parent shall (and shall cause each of the Bison Subsidiaries to) provide Holdings and its Subsidiaries and Heartland Industrial Partners, L.P., and their respective agents and representatives ("Representatives"), with reasonable access, during normal business hours and without disruption to their day-to-day business, from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, to the books and records pertaining to the Bison Subsidiaries and, during such period, it shall (and shall cause each of the Bison Subsidiaries to) furnish promptly to such Representatives all financial, operating and other data and other information concerning its business, properties and personnel as may reasonably be requested. Upon reasonable request and for reasonable periods of time, Parent will make senior executives of Bison Subsidiaries available to provide information to Persons who have executed Commitment Letters and their Representatives for the purpose of providing information responsive to reasonable due diligence inquiries relating to the financing contemplated by the Commitment Letters.

     (b) Holdings agrees that it will, and will cause its Representatives to, use any information obtained pursuant to this Section 5.2 only in connection with the evaluation of the transactions contemplated by this Agreement.

     (c) The Confidentiality Agreement shall apply with respect to Information, as defined therein, furnished pursuant to this Section 5.2.

     5.3 Competition Filings

     (a) Parent and Holdings shall, as promptly as practicable but in any event not more than 10 business days after the date hereof, file, or cause to be filed all required notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC and the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

     (b) Parent and Holdings shall, as promptly as practicable but in any event not more than 15 business days after the date hereof, file, or cause to be filed
(i) all required forms and letters under the EC Commission Regulation 4064/89 with the European Commission, (ii) all required forms and letters under the Canadian Competition Act with the Canadian Competition Bureau and (iii) all required notices to and applications with Governmental Authorities in connection with the transactions contemplated hereby, and, in each case, will use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the European Commission, the Canadian Competition Bureau or any other Governmental Authority for additional information or documentation, and to cause the waiting period under the Canadian Competition Act or any Foreign Competition Laws to terminate or expire at the earliest possible date, or consents, approvals or authorizations to be adopted at the earliest possible date under the EC Commission Regulation 4064/89 or any Foreign Competition Laws, as may apply.

     (c) Parent and Holdings will each furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filings necessary under the provisions of the HSR Act, EC Commission Regulation 4064/89, the Canadian Competition Act and any applicable Foreign Competition Laws.

     (d) The parties shall promptly furnish to each other copies of all filings and correspondence relating to the Transactions with any Governmental Authority specified in this Section 5.3.

     5.4 Consents and Reasonable Efforts.

     (a) Parent, Holdings and C&A Products shall, as promptly as practical, use all commercially reasonable efforts (unless otherwise stated herein) to satisfy the conditions to Closing set forth in Article VI and consummate the transactions contemplated by this Agreement, including obtaining any required Consents. Parent, Holdings and C&A Products shall furnish to each other such information and assistance as the other may reasonably request in connection with required filings, applications and Consents, and they shall keep each other advised of the progress of making all such filings, applications and Consents.

     (b) Parent, Holdings and C&A Products shall use all commercially reasonable efforts to terminate the guarantees by Parent or any Non-Bison Subsidiary of obligations of Bison Subsidiaries identified in Section 5.4(b) of the Disclosure Schedule (the "Guarantees") and arrange for C&A Products to assume the obligations of Parent under the Guarantees as soon as possible after the Closing Date. If the obligations under any Guarantee relating to Balance Sheet Indebtedness of a Bison Subsidiary has not been assumed by C&A Products or a Subsidiary of C&A Products as of the date thirty days after the Closing Date, Holdings and C&A Products, jointly and severally, shall, within sixty days after the Closing Date, pay or cause to be paid all such indebtedness covered by the Guarantee in a manner which will permit Parent to promptly thereafter terminate the Guarantee. If any Guarantee shall be in effect after Closing, Holdings and C&A Products, jointly and severally, shall pay or cause to be paid all debt covered by the Guarantee as the same shall become due and payable, and shall indemnify and hold Parent and any Non-Bison Subsidiary harmless with respect to any payments made by Parent or any Non-Bison Subsidiary pursuant to any Guarantee, provided, that such payments have been made in good faith.

     (c) Parent, Holdings and C&A Products shall use all commercially reasonable efforts to cause the Contracts identified in Section 5.4(c) of the Disclosure Schedule (other than Contracts with customers of Bison Subsidiaries in the name of a Textron Affiliate other than a Bison Subsidiary) to be assigned to, and assumed by, C&A Products or one or more of its Subsidiaries (including the Bison Subsidiaries), and to cause Parent and the Non-Bison Subsidiaries to be released from any further obligations thereunder, on or before the Closing Date. In the event that Parent or a Non-Bison Subsidiary is required to guarantee, or otherwise remain liable for, the performance by C&A Products or any of its Subsidiaries (including the Bison Subsidiaries) of any such Contract following the assignment to, and assumption by, C&A Products or its Subsidiaries of such Contract, (i) on or before the Closing Date, Parent shall deliver to C&A Products a list of such Contracts and any corresponding guarantee and (ii) C&A Products or a Subsidiary of C&A Products shall indemnify Parent and the Non-Bison Subsidiaries from and against and in respect of any and all Losses incurred by Parent or a Non-Bison Subsidiary to the extent relating to or arising out of any such guarantee.

     (d) Prior to the Closing, Parent shall, and shall cause its Subsidiaries and their respective Representatives to, provide reasonably requested support to Holdings and C&A Products in connection with the marketing efforts related to obtaining the financing contemplated by the Debt Commitment Letters. In addition, Parent shall request that E&Y provide a comfort letter of the type customarily required by underwriters in connection with the financing contemplated by the Debt Commitment Letters.

     5.5 Further Assurances.

     (a) On and after the Closing Date, Parent, Holdings and C&A Products shall use all commercially reasonable efforts to take or cause to be taken all necessary or appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Agreements, including the execution of any additional documents or instruments of any kind (not containing additional representations and warranties) which may be reasonably necessary or appropriate to carry out any of the provisions hereof. Parent, Holdings and C&A Products shall cause the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as Exhibit 2 and the Registration Rights Agreements attached hereto as Exhibits 5 and 6 to be executed on or prior to Closing.

     (b) Holdings and C&A Products shall use their respective reasonable best efforts to obtain financing in an amount at least equal to the Required Amount, including by executing definitive agreements for the financing contemplated by the Commitment Letters on or prior to the Closing Date. Holdings and C&A Products shall not engage in any transaction outside of the ordinary course of business that is reasonably likely to jeopardize obtaining funding in an amount at least equal to the Required Amount. The definitive agreements for such financing (along with any other document pursuant to which Holdings, C&A Products or any of their Subsidiaries intend to obtain financing of all or a portion of the Required Amount) are referred to herein collectively as the "Financing Agreements."

     (c) Without limiting the generality of the foregoing, in the event that at any time it may be reasonably likely that funds will not be made available under the Commitment Letters or Financing Agreements so as to enable Holdings and C&A Products to proceed with the Transactions in a timely manner, Holdings and C&A Products shall (i) immediately notify Parent, (ii) use their respective reasonable best efforts to obtain alternative funding in an amount at least equal to the amount committed pursuant to the Debt Commitment Letters on terms and conditions comparable to those provided in the applicable Financing Agreements or on terms that are not materially more onerous in the aggregate to Holdings and C&A Products than those in the applicable Debt Commitment Letter and on other reasonable and customary terms and (iii) shall continue to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions; provided that the foregoing shall not require that Holdings or C&A Products secure equity financing in excess of the amounts contemplated by the Debt Commitment Letter. Holdings and C&A Products shall promptly notify Parent of all communications between Holdings and C&A Products and the parties to the Commitment Letters which are reasonably likely to (A) affect Parent's rights or obligations thereunder or hereunder, (B) impact the terms of the Preferred Stock or (C) delay the Closing. Holdings and C&A Products shall promptly deliver a copy of any such communication to Parent.

     (d) Beginning as soon as practical after the date of this Agreement, Parent and C&A Products will work together in good faith to identify and resolve issues relating to the transition from Parent ownership and operation of the Business to C&A Products ownership and operation of the Business.

     5.6 Publicity. Parent and Holdings will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Transactions and shall not issue any such press release or public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press release or public announcement.

     5.7 Employee Matters.

     (a) Employment Status. C&A Products or one of its Subsidiaries shall continue to employ all of the Employees who are actively employed by a Bison Subsidiary on the Closing Date (each such employee being hereafter referred to as a "Transferred Employee"), it being agreed that persons who are on lay-off or leave and who have a right to return to work at a Bison Subsidiary or who are on short-term (not more than six months) medical disability (including pregnancy leave) who do not thereafter become eligible for long-term medical disability, or other authorized leave (such as military, family or other leaves where return to work is subject to statutory requirements) are to be considered Employees who are actively employed but that persons on long-term medical disability or whose short-term medical disability thereafter becomes a long-term medical disability and persons whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered Employees who are actively employed; provided, however, that the provisions of this Section 5.7(a) shall not be construed to limit the ability of C&A Products to terminate any such Employee at any time for any reason. For the purposes of this Agreement the terms "layoff", "right to return to work", "short-term disability", "long-term disability" and "pregnancy leave" shall be construed in accordance with the personnel policies of the Bison Subsidiaries and the collective bargaining agreements covering Employees as of the Closing Date, if applicable.

     (b) Benefits and Compensation.

          (i) C&A Products shall establish, effective as of the Closing Date, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that will provide benefits and compensation to the Transferred Employees that are for a period of at least one year after the Closing Date (or such longer period as may be required by applicable Law) substantially comparable in the aggregate to those provided by Bison Subsidiaries to the Transferred Employees immediately prior to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, C&A Products shall not terminate any Stand-Alone Pension Plan assumed pursuant to Section 5.7(c)(i) or any pension plan into which Parent has caused assets to be transferred pursuant to Section 5.7(c) for a period of at least 12 months after the Closing Date.

          (ii) C&A Products shall assume responsibility for providing all Former Employees (including all Former Employees or Employees who are on long-term disability as of the Closing Date) with all medical (including Medicare Part B), dental and life insurance benefits being provided by Parent or any Affiliate of Parent for Former Employees as of the date hereof for a period of at least 12 months.

          (iii) Following the Closing Date, with respect to each employee benefit plan in which any Transferred Employee participates, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlement (but not accrual of pension benefits), service with the Bison Subsidiaries (or predecessor employers to the extent the Bison Subsidiaries provided past service credit) shall be treated as service with C&A Products; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Each such plan shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Bison Subsidiary. Transferred Employees shall be given credit under the applicable plan of Holdings or any Affiliate thereof for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor or replacement plan.

          (c) Pension Plans.

          (i) As of the Closing Date, C&A Products shall assume the stand-alone pension plans listed in Section 5.7(c)(i) of the Disclosure Schedule (the "Stand-Alone Pension Plans") and all liabilities, and shall receive all assets held, thereunder as of the Closing Date.

          (ii) C&A Products shall establish, or shall amend one of its existing pension plans, as of the Closing Date, or as soon as practicable after the Closing Date, to include, a tax-qualified defined benefit plan ("C&A Products' Salaried Pension Plan") for salaried Employees and Former Employees participating in the Textron Master Retirement Plan Addendum A ("Parent's Salaried Pension Benefit"). Parent will cause each Transferred Employee participating in the Parent's Salaried Pension Benefit to be fully vested in his/her benefits under the Parent's Salaried Pension Benefit as of the day immediately preceding the Closing Date. Subject to the transfer of assets described in Section 5.7(c)(iv), C&A Products' Salaried Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees and Former Employees participating in the Parent's Salaried Pension Benefit. Notwithstanding the provisions of Section 5.7(b)(i), the C&A Products' Salaried Pension Plan may at any time be a cash balance pension plan.

          (iii) C&A Products shall establish, or shall amend one of its existing pension plans as of the Closing Date, or as soon as practicable after the Closing Date, to include a tax-qualified defined benefit plan ("C&A Products' Hourly Pension Plan") for hourly Employees and Former Employees participating in the Textron Master Retirement Plan Addenda B, H, L and O ("Parent's Hourly Master Pension Benefit"). Parent will cause each Transferred Employee participating in the Parent's Hourly Master Pension Benefit to be fully vested in his/her benefits under the Parent's Hourly Master Pension Benefit as of the day immediately preceding the Closing Date. Subject to the transfer of assets described in Section 5.7(c)(iv), C&A Products' Hourly Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all Employees and Former

     Employees participating in the Parent's Hourly Master Pension Benefit. Subject to applicable collective bargaining agreements and notwithstanding the provisions of Section 5.7(b)(i), the C&A Products' Hourly Pension Plan may at any time be a cash balance pension plan.

          (iv) On a day which is within 60 days after the later of (i) the date upon which C&A Products delivers to the Parent notice that C&A Products' actuaries, pursuant to Section 5.7(c)(vii) of this Agreement, have reviewed the calculations of Parent's actuaries and are satisfied that such calculations are in accordance with this Agreement, or (ii) the day upon which C&A Products delivers to Parent a favorable Internal Revenue Service determination letter or an opinion, reasonably satisfactory to Parent's counsel, of C&A Products' counsel to the effect that the terms of C&A Products' Salaried Pension Plan and C&A Products' Hourly Pension Plan and their related trusts qualify, as to form, under Section 401(a) and Section 501(a) of the Code, Parent shall cause the trustee under the Parent's Salaried Pension Benefit and Parent's Hourly Master Pension Benefit ("Parent's Trustee") to transfer to the trustee of C&A Products' Salaried Pension Plan and C&A Products' Hourly Pension Plan ("C&A Products' Trustee") cash assets in an amount equal to the amount computed pursuant to the following paragraph, but not less than the amount necessary to satisfy the applicable requirements of Section 414(1) and 401(a)(12) of the Code.

          (v) The assets to be transferred from Parent's Trustee to C&A Products' Trustee shall be cash only and shall equal 110% of the projected benefit obligation as of the Closing Date of the Employees and Former Employees under Parent's Salaried Pension Benefit and Parent's Hourly Master Pension Benefit. The calculation of 110% of the projected benefit obligation will be calculated using the actual census information as of the Closing Date and by applying (i) a discount rate calculated pursuant to the methodologies utilized in Parent's December 31, 2000 audit disclosure prepared for purpose of Statement of Financial Accounting Standards Number 87 published by the FASB ("FAS 87") and (ii) other actuarial assumptions, methods and methodologies utilized in Parent's FAS 87 audit disclosure, each set forth in Section 5.7(c)(vii) of the Disclosure Schedule.

          (vi) The amount transferred pursuant to Section 5.7(c)(iv) shall be adjusted for investment earnings or losses of the trust in which Textron Master Retirement Plan assets are held for the period between the Closing Date and the actual date of transfer and reduced by the amount of any benefit payments from such plan to Employees and Former Employees during such period and a proportionate share of administrative expenses for such period if such administrative expenses are properly chargeable (and are actually charged) to the Parent's Salaried Pension Benefit or Parent's Hourly Master Pension Benefit. Parent shall estimate





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

     such earnings as of the actual date of transfer and then within 90 days of the actual date of transfer, Parent shall cause Parent's trust to remit to C&A Products' trust or C&A Products shall cause C&A Products' trust to remit to Parent's trust, as appropriate, an amount equal to the difference between the actual rate of earnings for such period and the estimated amount transferred as of the actual date of transfer (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the actual date of transfer and the date such difference is paid to Parent or C&A Products). Notwithstanding anything in this Section 5.7(c) to the contrary, following the Closing Date and until the date of the respective transfers of assets to trusts under C&A Products' pension plans, Parent shall cause the trusts under the pension plans of Parent or an Affiliate covered by this Section 5.7(c) to continue to provide benefits to plan participants in accordance with the terms of the applicable pension plan to the extent that such benefits have accrued on or before the Closing Date. To the extent that benefits have accrued after the Closing Date, following the transfer of assets pursuant to
     Section 5.7(c)(iv), C&A Products shall pay such benefits to plan participants (retroactively, if applicable) in accordance with the terms of the applicable pension plan.

          (vii) The assets caused to be transferred pursuant to Section 5.7(c) shall be calculated by Parent's actuary, and shall be subject to review by C&A Products' actuary for the purpose of confirming that the calculation was made in accordance with (i) the actuarial assumptions and methods set forth in this Section 5.7(c) and in Section 5.7(c)(vii) of the Disclosure Schedule and (ii) generally accepted actuarial practice. As soon as practicable after the Closing Date, Parent shall provide C&A Products with a detailed summary of the calculations described in this Section 5.7(c) and any back-up data reasonably requested by C&A Products. If C&A Products or C&A Products' actuary does not notify Parent to the contrary within 60 days after the delivery to C&A Products of such detailed summary and data, the calculations of Parent's actuary pursuant to this Section 5.7(c) shall be deemed to be final, conclusive and binding on the parties. If, however, C&A Products notifies Parent in writing within such period that it and its actuaries believe that the calculations were not prepared in accordance with the requirements of this Section 5.7(c) and such notice specifies (i) the precise items of the calculations challenged, (ii) the basis of the challenge and (iii) the amount of the adjustment they propose with respect to each such item, the parties will then attempt to resolve their differences with respect thereto. C&A Products shall only be entitled to dispute any individual item that involves a proposed adjustment of more than $25,000 or items collectively aggregating $100,000 or more. If the parties are unable to resolve their dispute within 30 days after the date C&A Products notifies Parent of the disputed items, the disputed items shall be referred to an international benefits consulting firm (the "Actuary Firm") mutually acceptable to C&A Products and Parent. The Actuary Firm shall be asked to resolve such disputes and report to Parent and C&A Products upon such remaining disputed items within 45 days after such referral. The decision of the Actuary Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Actuary Firm in conducting this assignment shall be borne equally by Parent and C&A Products.

     (d) Defined Contribution Plan. Parent will cause each Transferred Employee participating in the Textron Savings Plan to be fully vested in his/her benefits under the Textron Savings Plan as of the day immediately preceding the Closing Date. As soon as practicable after the Closing Date and following delivery by C&A Products to Parent of a favorable Internal Revenue Service determination letter regarding a defined contribution plan of C&A Products (the "C&A Products' Savings Plan") or an opinion, reasonably satisfactory to Parent, of C&A Products' counsel to the effect that the terms of the C&A Products' Savings Plan and its related trust qualify, as to form, under section 401(a) and Section 501(a) of the Code, Parent shall cause the trustee of the Textron Savings Plan to transfer all of the assets and liabilities thereof attributable to Transferred Employees to the C&A Products' Savings Plan. The assets to be transferred shall be cash, promissory notes for loans made to Transferred Employees under the terms of the Textron Savings Plan and Parent common stock held in the accounts of the Transferred Employees. The C&A Products' Savings Plan shall continue to provide Parent common stock as an investment alternative for Transferred Employees for at least three years after the Closing Date. Such Parent common stock investment alternative shall only be available to Transferred Employees who have Parent common stock transferred from their account in the Textron Savings Plan to their account in the C&A Products' Savings Plan and only to the extent of the Parent common stock so transferred. No new contributions or intraplan transfers will be allowed into the Parent common stock investment alternative, and amounts transferred out of the Parent common stock investment alternative may not be transferred to such investment alternative.

     (e) Collective Bargaining Agreements. Effective as of the Closing Date, C&A Products or a Subsidiary of C&A Products shall assume the collective bargaining agreements listed in Section 5.7(e) of the Disclosure Schedule. C&A Products acknowledges that at Closing, C&A Products or such Subsidiary of C&A Products will become a successor employer under such collective bargaining agreements and agree to assume all obligations of any Bison Subsidiary under such agreements.

     (f) Severance and Other Liability.

          (i) Except as otherwise set forth in this Section 5.7(f), C&A Products or a Subsidiary of C&A Products shall assume, discharge, pay and be solely liable for and shall indemnify and hold Parent harmless from and against all Losses relating to any Claim or liability arising out of the employment of the Employees and Former Employees which is payable after the Closing, including Claims or liability under any Bison Plan; provided, however, that C&A Products and its Subsidiaries shall not be liable for any Claim arising from an event occurring prior to

     Closing to the extent that it is covered by insurance carried by Parent or a Subsidiary of Parent.

          (ii) Parent shall retain any and all liability for Losses relating to severance costs incurred by Parent or its Subsidiaries (including the Bison Subsidiaries) on or prior to the Closing that relate to employees of any Subsidiary of Parent, whether or not any such employee is transferred to a Bison Subsidiary on or prior to the Closing Date, except for Losses relating to the termination of employees at the written request of Holdings or C&A Products.

          (iii) C&A Products shall pay 50%, and Parent shall pay the other 50%, of any Severance Payment payable to persons identified in Section 5.7(f)(A) of the Disclosure Schedule if such amount is payable as a result of such person's termination of his or her employment after the Closing Date and during the term of said agreement for "good reason", as defined in the agreement relating to such person listed in Section 5.7(f)(A) of the Disclosure Schedule; provided, however, that C&A Products and its Subsidiaries shall not be responsible for Severance Payments to such persons in excess of 50% of the amount set forth for each such person in
     Section 5.7(f)(B) of the Disclosure Schedule, and any remaining amount shall be paid by Parent. Except as set forth in the preceding sentence, C&A Products shall pay 100% of any Severance Payment if such amount is payable as a result of a Qualifying Termination, as defined in the agreement relating to such person listed in Section 5.7(f)(A) of the Disclosure Schedule (each an "Employee Agreement"), which occurs after the Closing Date; provided, that Parent shall reimburse C&A for the cost of any such payment above the amount set forth in Section 5.7(f)(B) of the Disclosure Schedule. "Severance Payment" shall mean the severance benefits payable pursuant to the Employment Agreements.

          (iv) C&A Products shall pay the portion of any Retention Payment payable to persons identified in Sections 5.7(f)(A) of the Disclosure Schedule equal to a fraction (the "Fraction") whose numerator is 365 minus the number of days elapsed from and including January 1, 2001, through the Closing Date, and whose denominator is 365, up to a maximum amount for each person equal to the amount set forth in Section 5.7(f)(B) of the Disclosure Schedule multiplied by the Fraction. Parent shall pay the balance of the Retention Payments. The term "Retention Payment" shall mean the retention awards and any special operating incentive and divestiture incentive awards payable pursuant to the Employment Agreements.

          (v) Except for payments by C&A Products described in Sections 5.7(f)(iii) and 5.7(f)(iv), C&A Products shall not be liable for any severance or retention payments payable under any written agreement





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

     signed by an Employee and existing prior to Closing, excluding agreements entered into in the ordinary course of business with Employees of a Bison Subsidiary organized under the laws of a jurisdiction other than the United States and excluding collective bargaining agreements (it being understood and agreed that company policies generally applicable to all or a class of employees shall not be deemed to be an agreement for the purposes of this subsection).

          (vi) Except as set forth in Section 5.1(h) of the Disclosure Schedule, neither Parent nor its Subsidiaries shall amend, or cause to be amended, any term or provision in any agreement listed in Section 5.7(f)(A) of the Disclosure Schedule without the prior written consent of Holdings.

          (vii) Payments which are the responsibility of Parent under Sections 5.7(f)(ii), (iii), (iv) and (v) shall be paid to the person by C&A Products within five days after receipt from Parent of funds equal to the amount of said payments.

     (g) Worker's Compensation Claims. C&A Products shall assume liability for all suits, claims, proceedings and actions pending as of or commenced after the Closing Date resulting from actual or alleged harm or injury to Employees or Former Employees regardless of when the incident or accident giving rise to such liability occurred or occurs. Holdings will make all necessary arrangements to assume all worker's compensation claim files, whether open or closed, as of the Closing Date, and will make the necessary arrangements for assuming the continued management of such liabilities.

     (h) Foreign Plans. To the extent that Employees and Former Employees (or employees or former employees of THI or its Subsidiaries) are located in a jurisdiction outside of the United States and are covered by defined benefit plans or similar plans which also cover persons employed by Parent, any Non-Bison Subsidiary or their Affiliates, Holdings will cause similar plans to be established for such persons in accordance with applicable Law, labor agreements and customary practice, and Parent will cause assets to be transferred to the applicable trusts of such successor plans established by C&A Products, it being agreed that the amount of assets to be transferred to such trusts will be the minimum amount required by applicable Law.

     5.8 Tax Matters.

     (a) Tax Returns. Except as provided in Section 9.13,

          (i) Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Bison Subsidiaries (other than Permali do Brasil Industria e Comercio Ltda. ("Permali"), Rosario Project S.A. ("Rosario"), Plascar, and TATB, collectively, the "Brazilian Entities") for taxable years or periods ending on or before the Closing Date, and Parent shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (ii) Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Brazilian Entities that are due on or before the Closing Date, and Parent shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (iii) Holdings shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Brazilian Entities that are due after the Closing Date with respect to taxable years or periods ending on or before the Closing Date or Straddle Periods, and Holdings shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (iv) Holdings shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to each of the Bison Subsidiaries (other than the Brazilian Entities and THI and its Subsidiaries) for taxable years or periods ending after the Closing Date, and Holdings shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (v) Any Tax Return required to be filed by Holdings relating to any Straddle Period shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to Parent for Parent's approval not less than 45 days prior to the due date (including extensions) for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall have the option of providing to Holdings, at any time at least 30 days prior to the due date, written instructions as to how Parent wants any, or all, of the items for which it may be liable reflected on such Tax Return. Holdings shall, in preparing such return, cause the items for which Parent is liable hereunder to be reflected in accordance with Parent's instructions (unless, in the opinion of nationally recognized tax advisor to Holdings, complying with Parent's instructions would likely subject Holdings to any criminal penalty or to one or more civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws) and, in the absence of having received such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law.

          (vi) Upon the written request of Holdings setting forth in detail the computation of the amount owed, Parent shall pay to Holdings, no later than 2 days prior to the due date for the applicable Tax Return, the Taxes for which Parent is liable pursuant to Section 5.8(b) but which are payable with any Tax Return to be filed by Holdings with respect to any Straddle Period.

          (vii) Within 120 days after the Closing Date, Holdings shall cause each of the Bison Subsidiaries (other than THI and its Subsidiaries) to prepare and provide to Parent a package of Tax information materials, including schedules and work papers required by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5.8(a)(i). Holdings shall prepare such package in good faith in a manner substantially consistent with Parent's past practice.

          (viii) Parent may amend any Tax Return filed or required to be filed by or with respect to each of the Bison Subsidiaries (other than the Brazilian Entities) for any taxable years or periods ending on or before the Closing Date; provided, that no such amendment shall be permitted if it would result in any Tax Detriment to any Bison Subsidiary after the Closing.

     (b) Computation of Tax Liabilities.

          (i) To the extent permitted or required by law or administrative practice, (A) the taxable year of each Bison Subsidiary which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing Date shall be reported on Holdings' consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Holdings or its Affiliates to the extent permitted by applicable Law. For purposes of Sections 5.8, where it is necessary to apportion between Parent and Holdings the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

          (ii) In determining Parent's liability for Taxes pursuant to this Agreement, Parent shall be credited with the amount of estimated Taxes paid by or on behalf of any of the Bison Subsidiaries prior to the Closing. To the extent that Parent's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of any of the Bison Subsidiaries (other than THI and its Subsidiaries) with respect to all or a portion of such taxable year or period,

     Holdings shall pay Parent the difference within two days of filing the Tax Return relating to such income Taxes.

     (c) Refunds.

          (i) Any Tax refund (including any interest in respect thereof) received by Holdings, C&A Products or any of the Bison Subsidiaries (other than the Brazilian Entities and THI and its Subsidiaries), and any amounts credited against Tax to which Holdings, C&A Products or any of the Bison Subsidiaries (other than the Brazilian Entities and THI and its Subsidiaries) becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent any such refund or the amount of any such credit within 15 days after receipt of such credit or entitlement thereto.

          (ii) Any Tax refund (including any interest in respect thereof) received by Permali or Rosario, and any amounts credited against Tax to which Permali or Rosario becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent any such refund or the amount of any such credit within 15 days after receipt of such credit or entitlement thereto.

          (iii) The percentage (the "Ownership Percentage"), equal to the lesser of (A) 56.6% or (B) the percentage of issued and outstanding stock of Plascar held by Permali, of any Tax refund (including any interest in respect thereof) received by Plascar or TATB or any amounts credited against Tax to which Plascar or TATB becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Holdings shall pay over to Parent the Ownership Percentage of any such refund or credit within 15 days after receipt of such credit or entitlement thereto.

          (iv) Holdings shall pay Parent interest at the rate prescribed under
     Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.8(c). For purposes of this Section 5.8(c), where it is necessary to apportion a refund or credit between Holdings and Parent for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of each of the Bison Subsidiaries (other than THI and its Subsidiaries), except that refunds or credits of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

          (v) Holdings shall cooperate, and cause C&A Products and each of the Bison Subsidiaries (other than THI and its Subsidiaries) to cooperate, in obtaining, at Parent's expense, any Tax refund (other than a refund based on a carryback from a taxable year or period beginning after the Closing
     Date) that Parent reasonably believes is available based on substantial authority, including through filing appropriate forms with the applicable Tax Authority; provided, that if the refund would result in any Tax Detriment to any Bison Subsidiary after the Closing, Parent shall reimburse Holdings the amount of such Tax Detriment.

     (d) Certain Post-Closing Settlement Payments.

          (i) If the examination of any federal, state, local or other Tax Return of Parent for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Holdings, C&A Products or any of the Bison Subsidiaries (other than THI and its Subsidiaries) to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Holdings, C&A Products or any of the Bison Subsidiaries (other than THI and its Subsidiaries) for one or more periods ending within ten years after the Closing Date, Parent shall notify Holdings and provide it with adequate information so that Holdings can reflect on its, C&A Products' or the applicable Bison Subsidiary's Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Holdings shall pay to Parent, within 30 days of the realization of any resulting Tax Benefits, the amount of any resulting Tax Benefits.

          (ii) If the examination of any federal, state, local or other Tax Return of Holdings, C&A Products or any of the Bison Subsidiaries for any taxable period ending after the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Parent to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Parent for one or more periods ending on or before the Closing Date, Holdings shall notify Parent and provide it with adequate information so that Parent can reflect on its Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Parent shall pay to Holdings, within 30 days of the receipt of such information, the amount of any resulting Tax Benefits.

     (e) Post-Closing Actions which Affect Parent's Liability for Taxes.

          (i) Holdings shall not take, or cause or permit C&A Products or any of the Bison Subsidiaries (other than THI and its Subsidiaries) (or any of their Affiliates) to take, any action, with respect to the taxable year or period of Holdings, C&A Products, such Bison Subsidiary, or Affiliate, as applicable, which includes the Closing Date, which would be reasonably likely to increase Parent's or any Non-Bison Subsidiaries (or any of their Affiliates) liability for Taxes (including any liability of Parent to indemnify Holdings for Taxes pursuant to this Agreement) including, for example, any action which would be reasonably likely to, result in, or change the character of, any income or gain (including any Subpart F income) that Parent or any Non-Bison Subsidiary (or any of their Affiliates) must report on any Tax Return.

          (ii) None of Holdings or any Affiliate of Holdings (including C&A Products) shall (or shall cause or permit any of the Bison Subsidiaries (other than THI and its Subsidiaries) to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any of the Bison Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

          (iii) Except to the extent otherwise required by Law, none of Holdings or any Affiliate of Holdings (including C&A Products) shall (or shall cause or permit any of the Bison Subsidiaries (other than THI and its Subsidiaries) to) carryback for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of any of the Bison Subsidiaries (other than THI and its Subsidiaries) or Parent or any Affiliate of Parent ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Holdings or any Affiliate of Holdings (including C&A Products), or portion thereof, ending on or after the Closing Date.

     (f) Assistance and Cooperation. After the Closing Date, each of Parent and Holdings shall, (and shall cause their respective Affiliates to), provide information to the other party regarding any of the Bison Subsidiaries or the Business in connection with (i) the other party preparing any Tax Returns which such other party is responsible for preparing and filing, and (ii) the other party preparing for any audits of, or disputes with any Tax Authority regarding, any Tax Returns of any of the Bison Subsidiaries. In connection therewith, Holdings, C&A Products and Parent shall not dispose of any Tax work papers, books or records relating to any of the Bison Subsidiaries





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

during the six-year period following the Closing Date, and thereafter shall give the other parties reasonable written notice before disposing of such items.

     (g) Section 338(g) Elections. Holdings shall ensure that C&A Products does not make any election under Section 338(g) of the Code (or any analogous provision of state, local, or foreign law) with respect to the purchase of the stock of any foreign Bison Subsidiary without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent. If Parent does so consent, Holdings and C&A Products shall jointly and severally be liable for, and shall pay, any Tax attributable to, or resulting from, the making of such election and will indemnify Parent from and against any Tax liability or other adverse consequences attributable to, or resulting directly or indirectly from, the making of such election. Any indemnification obligation of Holdings and C&A Products pursuant to this Section 5.8(g) shall be increased by the relevant After Tax Amount. For purposes of this Agreement, "After Tax Amount" means any additional amount necessary to reflect the tax consequences of the receipt or accrual of such reimbursement payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal federal, state, foreign or local rates for the relevant taxable period.

     (h) Stock Options. Holdings and its Affiliates (including C&A Products and the Bison Subsidiaries (other than THI and its Subsidiaries)) shall not claim any Tax deduction arising by reason of any exercise of an employee stock option to acquire Parent stock held by employees of any Bison Subsidiary. If, however, all or any part of a Tax deduction claimed by Parent with respect to the exercise of an option to acquire Parent stock held by employees of any Bison Subsidiary is disallowed to Parent, then, to the extent permitted by law, Holdings, C&A Products or a Bison Subsidiary (or their appropriate Affiliate) shall claim such Tax deduction. If Holdings, C&A Products or a Bison Subsidiary (or any of their Affiliates) receives any Tax Benefit in any taxable period as a result of any Tax deduction claimed by Holdings, C&A Products or a Bison Subsidiary (other than THI and its Subsidiaries) (or any of their Affiliates) pursuant to this Section 5.8(h), Holdings shall promptly pay to Parent the amount of such Tax Benefit.

     (i) Indemnification by Parent. Notwithstanding any other provision of this Agreement, Parent shall indemnify Holdings from and against and in respect of any and all Losses incurred by Holdings (or with respect to subsection (ii) below, by Holdings or THI and its Subsidiaries, without duplication), which may be imposed on, sustained, incurred or suffered by or assessed against Holdings (or with respect to subsection (ii) below, by Holdings or THI and its Subsidiaries, without duplication), directly or indirectly, to the extent relating to or arising out of:

          (i) any liability for income Taxes imposed on any of the Bison Subsidiaries (other than the Brazilian Entities) as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Parent (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local Law;





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

          (ii) any liability for Taxes (including Taxes resulting from the Restructuring), imposed on any of the Bison Subsidiaries (other than the Brazilian Entities) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date;

          (iii) any liability for Taxes (including Taxes resulting from the Restructuring), imposed on Permali or Rosario for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such Taxes exceed the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in the December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of this
     Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;

          (iv) the Ownership Percentage of any liability for Taxes (including Taxes resulting from the Restructuring), imposed on Plascar or TATB for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent such liability exceeds the Ownership Percentage of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in the December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;

          (v) any liability, or increase in a liability, for Taxes imposed as a result of any failure by Parent or any of its Affiliates to perform or comply with its obligations under Section 5.8(m); and

          (vi) indemnification pursuant to this Section 5.8(i) shall be the sole and exclusive remedy of Holdings and C&A Products





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

     against Parent with respect to any and all Losses arising under or related to any liability for Taxes.

     (j) Indemnification by Holdings. Notwithstanding any other provision of this Agreement, Holdings and C&A Products shall jointly and severally indemnify Parent from and against and in respect of any and all Losses incurred by Parent, which may be imposed on, sustained, incurred or suffered by or assessed against Parent, directly or indirectly, to the extent relating to or arising out of:

          (i) any liability for Taxes imposed on any of the Bison Subsidiaries (other than THI and its Subsidiaries) for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date;

          (ii) any liability for Taxes imposed on Permali or Rosario for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of this
     Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;

          (iii) the Ownership Percentage of any liability for Taxes imposed on Plascar or TATB for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date, but only to the extent of the Ownership Percentage of the accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) recorded in December 30, 2000 Statement of Net Assets to be Sold, as adjusted to take into account the extent to which (A) Parent's indemnification for a liability for Taxes pursuant to any clause of Section 5.8(i) has previously been reduced or eliminated as a result of the application of such accrual or reserve for Taxes and (B) Holdings' indemnification for a liability for Taxes pursuant to any clause of this Section 5.8(j) has previously been paid as a result of the application of such accrual or reserve for Taxes;





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

          (iv) any liability, or increase in a liability, for Taxes imposed on Parent or any of its Affiliates as a result of any failure by Holdings to perform or comply with its obligations under Section 5.8(e)(i) of this Agreement;

          (v) any increase in net liability for Taxes imposed on Parent or any of its Affiliates in connection with or related to the transactions contemplated by Section 5.21(a) (including any increase in net Tax liability resulting from the sale of assets pursuant to the transactions contemplated by Section 5.21(a)) other than (i) any Tax liability imposed on Parent or any of its Affiliates resulting from the transfer of all of the stock of Textron Automotive Exteriors Inc., Textron Automotive Interiors Inc., or Textron Properties Inc. to C&A Products pursuant to
     Section 2.1 of this Agreement, determined, for such purposes only, by assuming that the transactions contemplated by Section 5.21(a) had not occurred, and (ii) any increase in net income Tax liability imposed on Parent or any of its Affiliates resulting from the transactions contemplated by Section 5.21(a) for any taxable year or period or portions thereof beginning the day after the closing of all of the transactions contemplated by Section 5.21(a); provided, that any indemnification obligation of Holdings pursuant to this subsection shall be increased by the relevant After Tax Amount;

          (vi) except as otherwise provided in Sections 5.8(g), indemnification pursuant to this Section 5.8(j) shall be the sole and exclusive remedy of Parent against Holdings and C&A Products with respect to any and all Losses arising under or related to any liability for Taxes.

     (k) Contests.

          (i) Notice. After the Closing Date, Holdings and Parent each shall notify the other party in writing within 15 days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of the Bison Subsidiaries, which, if determined adversely to the taxpayer ("Tax Indemnitee") or after the lapse of time would be grounds for indemnification under this Section 5.8 by the other party ("Tax Indemnitor"). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. If either Holdings or Parent fails to give the other party prompt notice of an asserted Tax liability as required under this Agreement, then (A) if the Tax Indemnitor is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any judicial forum, then such party shall not have any obligation to indemnify the other party for any Losses arising out of such asserted Tax liability and (B) if the Tax Indemnitor is not so precluded from contesting,





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

     if such failure to give prompt notice results in a detriment to the Tax Indemnitor, then any amount which the Tax Indemnitor is otherwise required to pay pursuant to this Section 5.8 with respect to such liability shall be reduced by the amount of such detriment.

          (ii) Control of Contests Involving Pre-Closing Periods or Straddle Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period of any Bison Subsidiaries, Parent shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that (i) Parent shall keep Holdings reasonably informed with respect to the status of such audit or proceeding and provide Holdings with copies of all written correspondence with respect to such audit or proceeding in a timely manner and (ii) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Bison Subsidiaries for which Holdings would be liable under this Section 5.8, (A) Holdings may participate in the conduct of such audit or proceeding at its own expense and (B) Parent shall not settle any such audit or proceeding without the consent of Holdings, which consent shall not be unreasonably withheld.

          (iii) Control of Contests Involving Post-Closing Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes relating to any taxable years or periods beginning after the Closing Date, Holdings shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any Bison Subsidiaries for which Parent would be liable under this Section 5.8, (A) Parent may participate in the conduct of such audit or proceeding at its own expense and (B) Holdings shall not settle any such audit or proceeding without the consent of Parent, which consent shall not be unreasonably withheld.

     (l) As of the Closing Date, Parent shall cause all Tax sharing, Tax allocation, or Tax indemnity agreements between Parent or any Non-Bison Subsidiary on the one hand, and any Bison Subsidiary on the other hand, to be terminated.

     (m) During the period through and including the Closing Date, Parent shall, and shall cause its Affiliates to, have no arrangement, contract or understanding with respect to the transfer or other disposition by Parent or any of its Affiliates of the Equity Consideration or any portion thereof.





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

     5.9 Bison Financial Statements.

     (a) Parent shall deliver to C&A Products and Holdings, at Parent's expense:

          (i) statements of financial position with respect to the Business as at December 30, 2000 and January 1, 2000, and statements of income, cash flows and changes in net worth for each of the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999, together with an audit report of E&Y thereon prepared in accordance with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities, which report for the fiscal year 2000 will be substantially to the effect of E&Y's report relating to the Statement of Net Assets to be Sold at December 30, 2000 dated February 28, 2001, adapted as appropriate for inclusion of a statement of income and cash flows and as otherwise appropriate for its purpose; and

          (ii) an unaudited statement of financial position for the interim period ended June 30, 2001 and unaudited statements of income and cash flows for the interim period ended June 30, 2001 and the corresponding period in 2000, in each case prepared in accordance with GAAP consistently applied for the periods presented and with the accounting requirements and the published rules and regulations of the SEC applicable to a registration statement relating to an offering of debt securities, provided, however, that if the Closing occurs on or after November 15, 2001, Parent shall deliver to C&A Products and Holdings not later than November 28, 2001 comparable financial statements for the interim period ended September 30, 2001 and the corresponding period in 2000.

     (b) Parent shall deliver to C&A Products and Holdings a summary of financial information in the form set forth in Section 5.9(b) of the Disclosure Schedule for each fiscal month beginning immediately after the last quarterly statement provided pursuant to Section 5.9(a) and ending with the fiscal month which ends at least thirty days prior to the Closing Date, and the summary shall be delivered within 28 days after the end of said month.

The financial statements required by this Section 5.9 are referred to herein as the "Required Financial Statements".

     (c) E&Y and Parent shall provide to Holdings and C&A and its auditors reasonable cooperation in the preparation of such pro forma financial information as may be required for the financing of the Transactions on the basis contemplated hereby.





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

     5.10 Observer Rights. For so long as Parent or its Affiliates hold any shares of the Preferred Stock issued pursuant to this Agreement, Parent shall have the right to designate two representatives to serve as observers on the Board of Directors of C&A Products. Such observers shall have the right to receive all notices and meeting materials provided to members of the Board of Directors of C&A Products and committees of the Board of Directors of C&A Products and to attend and participate in all meetings of the Board of Directors of C&A Products and meetings of committees of the Board of Directors of C&A Products.

     5.11 Non-Competition

     (a) Prior to the third anniversary of the Closing Date, the Parent Entities shall not engage in the business of (i) manufacturing or selling overhead systems, headliners, interior instrument panels, interior quarter panel/sidewall trim, interior trim consoles, lift-gate trim panels, painted or unpainted fascia and bumpers, claddings/exterior trim moldings, exterior grilles, structural composite bumpers, or signal, taillight and other lighting or (ii) assembling or selling cockpit systems or front-end modules, in each case as currently manufactured, assembled or sold by the Bison Subsidiaries and in each case for use in automotive passenger cars and light and heavy trucks (the "Restricted Field"). For the avoidance of doubt, the continued operation of the existing businesses of Parent and the Non-Bison Subsidiaries and the continued ownership by Parent or one or more of its Affiliates of a direct or indirect equity interest in THI and its Subsidiaries shall not be a violation of this Section 5.11(a). Notwithstanding anything to the contrary contained herein, if C&A Products or any of its Subsidiaries default under any of the Leasing Documents and Parent or any of its Affiliates continue to own any interest in the Equipment (as defined in the Equipment Lease Term Sheet attached hereto as Exhibit 12) subject thereto, then the Parent Entities (and all Affiliates of Parent) shall be permitted to use such Equipment (whether or not in the Restricted Field) and lease, license, sell or otherwise transfer (whether or not for use in the Restricted Field) all or any part of their respective right, title and interest in and to such Equipment to any third party.

     (b) Notwithstanding the foregoing, the Parent Entities may acquire, directly or indirectly, all or substantially all of the capital stock or assets of any Person (an "After-Acquired Business") which derives 33% or less of its gross sales revenues from the Restricted Field, if Parent or such Parent Entity promptly grants to Holdings an option to acquire the portion of the After-Acquired Business which engages in the Restricted Field (the "Restricted Portion") upon the terms and conditions set forth in this Section 5.11(b) and promptly gives notice to Holdings of such option (but in no event later than the date the After-Acquired Business was acquired). The purchase price for the Restricted Portion shall be an amount equal to the aggregate purchase price, including any liabilities assumed by a Parent Entity, paid by a Parent Entity for the After-Acquired Business, multiplied by a fraction, the numerator of which shall be the net operating profit or other





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

mutually acceptable measure of value of the Restricted Portion during the most recently completed fiscal year prior to the date such Parent Entity acquired the After-Acquired Business and the denominator of which shall be the net operating profit or other mutually acceptable measure of value of the After-Acquired Business during the same period.

          (i) The purchase of the Restricted Portion by Holdings will be subject to the execution by the Parent Entity and Holdings of a mutually satisfactory definitive agreement for such purchase and the obtaining of all necessary regulatory approvals from any Governmental Authority and material third party Consents (in each case at no out-of-pocket cost or expense to the Parent Entity) and the expiration or termination of any applicable waiting period under the HSR Act and any applicable Foreign Competition Laws. The Parent Entity's representations and warranties in the definitive purchase agreement for the Restricted Portion shall be limited to reasonable assurances that the applicable Parent Entity had caused the Restricted Portion to be operated in the ordinary course of business during the period of such Parent Entity's ownership, and the Parent Entity shall use all commercially reasonable efforts to cause its rights under the purchase agreement by which it acquired the After-Acquired Business to the extent relating to the Restricted Portion to be assigned or otherwise made available to Holdings. The definitive purchase agreement shall provide that such agreement may be terminated at the option of either a Parent Entity (or the applicable Non-Bison Subsidiary) or Holdings if such transaction is not consummated by the six month anniversary of the date the After-Acquired Business was acquired by a Parent Entity.

          (ii) If Holdings fails to give Parent notice of its intent to exercise this option on or before the one month anniversary of the date the After-Acquired Business was acquired or the sale of the Restricted Portion to Holdings is not consummated, other than because of a default by a Parent Entity, the Parent Entity may retain ownership of the After-Acquired Business, including the Restricted Portion.

     5.12 Intercompany Transactions. Intercompany transactions shall be treated in accordance with the Transition Agreement.

     5.13 Additional Covenant of C&A and Holdings. Neither Holdings nor C&A Products shall amend or cause to be amended any of the Commitment Letters (except to add new lenders) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

     5.14 Certain Pre-Closing Restrictions. Prior to the Closing, Products will comply with the following provisions of the Certificate of Designation as though in effect on the date hereof:





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

     (a) Section 7(c), provided that the term "Issuance Date of the Series A1 Redeemable Preferred Stock, the Series B1 Redeemable Preferred Stock and the Series C1 Redeemable Preferred Stock" shall be deemed to refer to the date of this Purchase Agreement;

     (b) Section 7(f), provided that the consent of Textron and its Subsidiaries shall be required to the extent stated therein notwithstanding the Preferred Stock has not been issued and in no event shall such provisions prevent any of the Transactions and related matters, including but not limited to any payments pursuant to the Advisory Agreement (as defined in the Certificate of Designation) as amended through the date of the Closing;

     (c) Section 7(h); and

     (d) Section 7(b), provided that (i) the term "Restricted Payments" shall only include Restricted Payments of a type described in clauses (i) and (ii),
(ii) clause (b) of the first paragraph thereof shall be that ratio referred to in the footnote to Section 7(a), (iii) the exceptions in the second paragraph of
Section 7(b) shall be construed to include those exceptions in C&A Products' existing 11-1/2% Senior Subordinated Notes due 2006 in any case in which there is a blank or bracketed amount and (iv) insofar as Restricted Payments of the type referred to in clause (iii) of the term "Restricted Payments" is concerned, C&A Products will abide by the provisions applicable to such types of Restricted Payments in its existing 11-1/2% Senior Subordinated Notes due 2006.

     5.15 Closing Date Indebtedness. On or prior to the Closing Date, Parent shall provide to Holdings and C&A Products a schedule listing total Indebtedness of the Bison Subsidiaries (after giving effect to the Restructuring and excluding intercompany accounts that have been settled prior to Closing), separated into the categories "a" through "g" contained in the definition of Indebtedness, as of the Closing Date.

     5.16 Tax Reporting.

     (a) Holdings, C&A Products and Parent shall classify the Preferred Stock as equity for tax purposes and shall not take any position inconsistent with such classification.

     (b) Parent, Holdings and C&A Products shall take the position that there will not be any constructive distributions (or series of constructive distributions) with respect to the Preferred Stock under Section 305 of the Code or the Treasury Department regulations promulgated thereunder ("Tax Law"). None of Parent, Holdings or C&A Products shall take any position inconsistent with such position; provided, however, that if Parent, Holdings or C&A Products determines that under then applicable Tax Law the parties may be required to take a position inconsistent with that set forth in this Section 5.16(b), the party making such determination (the "Requesting Party") shall notify the other parties of such determination and, if the other parties do not agree that the parties will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), Parent, Holdings and C&A Products shall retain a





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

mutually agreed upon nationally recognized tax counsel to advise the parties as to whether they will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b). In the event that the parties agree, or the mutually agreed upon nationally recognized tax counsel determines, that the parties will be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), then the parties shall take the position so agreed upon or determined. All costs and expenses of the mutually agreed upon nationally recognized tax counsel relating to such advice shall be borne equally by Parent and Holdings; provided, however, that if the mutually agreed upon nationally recognized tax counsel determines that the parties will not be required under then applicable Tax Law to take a position inconsistent with the position set forth in this Section 5.16(b), then all such costs and expenses shall be borne by the Requesting Party.

     5.17 R&D Employees. Persons whose activities prior to the date hereof related primarily to research and development and product development related to the Business shall not be continuously employed by Parent or a Subsidiary of Parent after the Closing. For a period of two years from the date of this Agreement, Parent and its Affiliates shall not, without the written consent of C&A Products, solicit for employment any Transferred Employee whose activities prior to the date hereof related primarily to research and development or product development. This non-solicitation covenant shall not apply to general advertisements for available employment positions.

     5.18 IRB. On or prior to the Closing, Holdings shall either (i) cause the Indebtedness under the Loan Agreement dated as of August 1, 1991 between C&A Products (formerly Collins & Aikman Corporation) and the Michigan Strategic Fund (the "Loan Agreement") to be completely paid and retired and terminate all obligations under the Loan Agreement and the Reimbursement Agreement dated as of August 1, 1991 between C&A Products (formerly Collins & Aikman Corporation and NBD Bank, N.A.) (the "Reimbursement Agreement") or (ii) obtain amendments to or waivers of any terms of the Reimbursement Agreement, the Loan Agreement and any other Contract relating thereto such that the Reimbursement Agreement, the Loan Agreement and the related Contracts will not in any manner adversely affect the ability of C&A Products to pay dividends on or redeem (other than redemptions solely at the option of C&A Products) the Preferred Stock or adversely affect the ability of Holdings or C&A Products to complete the transactions contemplated by the Transaction Agreements or the Commitment Letters.

     5.19 [Reserved.]

     5.20 Textron Automotive Holdings Italy.

     (a) It is the intention of the parties that from and after the Closing, Textron Automotive Company Italia S.r.l. (the "Italian Opco") will be a wholly owned subsidiary of THI and that THI will be operated as a joint venture between one or more Subsidiaries of Parent and a Subsidiary of Holdings. Prior to the Closing, Parent will use commercially reasonable best efforts to cause THI to purchase all of the shares of capital stock of the Italian Opco owned by Magneti Marelli Holding S.p.A.

     (b) Subject to Section 2.6(b), on the Closing Date, with effect from and after the Closing Date, the following documents shall be executed and delivered by the applicable parties: (i) the Joint Venture and Shareholders Agreement among the shareholders of THI (after giving effect to the Closing) substantially in the form of Exhibit 8 to this Agreement; (ii) an Administrative Services Agreement between THI and C&A Products substantially in the form of Exhibit 9 to this Agreement; (iii) a License and Technical Assistance Agreement between THI and C&A Products substantially in the form of Exhibit 10 to this Agreement; and
(iv) an Engineering Services Agreement between THI and C&A Products substantially in the form of Exhibit 11 to this Agreement (collectively, the "Italian JV Documents").

     (c) Thirty days after delivery of a written request by Parent that Holdings purchase the THI Shares owned by Parent and its Subsidiaries that represent 50% of the total number of THI Shares outstanding as of the Closing Date (the "Put Notice"), which request may be delivered any time after the third anniversary of the Closing Date, C&A Products shall purchase said THI Shares for a purchase price of twenty-three million one hundred forty thousand dollars ($23,140,000), less any amount received in respect of such THI Shares after the Closing Date from any liquidation or other distribution, dividend or payment to Parent or one of its Subsidiaries (other than distributions, dividends or payments made for the purpose of payment of Taxes); provided, that if Fiat Auto S.p.A. has not implemented a slow-pay payables policy within 180 days after the Closing Date, then C&A Products shall purchase said THI Shares for a purchase price of twenty-eight million one hundred forty thousand dollars ($28,140,000), less any amount received in respect of such THI Shares after the Closing Date from any liquidation or other distribution, dividend or payment to Parent or one of its Subsidiaries (other than distributions, dividends or payments made for the purpose of payment of Taxes). C&A Products shall not directly or indirectly request, encourage or facilitate the implementation of a slow-pay payables policy by Fiat Auto S.p.A., and shall promptly notify Parent in the event any such policy is implemented. The rights of Parent under this Section 5.20(c) shall not be assignable to any other Person, except an Affiliate of Parent.

     (d) If Parent does not deliver a Put Notice pursuant to Section 5.20(c) within ninety days after the third anniversary of the Closing Date, all excess cash not required for the normal operations and debt service of THI and its Subsidiaries shall be swept out of THI and its Subsidiaries from time to time and paid over to C&A Products in exchange for a promise to repay as described in the Joint Venture and Shareholders Agreement attached hereto as Exhibit 8. Parent shall, and shall cause its Subsidiaries to, from time to time take any and all action, including to cause its or their THI director designees to take any and all action, necessary to permit such payment to C&A Products consistent with Italian law.

     (e) At any time after the third anniversary of the Closing Date, Holdings, by written notice delivered to Parent (the "Call Notice"), may require that Parent and its Subsidiaries sell all (but not less than all) of the THI Shares owned by Parent and its Subsidiaries to Holdings, or a Subsidiary of Holdings, for a total price equal to the fair market value of 100% of the total THI Shares outstanding (the "Fair Market Value") multiplied by a fraction whose numerator is the number of THI Shares owned by Parent





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

and its Subsidiaries and whose denominator is the total number of THI Shares outstanding; provided, however, that neither Parent and its Subsidiaries shall be obligated to sell its THI Shares pursuant to the Call Notice if it delivers a Put Notice to Holdings pursuant to Section 5.20(c) within twenty days after receiving a Call Notice; provided further, however, that the rights of Holdings under this Section 5.20(e) shall not be assignable to any other Person by Holdings other than as collateral security for the borrowings described in the Debt Commitment Letter and except to an Affiliate of Holdings. Fair Market Value shall be that which a willing buyer and a willing seller, under no economic compulsion to buy or sell and without regard to any existing position in THI, would be willing to pay in cash to acquire the subject THI Shares and shall be determined in good faith by Holdings and specified in the Call Notice delivered to Parent.

     (f) The shareholders in THI will cooperate to ensure that all information regarding THI necessary to enable THI and its Subsidiaries to timely prepare their Tax Returns is available, if within their respective abilities to do so.

     (g) The shareholders in THI will cooperate to ensure that THI provides its shareholders all information regarding THI necessary to enable its shareholders to timely prepare and file any Tax Returns.

     (h) Any of the rights to purchase THI Shares, whether upon exercise of the put or the call provisions, may be assigned to an Affiliate of C&A Products, without relieving C&A Products of its obligations under these provisions.

     5.21 Property Lease.

     (a) On or prior to the Closing Date, Parent agrees to cause the sale of equipment to Textron Financial Corporation or one of its Affiliates for the purposes of the transactions described in the terms sheets attached hereto as
Exhibit 12, and immediately thereafter cause the Subsidiary which sold the assets to enter into a lease with Textron Financial Corporation or one of its Affiliates on terms consistent with Exhibit 12. To the extent that the leverage ratio (as determined under the definitive financing documentation for the debt financing of the Transactions, assuming EBITDA of $377.1 million) exceeds 3.82:1.00 on or shortly prior to the Closing Date, the parties will use their commercially reasonable best efforts to cause additional property and/or equipment of Parent or its Subsidiaries to be made subject to the described leasing transactions for the purpose of reducing the requisite debt financing so as to comply with such ratio as a condition precedent set forth in the Debt Commitment Letters. It is agreed that in no event shall the fair market value of the property or the equipment subject to the leasing transactions be less than eighty six million nine hundred thousand dollars ($86,900,000). The documents required to be executed to consummate the transactions referred to in the attached term sheets on the terms described therein are referred to as the "Leasing Documents."

     (b) C&A Products will use commercially reasonable efforts to locate a third party to purchase the property subject to the Leasing Documents from Textron Financial Corporation, or, if unsuccessful, obtain funding to enable C&A Products





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

to purchase said property on or prior to the second anniversary of the Closing Date. Such sale may (but need not be) effected subject to the Leasing Documents or new leasing documentation may be entered into by C&A Products and its Subsidiaries with the new owner. Nothing herein shall be construed as requiring that C&A Products is obligated to purchase any such property.

     5.22 Reduction in Workforce Charges.

     (a) To the extent that C&A Products, or its applicable Subsidiaries, make cash severance and termination payments (including payments relating to salary, Taxes and healthcare) on behalf of Parent, in amounts established by Parent, to the individuals listed in Schedule H hereto solely as a result of actions taken by Parent in the fiscal quarter ended March 31, 2001 in connection with a reduction in workforce, Parent shall reimburse C&A Products, or its applicable Subsidiaries, for the cost of such payments. Parent represents and warrants that the individuals listed in Schedule H are the only individuals to whom Parent is obligated to make such cash severance and termination payments after the date of the amendment and restatement of this Agreement. The foregoing representation and warranty shall survive until the third anniversary of the Closing Date and shall not be subject to the limitations of liability set forth in Article VIII. Neither C&A Products nor its Subsidiaries shall claim any Tax deduction with respect to any payments made pursuant to this Section 5.22(a) unless it is required by the relevant Tax Authority to treat the reimbursement as income.

     (b) Prior to the Closing Date, Parent will terminate the employment of approximately 225 employees of the Business with the goal of achieving savings of approximately $18.8 million during the period January 1, 2002 through December 31, 2002 based on current production levels. To the extent that C&A Products, or its applicable Subsidiaries, make payments on behalf of Parent for cash severance and termination payments, in amounts established by Parent, to, or for the benefit of, the terminated employees solely as a result of Parent's actions prior to the Closing Date, Parent shall reimburse C&A Products, or its applicable Subsidiaries, for the cost of such payments. Neither C&A Products nor its applicable Subsidiaries shall claim any Tax deduction with respect to any payments made pursuant to this Section 5.22(b) unless it is required by the relevant Tax Authority to treat the reimbursement as income. C&A Products, or its applicable Subsidiaries, shall reasonably promptly provide Parent all information necessary for Parent to satisfy any applicable information reporting obligations with respect to such payments. Except for the cash severance and termination payments referred to in this Section 5.22(b). C&A Products shall be solely liable for all Losses relating to any Claim or liability arising out of the employment of the 225 employees terminated by Parent pursuant to this section which are payable after the Closing.

     5.23 Board of Directors.

     (a) Parent shall be entitled to designate at any time and from time to time
(i) one member (the "Textron Designee") to serve as a director on the Board of Directors of Holdings (the "Holdings Board") and (ii) two representatives to serve as





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observers on the Holdings Board, in each case until the Director Termination
Date. Parent shall, from time to time, deliver to the Secretary of Holdings a notice stating the names of the Textron Designee and the representatives that will serve as observers on the Holdings Board.

     (b) The Holdings Board shall elect the Textron Designee to the Holdings Board within 30 days after receiving the name of such Textron Designee from Parent. In connection with any meeting of the stockholders of Holdings at which members of the Holdings Board are to be elected and at which the term of the Textron Designee expires, the Holdings Board, or the applicable committee, shall nominate and recommend to its stockholders the Textron Designee. In the event that the Textron Designee dies, retires, resigns or is otherwise removed from the Holdings Board, the Holdings Board shall elect as a replacement a new Textron Designee designated by Parent in the manner set forth in Section 5.23(a).

     (c) The observers and any replacements, shall have the right to attend all meetings of the Holdings Board, including meetings held between members of the Holdings Board who are not officers of Holdings or a Subsidiary of Holdings, to receive all notices and meeting materials provided to members of the Holdings Board and committees of the Holdings Board and to attend and participate in all meetings of the Holdings Board and meetings of the committees of the Holdings Board.

     5.24 Financing Discussions. Prior to the Closing Date, Parent or its designee shall participate in all significant discussions and negotiations with any of the Initial Lenders, as defined in the Debt Commitment Letter, which relate to the Preferred Stock or which directly relate to the earn-out specified in Section 2.8.


                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE TRANSACTION


     6.1 Conditions to Each Party's Obligations to Complete the Transactions. The respective obligations of each party to complete the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Injunction. There shall not be in effect any Law or Order of any Governmental Authority of competent jurisdiction directing that the Transactions not be consummated as provided herein.

     (b) Governmental Filings and Consents. The regulatory approvals listed in
Section 6.1(b) of the Disclosure Schedule shall have been obtained and be in effect as of the Closing Date, and the waiting period under HSR Act shall have expired or early termination thereof shall have been granted.





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

     (c) Works Councils. All required notices to any works council, personnel committee or similar employee council or committee shall have been made, and any required consultation with any works council, personnel committee or similar employee council or committee shall have occurred.

     (d) Restructuring. Parent shall have completed the Restructuring in all material respects.

     6.2 Additional Conditions to the Obligation of Holdings and C&A Products. The obligation of Holdings and C&A Products to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Holdings to the extent permitted by applicable Law:

     (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this
Section 6.2(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality or Material Adverse Effect qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Material Adverse Effect.

     (b) Performance. Parent shall have performed in all material respects all of its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date; provided that Parent shall be provided the opportunity to cure any failure to so perform or comply, if a cure is possible, within a reasonable time after receiving written notice of such failure from Holdings.

     (c) Officer's Certificate. Holdings shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Operating Officer or the Chief Financial Officer of Parent certifying to the fulfillment of the conditions specified in Sections 6.1(d), 6.2(a) and 6.2(b).

     (d) Bison Financial Statements. Parent shall have delivered the Required Financial Statements pursuant to Section 5.9.

     (e) Agreements. Parent and its Subsidiaries (to the extent each is a party thereto) shall have executed the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as
Exhibit 2, the Registration Rights Agreements attached hereto as Exhibits 5 and 6 and the Transition Agreement attached hereto as Exhibit 4.





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

     (f) Financing. The financing contemplated by the Debt Commitment Letter shall have been completed on substantially the terms and conditions identified in such Debt Commitment Letter or on such other terms and conditions or involving such other financing sources, as are not materially more onerous in the aggregate to Holdings and C&A Products than those in the applicable Debt Commitment Letter and on other reasonable and customary terms (but not requiring more equity financing than is contemplated by the Debt Commitment Letter); provided, that this condition shall be deemed satisfied if the failure of this condition is due to a breach by Holdings, C&A Products, Heartland or any of their respective Affiliates of any covenant contained in any Financing Agreement, except if any such breach would not occur but for a breach by Parent or any of its Affiliates of any of its covenants, representations or warranties contained herein or a failure of Parent or any of its Affiliates to comply with a reasonable request of Holdings in respect of the financing contemplated by the Debt Commitment Letter or an adverse change in the business, operations, assets, financial condition, contingent liabilities or material agreements of the Business or the Bison Subsidiaries.

     (g) Italian JV Documents. The Italian JV Documents shall have been duly executed and delivered by each applicable Subsidiary of Parent.

     (h) Leasing Documents. Each of the Leasing Documents shall have been duly executed and delivered by each applicable Subsidiary of Parent.

     (i) Magneti Marelli Holding S.p.A. At or prior to Closing, Parent shall have either (y) caused THI to purchase all of the shares of capital stock of the Italian Opco owned by Magneti Marelli Holding S.p.A. or (z) obtained the irrevocable consent of Magneti Marelli Holding S.p.A. to the transactions contemplated by Section 5.20 of this Agreement.

     6.3 Additional Conditions to the Obligation of Parent. The obligation of Parent to complete the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

     (a) Representations and Warranties. The representations and warranties of Holdings and C&A Products contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 6.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality or Holdings Material Adverse Effect qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Material Adverse Effect.

     (b) Performance. Holdings shall have performed in all material respects its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date; provided that Holdings shall be provided the




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opportunity to cure any failure to so perform or comply, if a cure is possible, within a reasonable time after receiving written notice of such failure from Parent.

     (c) Officer's Certificate. Parent shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Operating Officer or the Chief Financial Officer of Holdings certifying to the fulfillment of the conditions specified in Sections 6.3(a) and (b) hereof.

     (d) Agreements. Holdings and C&A Products shall have executed the License Agreements attached hereto as Exhibits 3A, 3B and 3C, the Assignment and Assumption Agreement attached hereto as Exhibit 2, the Registration Rights Agreements attached hereto as Exhibits 5 and 6 and the Transition Agreement attached hereto as Exhibit 4.

     (e) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware, shall be in full force and effect and shall not have been amended or modified.

     (f) Italian JV Documents. The Italian JV Documents shall have been duly executed and delivered by each applicable Subsidiary of C&A Products.

     (g) Leasing Documents Guarantee. The guarantee required by Exhibit 12 shall have been duly executed and delivered by C&A Products.

                                   ARTICLE VII

                                   TERMINATION


     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, by the mutual written consent of Parent and Holdings.

     7.2 Termination by Any Party. This Agreement may be terminated and the Transactions may be abandoned by any party hereto by prompt written notice to the others if (a) any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (a) shall have used all commercially reasonable efforts to have such Order vacated or (b) the Closing shall not have occurred by December 31, 2001; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement results in the failure of the Closing to occur on or prior to such date.





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

     7.3 Termination by Parent

     (a) This Agreement may be terminated by Parent at any time if (a) any condition contained in any Commitment Letter shall fail to be satisfied and such failure is not cured within 30 days of Holdings' or C&A Products' notice of such failure or (b) one or more of the Commitment Letters is withdrawn, terminated or revoked; provided, however, that in the event an Equity Commitment Letter is withdrawn, terminated or revoked, Holdings and C&A Products shall have 30 days to cause such Equity Commitment Letter to be reinstated or the commitment covered by said Equity Commitment Letter replaced by another investor pursuant to a commitment letter containing the same terms, except for the identity of the parties; provided, further, however that Parent's right to terminate this Agreement pursuant to this Section 7.3 will not be available if Parent fails to fulfill any of its obligations under this Agreement and such failure results in the failure of the applicable condition to Closing.

     7.4 Effect of Termination. In the event this Agreement is terminated pursuant to this Article VII, the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and this Agreement shall become void and have no further force and effect, except that
(i) the obligations of Heartland Industrial Partners, C&A, Holdings and C&A Products set forth in the Confidentiality Agreement shall remain in effect, (ii) neither party shall be relieved from any liabilities or damages arising out of a willful breach of any provision of this Agreement and (iii) the respective obligations of the parties set forth in Section 9.3 shall remain in effect.

                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING


     8.1 Survival of Representations, Warranties and Covenants;
Indemnification.

     (a) Survival. All representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date, except
(i) the representations and warranties contained in Sections 3.2(b) and (c) and
Section 4.4(a) and (b) of this Agreement, which shall survive the Closing and
(ii) the representations and warranties contained in Section 3.8 and Section 3.11, which shall not survive the Closing. This Section 8.1(a) shall not limit any covenant or agreement of the parties hereto which by its express terms contemplates performance after the Closing, including Parent's indemnification obligations for certain environmental matters and Taxes set forth in Sections
8.2 and 5.8(i).

     (b) Indemnification by Parent. Subject to the other provisions of this
Section 8.1, Parent shall indemnify Holdings, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Holdings Indemnified Parties") from and against and in respect of any and all Losses incurred by a Holdings Indemnified Party, which may be imposed on, sustained, incurred or suffered by or





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

assessed against a Holdings Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

          (i) the failure of any of the representations or warranties of Parent contained in Article III (excluding the representations and warranties contained in Section 3.8 and Section 3.11) to be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time and except as modified hereafter in this Section 8.1(b)(i)); provided, that solely for the purpose of this Section 8.1(b)(i), the representations and warranties in Sections 3.6(a) and 3.7 shall be read without regard to the words "as of the date hereof" and the representations and warranties in Sections 3.16(a) and (b) shall be read without regard to the words "through and including the date hereof"; provided, further, that solely for the purpose of Section 8.1(b)(i), the representations and warranties in Sections 3.3(b), 3.6(a) and (b), 3.7, 3.12 and 3.16 shall be read without regard to any materiality or Material Adverse Effect qualifiers contained therein;

          (ii) any failure by Parent to perform or comply with its covenants and agreements contained in this Agreement (excluding any covenant contained in Section 5.8 for which the exclusive remedy of Holdings shall be indemnification pursuant to Section 5.8), the Transition Agreement and the Assignment and Assumption Agreement; and

          (iii) except as set forth in Section 5.8, Section 8.1(g), Section 8.2 and Section 8.3, the businesses, operations and assets of Parent or any Non-Bison Subsidiary (giving effect to the Restructuring and Closing), other than Losses relating to or arising out of the operation and conduct of the Business, commercial transactions with the Bison Subsidiaries in the ordinary course of business pre-Closing and commercial transactions with the Bison Subsidiaries post-Closing.

     (c) Indemnification by Holdings and C&A Products. Subject to the other provisions of this Section 8.1, Holdings and C&A Products shall jointly and severally indemnify Parent, its Subsidiaries and their present and former directors, officers, employees and agents (collectively, the "Parent Indemnified Parties") from and against and in respect of any and all Losses incurred by a Parent Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Parent Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

          (i) the failure of any of the representations or warranties of Holdings or C&A Products contained in Article IV to be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period





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

     of time); provided, however, that for purposes of this Section 8.1(c)(i), such representations and warranties that are qualified by reference to materiality or Holdings Material Adverse Effect shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects;

          (ii) any failure by Holdings or C&A Products to perform or comply with their respective covenants and agreements contained in this Agreement (excluding any covenant contained in Section 5.8 for which the exclusive remedy of Parent shall be indemnification pursuant to Section 5.8), the Transition Agreement and the Assignment and Assumption Agreement;

          (iii) the use of any Parent Name from and after the Closing Date; and

          (iv) except as set forth in Section 5.8, Section 8.1(g), Section 8.2 and Section 8.3, the businesses, operations and assets of any Bison Subsidiary (giving effect to the Restructuring and Closing), other than Losses relating to or arising out of the operation and conduct of the businesses conducted by Parent and the Non-Bison Subsidiaries (other than the Business), and commercial transactions with the Non-Bison Subsidiaries in the ordinary course of business pre-Closing and commercial transactions with the Bison Subsidiaries post-Closing; provided, however, that with respect to Losses relating to or arising out of the businesses, operations and assets of THI and its Subsidiaries, Holdings and C&A Products shall indemnify the Parent Indemnified Parties only to the extent that such Losses are incurred by a Parent Indemnified Party on or after the earlier of (A) the first date that Holdings or C&A Products is required to account for THI and its Subsidiaries on a consolidated basis and (B) the date the Put Notice is delivered pursuant to Section 5.20(c).

     (d) Limitation of Liability. The obligations and liabilities of Parent, Holdings and C&A Products under Sections 8.1(b)(i) and (c)(i), respectively, shall be subject to the following additional limitations:

          (i) Parent shall not have any liability with respect to the payment of any indemnification amounts which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i), whether or not asserted pursuant to
     Section 8.1(b)(i), until such time as the aggregate amount of Losses incurred by Holdings Indemnified Parties for which Holdings Indemnified Parties would otherwise be entitled to indemnification pursuant to Section 8.1(b)(i) exceeds ten million dollars ($10,000,000) and thereafter, only to the extent of such Losses in excess of ten million dollars ($10,000,000); provided, however, that (A) with respect to Losses relating to or arising out of the breach of any representation or





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

     warranty in Sections 3.3(b), 3.6, 3.7, 3.12 and 3.16, a Holdings Indemnified Party shall not make any claim against Parent which individually does not exceed five hundred thousand dollars ($500,000), and such claims not meeting this threshold shall not be applied in calculating the ten million dollar ($10,000,000) minimum specified above, (B) with respect to any Losses for which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i) other than those referred to in
     Section 8.1(d)(i)(A), a Holdings Indemnified Party shall not make any Claim against Parent which individually does not exceed fifty thousand dollars ($50,000) and such Claims not meeting this threshold shall not be applied in calculating the ten million dollar ($10,000,000) minimum specified above, and (C) Parent's maximum aggregate indemnification liability for which Holdings Indemnified Parties would be entitled pursuant to Section 8.1(b)(i) and Section 8.2(a) (excluding liability for any and all Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire, which such Environmental Losses shall not be subject to any maximum aggregate indemnification liability cap) shall be one hundred million dollars ($100,000,000); and provided, further, that Parent's indemnification obligation for breach of any representation or warranty contained in Section 3.2(b) or (c) and pursuant to Sections 8.1(b)(ii) and (iii) shall not be subject to the provisions of this Section 8.1(d)(i).

          (ii) Notwithstanding anything to the contrary contained in this Agreement, in the event that a Holdings Indemnified Party is entitled to any indemnification amounts pursuant to Section 5.8 (i), Section 8.1(b)(i) or Section 8.2(a) in connection with Losses or Environmental Losses, as applicable, relating to or arising out of the business conducted by THI or its Subsidiaries, then, subject to the limitations set forth in Section 8.1(d)(i) and Section 8.2(a), Parent shall pay (A) a minimum of 50% of such Losses or Environmental Loses, as applicable, at the time otherwise specified in Section 8.1 (and the remaining Losses shall not be taken into account for the purposes of calculating the deductibles, baskets and cap set forth in Section 8.1(d)(i) and Section 8.2(a)) and (B) the remaining 50% of such Losses or Environmental Losses, as applicable, when, and only to the extent that, Parent or its Subsidiaries receive cash in connection with the consummation of the sale of Parent's and its Subsidiaries' THI Shares contemplated by Section 5.20; provided, however, that if Parent or its Subsidiaries have received solely cash in connection with the sale of their THI Shares pursuant to Section 5.20, than all such remaining Losses and Environmental Losses shall become due and payable at the time otherwise specified in Section 8.1.

          (iii) No party shall be liable for any Losses pursuant to Sections 8.1(b) or (c) unless the party seeking such indemnification (the




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     "Indemnified Party") has (x) delivered the notice of Claim in respect of such Loss required by Section 8.1(e) below and (y) such notice of Claim is received by the party from which indemnification is sought (the "Indemnifying Party") within 30 days after the first anniversary of the Closing Date, except that (A) for any Losses relating to or arising out of breaches of any representations or warranties contained in Sections 3.2(b) and (c) and Section 4.4(a) and (b), such notice of Claim may be delivered at any time, (B) for breach of any covenant or agreement, such notice of Claim may be delivered at any time prior to the expiration of the applicable statute of limitation and (C) for Environmental Losses such notice of Claim may be delivered on or prior to the period specified in
     Section 8.2. Indemnification under Section 8.1(b)(i) and (ii) and Section 8.1(c)(i) and (ii) shall be the exclusive remedy of Holdings, C&A Products and Parent, as applicable, for breach of any representation, warranty, covenant or agreement (excluding breach of any covenant contained in Section 5.8 for which the exclusive remedy of Holdings, C&A Products and Parent, as applicable, shall be indemnification pursuant to Section 5.8) contained in this Agreement, the Transition Agreement and the Assignment and Assumption Agreement.

     (e) Notice of Claim. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") which may give rise to a Loss or Environmental Loss that will be taken into account for purposes of calculating whether the Indemnifying Party's indemnification obligation arises pursuant to
Section 8.1(b) or Section 8.1(c) above or Section 8.2(a) or Section 8.3 below, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party does not promptly give notice of any Claim as specified above, such failure shall not be deemed a waiver of the Indemnified Party's right to indemnification or application to the applicable deductible set forth in Section 8.1(d), Section 8.2(a)(iii) or Section 8.2 (a)(iv) hereunder for Losses or Environmental Losses in connection with such Claim, but the amount of reimbursement to which the Indemnified Party is entitled or application to the applicable deductible shall be reduced by the amount, if any, by which the Indemnified Party's Losses or Environmental Losses would have been reduced had such notice been promptly delivered.

     (f) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 90 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of





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such Claim, they shall agree to apply it to the applicable deductible, or if the applicable deductible has been satisfied, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction in the State of Delaware.

     (g) Third Party Claims.

          (i) With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice reasonably acceptable to the other party; provided, that it irrevocably agrees that the Claim is covered by Section 8.1(b) or (c), as the case may be. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out-of-pocket expenses as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within the latter of 90 days of receipt of notice of the Third Party Claim or thirty days after the indemnification obligation arises, failing which the Indemnifying Party shall be deemed to have elected not to assume such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, subject to the provisions of Section 8.1, Section 8.2 and Section 8.3, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the





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

     difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

          (ii) If the Indemnifying Party fails to assume control of the defense of, or having assumed such control fails to defend, any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed, in which case the Indemnifying Party shall be responsible for paying any such Claim or, if paid by the Indemnified Party, reimbursing the Indemnified Party. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides solely for monetary damages or other monetary payments.

          (iii) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

     (h) Notwithstanding anything in Section 8.1, Section 8.2 or Section 8.3 to the contrary, the Indemnifying Party shall not be liable for any Losses or Environmental Losses arising out of any matter to the extent that the Losses or Environmental Losses with respect to such matter have been mitigated as a result of having been reflected as a liability or the subject matter of a specific result in the Closing Financial Statement.

     8.2 Environmental Indemnification.

     (a) (i) Except for the environmental matters set forth in Section 8.2(a)(i) of the Disclosure Schedule, Parent shall indemnify the Holdings Indemnified Parties from and against and in respect of any and all Environmental Losses incurred by a Holdings Indemnified Party, which may be imposed on, sustained, incurred or suffered by or assessed against a Holdings Indemnified Party, directly or indirectly, to the extent relating to or arising out of: (A) the Remediation of Hazardous Substances that were disposed of or released on or into the air, soils, groundwater, surface water, sediments or similar environmental media, at, on, under or migrating from or to any Bison Property on or before the Closing Date; (B) Litigation by Third Parties in respect of bodily injury or property damage as a result of Hazardous Substances that were disposed of or released into the soils, groundwater, surface water, sediments or similar environmental media, on or before the Closing Date, at, on, under or migrating from any Bison Property; (C) the disposal, storage, transportation, discharge, release, treatment or recycling of Hazardous Substances, or the arrangement for the same activities, by Parent or any of its Subsidiaries with respect to the Business, prior to the Closing Date, at any Off-Site Location, including Environmental Losses related to bodily injury, property damage or the Remediation of





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such Hazardous Substances; and (D) any violation by Parent or any of its
Subsidiaries of any Environmental Law applicable to the Business (including Permits or other authorizations issued pursuant to any applicable Environmental
Law) on or prior to the Closing Date.

          (ii) Parent's obligation to indemnify the Holdings Indemnified Parties for the matters addressed in Section 8.2(a)(i)(A) through (C) shall be limited to those matters as to which Holdings provides Parent with written notice of said Claim in the manner set forth in Section 8.1(e) within 10 years after the Closing Date. Parent's obligation to indemnify the Holdings Indemnified Parties for matters addressed in Section 8.2(a)(i)(D) shall be limited to those matters as to which Holdings provides Parent with written notice of said Claim in the manner set forth in Section 8.1(e) within two years after the Closing Date.

          (iii) Notwithstanding the foregoing, Parent shall not have any liability with respect to the payment of any indemnification amounts pursuant to Section 8.2(a)(i)(A) through (D) until such time as the aggregate amount of such Environmental Losses incurred by the Holdings Indemnified Parties, excluding any and all Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire, for which such parties would otherwise be entitled to indemnification pursuant to Section 8.2(a)(i)(A) through (D) exceeds five million dollars ($5,000,000) and thereafter, Parent shall only be liable to the extent of such Environmental Losses in excess of five million dollars ($5,000,000); provided, however, that (A) Holdings shall not make any claim against Parent which individually does not exceed fifty thousand dollars ($50,000), and such claims not meeting this threshold shall not be applied in calculating the five million dollar ($5,000,000) limitation specified above, and (B) Parent's maximum aggregate indemnification liability pursuant to Section 8.2(a)(i) shall be subject to and included within the dollar limitation contained in Section 8.1(d)(i)(B).

          (iv) Notwithstanding any other provision of this Agreement, Parent shall not have any liability with respect to the payment of any indemnification amounts pursuant to Section 8.2(a)(i)(A) through (D) with respect to Environmental Losses related to, or arising out of, (A) the Dover Municipal Landfill located in Dover, New Hampshire and (B) the Cardinal Landfill located in Farmington, New Hampshire until such time as the aggregate amount of such Environmental Losses incurred by the Holdings Indemnified Parties for which such parties would otherwise be entitled to indemnification pursuant to Section 8.2(a)(i)(A) through (D) exceeds twenty million dollars ($20,000,000) and thereafter, Parent shall be liable for fifty percent (50%) of such Environmental Losses in excess of twenty million dollars ($20,000,000).






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          (v) Holdings and C&A Products shall jointly and severally indemnify and hold the Parent Indemnified Parties harmless against any Environmental Losses relating to the environmental matters set forth in Section 8.2(a)(i) of the Disclosure Schedule (other than any Environmental Losses relating to THI or any of its Subsidiaries incurred by the Parent Indemnified Parties prior to the earlier of (A) the first date that Holdings or C&A Products is required to account for THI and its Subsidiaries on a consolidated basis and (B) the date the Put Notice is delivered pursuant to Section 5.20(c)). Holdings and C&A Products shall jointly and severally indemnify and hold the Parent Indemnified Parties harmless against any Environmental Losses not related to the environmental matters set forth in Section 8.2(a)(i) of the Disclosure Schedule arising out of the matters described in Section 8.2(a)(i)(A)-(D) up to a maximum amount of (x) twenty million dollars ($20,000,000) for Environmental Losses related to the Dover Municipal Landfill located in Dover, New Hampshire and the Cardinal Landfill located in Farmington, New Hampshire; provided, however, if the Parent Indemnified Parties Environmental Losses exceed twenty million dollars, then Holdings and C&A Products shall jointly and severally indemnify the Parent Indemnified Parties for 50% of all Environmental Losses in excess of twenty million dollars, and (y) five million dollars ($5,000,000) for all other such Environmental Losses (other than any Environmental Losses relating to THI or any of its Subsidiaries incurred by the Parent Indemnified Parties prior to the earlier of (A) the first date that Holdings or C&A Products is required to account for THI and its Subsidiaries on a consolidated basis and (B) the date the Put Notice is delivered pursuant to Section 5.20(c)). For avoidance of doubt, any amounts paid by Holdings pursuant to this
     Section 8.2(j) shall be deemed to be Environmental Losses incurred by the Holdings Indemnified Parties for purposes of the limits set forth in sections 8.2(a)(iii) and 8.2(a)(iv).

          (vi) Notwithstanding any other provision of this Agreement, if a Holdings Indemnified Party has a claim pursuant to Section 8.2(a)(i)(D) of this Agreement, Parent shall indemnify the Holdings Indemnified Parties with respect to (A) any claims for fines or penalties arising out of said noncompliance and (B) Environmental Losses arising out of any expenditures made or actions taken by or on behalf of Holdings or C&A Products after the Closing Date to correct such noncompliance, but only to the extent that the Environmental Losses relate to the least expensive, commercially reasonable alternative necessary to correct such noncompliance; provided, that Holdings shall not make any claim against Parent pursuant to this Section 8.2(a)(vi)(B) which individually does not exceed fifty thousand dollars ($50,000) with respect to any single occurrence of noncompliance; provided, further, that with respect to any single occurrence of noncompliance, Parent shall only be liable for such





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     Environmental Losses in excess of fifty thousand dollars ($50,000). If
     Holdings or C&A Products elects to correct such noncompliance by any means other than the least expensive, commercially reasonable alternative, subject to the provisions of this Section 8.2, Parent shall indemnify the Holdings Indemnified Parties for Environmental Losses up to an amount equal to the difference between the Environmental Losses that otherwise would have been incurred if the least expensive, commercially reasonable alternative had been implemented and five hundred thousand dollars ($500,000). Further, with respect to claims pursuant to Section 8.2(a)(i)(D) which involve a violation that commenced prior to the Closing Date and continues after the Closing Date, Parent's indemnification obligation with respect to such continuing violation shall apply only with respect to the time period prior to the Closing Date. Notwithstanding the above, the foregoing shall not be interpreted to preclude the Holdings Indemnified Parties from indemnification with respect to the Remediation of Hazardous Substances that are present on or before the Closing Date in any environmental media at, on, under or migrating from or to, any Bison Property, as otherwise provided in this Agreement, including with respect to Hazardous Substances that were discharged into the environment prior to the Closing Date and continue to exist in the environment after the Closing Date.

     (b) With respect to claims to indemnify Holdings Indemnified Parties that are described by Section 8.2(a)(i)(A):

          (i) Parent shall only be required to indemnify Holdings Indemnified Parties to the extent that, after the deductible set forth in Section 8.2(a)(iii) is met: (A) the Remediation of the Hazardous Substances is required pursuant to an applicable Environmental Law that is in effect as of the Closing Date; (B) the Remediation Standards applicable to the Remediation are the most cost effective Remediation Standards required under Environmental Law assuming continued industrial use of the property, provided, that it is a Bison Property and where it is not, such other use then associated with such non-Bison Property; and (C) the Remediation shall be conducted in a reasonable, cost effective manner consistent with applicable Environmental Law or as may be otherwise required by a Governmental Authority. Holdings shall accept appropriate engineering controls or institutional controls, including, if necessary, deed restrictions limiting property to an industrial use or limitations on the drilling and use of water wells on Bison Properties (individually or collectively, a "Restriction"), if such controls are needed in order to complete a Remediation consistent with the use of the least stringent Remediation Standards. Holdings shall not be required to consent to any Restriction in connection with completing a Remediation if the Restriction would materially impair or otherwise unreasonably interfere with the continued operations of the Bison Subsidiary or if the Governmental Authority having





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     jurisdiction for such matter does not approve of reliance on such
     Restriction.

          (ii) For the sole purpose of seeking indemnification for Environmental Losses pursuant to Section 8.2(a)(i) of this Agreement, after the Closing Date, neither Holdings nor its Affiliates shall undertake any effort to discover whether there has been a release of Hazardous Substances at, on, underneath or migrating from any Bison Property, including the collection of soil, groundwater, or surface water samples or samples of other environmental media, except that Holdings or its authorized representatives may take such samples and the Holdings Indemnified Parties may seek indemnification therefore if: (A) required pursuant to an applicable Environmental Law or a lawful order of a Governmental Authority; (B) required by a potential acquirer of said Bison Property or the Business or a lessee of said Bison Property; (C) required in connection with defending against or pursuing a Third Party Claim; or (D) required by Holdings' or C&A Products' lender or financial underwriter prior to five years from the Closing Date. If Holdings fails to comply in any material respect with this provision, Parent shall have no obligation to provide any Holdings Indemnified Party with an indemnity for the Remediation of Hazardous Substances on such Bison Property or for any Claims for bodily injury or property damage related to Hazardous Substances on such property; provided, however, that this limitation on indemnification shall apply only the extent that any Environmental Losses incurred by a Holdings Indemnified Party for which indemnification is sought are identified solely as a result of such material noncompliance.

     (c) Claims brought pursuant to this Section 8.2 shall be subject to the procedures for indemnification set forth in Section 8.1(g) if such Claims are Third Party Claims. Claims that involve or also involve the Remediation of Hazardous Substances at any Bison Property shall also be subject to the procedures set forth in Section 8.2(f).

     (d) If Holdings or any of its Affiliates intends to sell, lease or otherwise convey any Bison Subsidiary or any Bison Property, Holdings or said Affiliate shall include, as a condition of such sale, lease or other agreement, terms and conditions that will ensure that all Restrictions that have been accepted with respect to the Bison Property are not disturbed (or, if such Restrictions will be disturbed, that they will be restored at the expense of the party causing the disturbance or, if additional Remediation is required as a result of the disturbance of such Restrictions, that such additional Remediation will be performed at the sole cost and expense of the party causing the disturbance).

     (e) For purposes of this Agreement: (1) the term "Environmental Losses" shall only include the following costs and expenses (after giving effect to any related reduction in Taxes and amounts recovered from third parties, including amounts





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recovered under insurance policies, with respect to such Environmental Losses):
(A) costs and expenses to implement a Remediation; (B) damages for third party bodily injury and third party property damage; (C) fines and penalties; and (D) reasonable attorneys' fees, consultants' fees and expenses associated with (A),
(B) or (C), including costs and expenses associated with Litigation; (2) the term "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a Governmental Authority, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and, if appropriate, approved by a Governmental Authority) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Substances; (3) the term "Remediation" means any action of any kind to investigate and/or clean up and/or otherwise respond a release of Hazardous Substances into an environmental medium, including the following activities: (A) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, remediation, corrective action, response or restoration work; (B) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (C) preparing and implementing any plans or studies for any such activity; and (D) obtaining a written notice from a Governmental Authority with jurisdiction over the site being addressed under Environmental Laws that no additional work is required by such Governmental Authority; and (4) the term "Off-Site Location" means any location other than (x) any Bison Property or (y) property adjacent to any Bison Property which has been impacted by a release of Hazardous Substances at, on, under or from any Bison Property.

     (f) Procedures for Remedial Actions.

          (i) Parent shall be entitled to assume control of Remediations at or with respect to any Bison Property (other than the Dover Municipal Landfill and the Cardinal Landfill) if the deductible set forth in Section 8.2(a)(iii) is met. The election of Parent to assume control of any such Remediation shall be made within a reasonable time. In the event that Parent shall control any Remediation, it shall promptly provide copies to Holdings of all notices, correspondence, draft reports, submissions, draft and final work plans and final reports and shall give Holdings a reasonable opportunity (at Holding's own expense) to comment on any submissions Parent intends to deliver or submit to the appropriate regulatory body prior to said submission. The party not controlling any Remediation may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the work performed by the party controlling such Remediation, including any field work undertaken by such party. Notwithstanding the foregoing, Parent and Holdings, as applicable, agree to cooperate with each other, directly and through their respective consultants and counsel, to effect the successful completion of the Remediation within such period as may be specified by a Governmental Authority or under applicable Environmental Laws, or otherwise within a reasonable period of time;




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     provided, however, that neither party shall take any actions that could unreasonably delay or unreasonably interfere with the performance of the work of the party controlling any Remediation.

          (ii) If Holdings or C&A Products is required to or desires to undertake a Remediation at or with respect to the Dover Municipal Landfill or the Cardinal Landfill that either Holdings or Parent determines is reasonably likely to cause the deductible set forth in Section 8.2(a)(iv) to be met, then Holdings shall notify Parent prior to undertaking such Remediation, and Parent and Holdings shall consult with each other, in good faith, to implement a mutually agreeable course of action to effect such Remediation. In the event of such determination, Holdings or C&A Products shall promptly provide copies to Parent of all notices, correspondence, draft reports, submissions, draft and final work plans and final reports and shall give Parent a reasonable opportunity (at Parent's expense) to comment on any submissions Holdings intends to deliver or submit to the appropriate regulatory body prior to said submission. Parent may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the work performed by Holdings or C&A Products, including any field work undertaken by Holdings. Parent and Holdings, as applicable, agree to cooperate with each other, directly and through their respective consultants and counsel, to effect the successful completion of the Remediation within such period as may be specified by a Governmental Authority or under applicable Environmental Laws, or otherwise within a reasonable period of time; provided, however, that neither party shall take any actions that could unreasonably delay or unreasonably interfere with the performance of the Remediation.

     (g) Exclusive Remedy for Environmental Matters; Indemnification by Holdings. Notwithstanding anything to the contrary in this Agreement, Holdings and C&A Products hereby agree that their sole and exclusive remedy against any Parent Indemnified Party with respect to any and all Losses arising under or related to any Environmental Law or any Hazardous Substances or the environment, including statutory or common law claims for Environmental Losses, damages, fines, penalties or response costs related to Hazardous Substances or the environment, in connection with the Bison Subsidiaries, shall be the indemnity set forth in this Section 8.2. Except with respect to the remedy referred to in the preceding sentence, Holdings and C&A Products hereby waive, to the fullest extent permitted under applicable Law, and forever releases the Parent Indemnified Parties, in connection with the Bison Subsidiaries from, and shall indemnify the Parent Indemnified Parties against, any and all Environmental Losses arising under or related to Environmental Laws or Hazardous Substances. Parent Indemnified Parties shall not make any claim against Holdings for indemnification for any Loss, including any Environmental Loss, pursuant to this
Section 8.2(g) which individually does not exceed fifty thousand dollars ($50,000). Holdings' obligation to indemnify the Parent Indemnified Parties pursuant to this Section 8.2(g) shall be limited to those matters as to which Parent





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provides Holdings with written notice of said Claim in the manner set forth in
Section 8.1(e).

     (h) Disputes. In the event of any dispute between Parent and Holdings or C&A Products concerning a Claim for indemnification for Environmental Losses under this Section 8.2 which cannot be resolved within thirty (30) days, such dispute shall be promptly referred to an independent third party having expertise in the matters at issue and mutually acceptable to the parties (or if the parties cannot agree, the CPR Institute for Dispute Resolution, in New York, New York shall select a recognized expert who shall be independent from each of the parties), whose fees and expenses shall be shared equally by the parties, and who shall evaluate the facts and circumstances at issue and recommend a course of action that the expert believes in its good faith judgment satisfies the requirements of this Agreement and applicable Environmental Laws. Such recommendations shall be final and binding on the parties. The parties agree to act as promptly as practicable in implementing the foregoing procedures; provided, however, that in the event that actions are required to be taken by a Governmental Authority or in an emergency to avoid imminent and substantial harm to health or the environment before the foregoing procedures can be implemented, Holdings or C&A Products may undertake such actions without prejudice to its rights under this Section 8.2 to seek indemnification for Environmental Losses. In all other situations, Holdings' or C&A Products' failure to comply with the requirements of this Section 8.2(h) shall not limit or reduce the obligations of Parent under this Agreement except to the extent Parent is actually and materially prejudiced thereby.

     (i) Other. Nothing contained in this Section 8.2 shall restrict Holdings or C&A Products from taking any action (and, if appropriate pursuant to Section 8.2(a)(i), seeking indemnification therefore) where required to be taken by any Governmental Authority or in an emergency to avoid imminent and substantial harm to health or the environment.

     8.3 Quota Purchase Agreement Indemnification. Holdings and C&A Products shall indemnify Parent from and against and in respect of any and all Losses incurred by Parent under any guarantee agreement by and between Parent and S.W. Industries Inc., or any successor thereto, relating to any assignment by Parent to C&A Products of Parent's rights, and the assumption by C&A Products of Parent's obligations, under the Quota Purchase Agreement dated as of May 31, 2000 by and between Textron International Holdings, S.L. and S.W. Industries Inc., or if no such assignment has occurred prior to the Closing, the parties hereto shall take the actions relating to the Brazilian Entities specified in the Transition Agreement.

     8.4 Name Changes. C&A Products and its Subsidiaries shall have the right to use, subject to Parent's reasonable quality control requirements (as the same may exist from time to time), the name "Textron" in the Business for a period of eighteen months following the Closing Date, and in exchange therefor, C&A Products shall pay to Parent, in cash, (i) thirteen million forty thousand dollars ($13,040,000) on December 15, 2002 and (ii) six million five hundred twenty thousand dollars ($6,520,000) on December





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15, 2003. In the event that C&A Products is unable to make such cash payments to
Parent on the dates specified above without causing a Material Breach, such amounts shall accrue interest from and including December 15, 2002 and December 15, 2003, respectively, compounding monthly, at the Interest Rate. C&A Products shall pay such amounts, whether in whole or in part, as soon as possible without causing a Material Breach. On or before the eighteen month anniversary of the Closing Date, Holdings or C&A Products will change the names of the entities listed in Section 8.4 of the Disclosure Schedule and cease using the name "Textron" in any manner. Holdings and C&A Products agree that from and after the Closing Date, (i) the name "Textron" and all similar related names (all such names being the "Parent Names") shall be owned by Parent or a Non-Bison Subsidiary, (ii) neither Holdings, C&A Products nor any Bison Subsidiary shall have any rights in, and shall not, after the eighteen month anniversary of the Closing Date, use, any Parent Name and (iii) neither Holdings, C&A Products nor any Bison Subsidiary shall contest the ownership or validity of any rights of Parent or any Non-Bison Subsidiary in or to the Parent Names.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL


     9.1 Interpretation.

     (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (b) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (c) The plural of any defined term shall have a meaning correlative to such defined term, the singular of any defined term shall have a meaning correlative to such term defined in the plural and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (d) A reference to any party to this Agreement or any other agreement or document shall include such party's permitted successors and permitted assigns.

     (e) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     9.2 Principle of Construction. In construing this Agreement, for the avoidance of doubt, those Contracts and assets not owned as of any date of determination by a Bison Subsidiary (and the related liabilities) but which are intended to be made the subject of the transfer and assignment contemplated by the Assignment and Assumption Agreement shall be construed as pertaining to the business, operations, assets, properties, liabilities and Contracts of the Bison Subsidiaries and the Business. In furtherance thereof, any action not permitted to be taken by a Bison Subsidiary with respect to the Business shall apply to Parent and its Subsidiaries.

     9.3 Payment of Expenses and Other Payments. Whether or not the Transactions shall be consummated and except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     9.4 Amendment. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     9.5 Waiver and Extension. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) except to the extent prohibited by Law, waive compliance with any of the agreements described or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party at any time or times to demand performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any term contained in this Agreement in one or more instances shall be deemed to be a, or construed as a further or continuing, waiver of such condition or breach.

     9.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one agreement.

     9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

     9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, as follows:

     (a) If to Parent, to:

         Textron Inc.
         40 Westminster Street
         Providence, RI  02903
         Attention:  John R. Curran
         Vice President - Mergers and Acquisitions
         (401) 457-3603 (telephone)
         (401) 457-2385 (facsimile)

with a copy to:

         Textron Inc.
         40 Westminster Street
         Providence, RI  02903
         Attention:  Terrance O'Donnell
         Executive Vice President and General Counsel
         (401) 457-2555 (telephone)
         (401) 457-2418 (facsimile)

     (b) If to Holdings or C&A Products to:

         Collins & Aikman Corporation
         5755 New King Court
         Troy, Michigan  48098
         Attention:  Thomas E. Evans, CEO
         (248) 824-1510 (telephone)
         (248) 824-1512 (facsimile)

     and

         Attention:  Ronald T. Lindsay, General Counsel
         (248) 824-1633 (telephone)
         (248) 824-1882 (facsimile)
with a copy to:

          Cahill, Gordon & Reindel
          80 Pine Street
          New York, NY  10005
          Attention:  W. Leslie Duffy, Esq.
                         Jonathan Schaffzin, Esq.
          (212) 701-3000 (telephone)
          (212) 269-5420 (facsimile)


or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9.7 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

     9.9 Entire Agreement; Assignment. The Transaction Agreements, Italian JV Documents, Leasing Documents and the guarantee required by Exhibit 12 (including all exhibits and schedules to such agreements) together (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and
(b) shall not be assigned or transferred by operation of law or otherwise without the prior written consent of each other party hereto.

     9.10 Parties in Interest. This Agreement is not intended to confer any rights or remedies upon any Person except the parties hereto and their respective successors and assigns and any other Person which is indemnified under this Agreement pursuant to Sections 8.1 and 8.2.

     9.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     9.12 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     9.13 Transfer, Sales and Stamp Taxes. All transfer, value added, sales and stamp taxes and similar charges, fees and assessments incurred in connection with the Transactions or any of the transactions contemplated by Section 5.20 (other than subsection (a) thereof), shall be borne equally by Parent and C&A Products. Holdings and C&A Products shall prepare and file (or cause to be filed), to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer, value added, sales and stamp taxes and similar charges, fees and assessments, and, if required by applicable Law, Parent shall join in the execution of any such Tax Returns and other documentation as reasonably requested by Holdings.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                          TEXTRON INC.


                          By: /s/ John R. Curran
                              -------------------------------------------------
                               Name:   John R. Curran
                               Title:  Vice President - Mergers and Acquisitions




                          COLLINS & AIKMAN CORPORATION


                          By: /s/ Ronald T. Lindsay
                             --------------------------------------------------
                               Name:   Ronald T. Lindsay
                               Title:  Senior Vice President, General Counsel
                                       and Secretary



                          COLLINS & AIKMAN PRODUCTS CO.


                          By: /s/ Ronald T. Lindsay
                             --------------------------------------------------
                               Name:   Ronald T. Lindsay
                               Title:  Senior Vice President, General Counsel
                                       and Secretary



                      Signature Page to Purchase Agreement

                                   SCHEDULE A

                         DIRECTLY PURCHASED SUBSIDIARIES



                                                            Jurisdiction
                       Subsidiary                         of Organization
                       ----------                         ---------------


Textron Automotive Interiors Inc.                             Delaware

Textron S.A. de C.V.                                           Mexico

Textron Properties Inc.                                       Delaware

Textron Automotive MIP Limited                             United Kingdom

Permali do Brasil Industria e Comercio Ltda.                   Brazil

Textron Automotive Belgium B.V.B.A.                           Belgium

Textron Automotive B.V.                                     Netherlands

Textron Automotive Holdings Italy S.r.l.                       Italy

                                   SCHEDULE B

               SUBSIDIARIES OF THE DIRECTLY PURCHASED SUBSIDIARIES


                                                                                       Jurisdiction
     Directly Purchased Subsidiary                    Subsidiary                      of Organization
     -----------------------------                    ----------                      ---------------

Textron Automotive Holdings Italy        Textron Automotive Company Italia                 Italy
S.r.l.                                   S.r.l.(1) (formerly, Textron Breed
                                         Automotive S.r.l.)

                                         A.P.C.O. - Advanced Plastic Company               Italy
                                         S.r.l.

                                         FAS S.p.A.                                        Italy

Textron Automotive B.V.                  Textron Automotive Moravia s.r.o.            Czech Republic

Permali do Brasil Industria e Comercio   Rosario Project S.A.                            Argentina
Ltda.
                                         Plascar Participacoes Industriais                Brazil
                                         S.A.(2)

                                         Textron Automotive Trim Brasil                   Brazil
                                         Ltda.(3)

Textron Automotive MIP Limited           AS Textron Ltd.                              United Kingdom

                                         Textron Automotive Ltd.                      United Kingdom

Textron Automotive Interiors Inc.        Textron Automotive (Asia) Inc.                  Delaware

                                         Textron Automotive (Argentina) Inc.             Delaware

                                         Riopelle Realty Ltd.                             Ontario

----------

1 10% of the issued and outstanding shares of capital stock of Textron
Automotive Company Italia S.r.l. are owned by Magneti Marelli Holding S.p.A.
Parent may cause Textron International Holdings Italy S.r.l. to purchase the shares of capital stock of Textron Automotive Company Italia S.r.l. held by Magneti Marelli Holding S.p.A. prior to the Closing.

2 Preferred shares representing 43.4% of the issued and outstanding shares of capital stock of Plascar Participacoes Industriais S.A. are publicly held.

3 Approximately 0.5% of the issued and outstanding shares of capital stock of Textron Automotive Trim Brasil Ltda., which is a subsidiary of Plascar
Participacoes Industriais S.A., are owned by Textron International Holding S.L.


                                      B-1

                                                                                       Jurisdiction
     Directly Purchased Subsidiary                    Subsidiary                      of Organization
     -----------------------------                    ----------                      ---------------

                                         Textron Automotive Overseas                     Delaware
                                         Investment Inc.

                                         Textron Automotive International                Delaware
                                         Services Inc.

                                         M&C Advanced Processes, Inc.                    Michigan

Textron S.A. de C.V.                     Textron Executive Services Mexico,               Mexico
                                         S.A. de C.V.

                                         Textron Automotive Management                    Mexico
                                         Services Company de Cuautitlan,
                                         S.A. de C.V.

                                         Textron Automotive Company de                    Mexico
                                         Mexico, S. A. de C.V.(4)

                                         Textron Automotive Management                    Mexico
                                         Services Company Mexico, S.A. de
                                         C.V.(5)

Textron Automotive Belgium B.V.B.A.      Textron Automotive Germany GmbH                  Germany

Textron Properties Inc.                  Textron Canada Limited                           Canada

----------

4 Approximately .01% of the issued and outstanding shares of capital stock of Textron Automotive Company de Mexico, S.A. de C.V. are owned by Textron Inc.

5 Approximately 2% of the issued and outstanding shares of capital stock of Textron Automotive Management Services Company Mexico, S.A. de C.V., which is a subsidiary of Textron Automotive Company de Mexico, S.A. de C.V., are owned by Textron Inc.

                                   SCHEDULE C

                                  RESTRUCTURING


1. The following subsidiaries and businesses and their related assets and liabilities will be divested from the Bison Subsidiaries prior to Closing:

     Kautex Textron de Mexico S.A. de C.V. (which owns Kautex Textron Management Services Company de Puebla S.A. de C.V.)

     Camcar Textron de Mexico S.A. de C.V.

     49% interest in Helicopteros Bell de Mexico s.r.l.

     Abuco Inc.

     Bell Helicopter Canada International Ltd.

     Kautex Corporation (Canada)

     3724140 Canada Inc.

     Bell Calgary division

     Bell Mirabel division

     Avdel Canada division

     Flexalloy Canada division

     Camcar Canada division

     Greenlee Canada division

     BHTC Properties Company

     Assets and liabilities of A.P.C.O. Advanced Plastic Company relating to the operations of the Kautex Unit of Textron Automotive Company Inc. (for their book value).

     In addition, Parent will retain ownership to the intellectual property set forth on Section C-1 of the Disclosure Schedule.

2. Prior to the Closing, except as otherwise agreed by Parent and Holdings, employees of Textron Automotive Company Inc. ("TAC") whose entire salaries are directly charged to the Trim Division shall be transferred to a Bison Subsidiary.

3. Immediately after Closing, Textron Automotive Company Inc. will assign its 49% interest in Synova Plastics LLC to Holdings or a Subsidiary of Holdings. (51% of the membership interest in Synova Plastics LLC is owned by Jackson Plastics Inc.)

4. The following assets and liabilities will be transferred to a Bison Subsidiary on or before the Closing Date:

     (a) assets and liabilities (other than Contracts) which are used primarily in or relate primarily to the Business including the following:

          (i) to the extent permitted by law, assets and liabilities reflected on the December 30, 2000 Statement of Net Assets to be sold, which is part of the Financial Statements, which have not been disposed of or satisfied subsequent to December 30, 2000 and which are in the name of a Non-Bison Subsidiary; excluding, however, the assets being transferred pursuant to Section 2.2(a) of the Purchase Agreement; and

          (ii) to the extent permitted by law, assets and liabilities acquired or incurred subsequent to December 30, 2000 which (i) have not been disposed or satisfied prior to the Closing Date, (ii) are in the name of a Non-Bison Subsidiary and (iii) which are used primarily in or relate primarily to the business of a Bison Subsidiary;

     (b) Contracts relating solely to the business of a Bison Subsidiary which are in the name of a Non-Bison Subsidiary and which can be assigned on or before the Closing Date;

     (c) Contracts currently in effect with a customer of the Business which can be assigned on or before the Closing Date; and

     (d) intellectual property listed on Section C-2 of the Disclosure Schedule which is in the name of a Non-Bison Subsidiary; excluding, however, the assets being transferred pursuant to Section 2.2(a) of the Purchase Agreement. (This list includes intellectual property currently held in the name of Bison Subsidiaries as well as intellectual property currently held in the name of Non-Bison Subsidiaries.) (In connection with this transfer of intellectual property, M&C Michigan Inc., a wholly owned subsidiary of M&C Advanced Processes, Inc., will withdraw its limited partnership interest in Textron Innovations L.P. and will subsequently be dissolved.)

5. Title to the real property covered by the deeds identified in Section 5.4(c) part A of the Disclosure Schedule (other than such real property that is the subject of the transactions contemplated by Section 5.21) will be transferred on or before the Closing Date to a Bison Subsidiary.

                                   SCHEDULE D

                          ALLOCATION OF PURCHASE PRICE

This schedule assumes Balance Sheet Indebtedness on the Closing Date is $76.9 million.

-----------------------------------------------------------------------------
Directly Purchased Subsidiary                    Fair Market Value of
                                                 Interest Being Sold (in USD
                                                 millions)
-----------------------------------------------------------------------------
Textron Automotive Belgium B.V.B.A.                         20

Permali do Brasil Industria e Comercio Ltda.                5

Textron Properties Inc.                                     2751

Textron Automotive Holdings Italy S.r.l.                    22

Textron S.A. de C.V.                                        80

Textron Automotive B.V.                                     40

Textron Automotive MIP Limited                              18

Textron Automotive Interiors Inc.                           2472


Total                                                       707
-----------------------------------------------------------------------------

----------

1 Before distribution of $19,900,000 received pursuant to the sales specified in
Section 5.21.

2 Before distribution of $32,923,655 received pursuant to the sales specified in
Section 5.21.

                                   SCHEDULE E

                  SUBSIDIARIES OF COLLINS & AIKMAN CORPORATION


Company                                              Jurisdiction

Collins & Aikman Products Co.                          Delaware
  Carcorp, Inc.                                        Delaware
  Collins & Aikman Accessory Mats, Inc.                Delaware
       Akro Mats, LLC                                  Delaware
       Collins & Aikman Automotive Mats, LLC           Delaware
  Collins & Aikman Advanced Processes, Inc.            Delaware
  Collins & Aikman Asset Services, Inc.                Delaware
       CW Management Corporation (1)                   Delaware
       Hopkins Services, Inc. (2)                      Minnesota
       SAF Services Corporation (3)                    Delaware
  Collins & Aikman Automotive International, Inc.      Delaware
  Collins & Aikman Canada Domestic Holding Company     Delaware
       C&A Canada Holding Company                      Canada
  Collins & Aikman Carpet & Acoustics (MI), Inc.       Delaware
  Collins & Aikman Carpet & Acoustics (TN), Inc.       Tennessee
  Collins & Aikman Development Company                 Delaware
  Collins & Aikman Export Corporation                  U.S. Virgin Isles
  Collins & Aikman Fabrics, Inc.                       Delaware
  Collins & Aikman Holdings Canada Inc.                Canada
       Collins & Aikman Canada Inc.                    Canada
            C & A Canada International Holdings
            Limited (4)                                Canada
                  Collins & Aikman Luxembourg, S.A.    Luxembourg
            Imperial Wallcoverings (Canada) Inc.       Canada
  Collins & Aikman Interiors, Inc.                     Delaware
  Collins & Aikman International Corporation           Delaware
       Collins & Aikman Europe, Inc.                   Delaware
            Collins & Aikman (Gibraltar) Limited       Gibraltar/Delaware
                  C & A Canada International Holding
                  Company                              Canada
                  Collins & Aikman Europe S.A.(5)      Luxembourg


----------

1    10% owned by Willis Corroon Corporation of North Carolina

2    10% owned by O'Brien & Gere of North America, Inc.

3    10% owned by Unicare, Inc.

4    50% owned by Collins & Aikman Plastics, Ltd.

5 30% owned by Collins & Aikman Luxembourg, S.A; 49% by Collins & Aikman (Gibraltar) Ltd.

     C&A (Gibraltar)                                             Gibraltar
         C&A (Gibraltar) No. 2                                   Gibraltar
     Collins & Aikman Automotive Holding GmbH                    Germany
         Collins & Aikman Automotive Systems GmbH                Germany
         Dura Convertible Systems GmbH                           Germany
     Collins & Aikman Automotive Systems Italy S.r.l.(6)         Italy
     Collins & Aikman Automotive Systems N.V.(7)                 Belgium
     Collins & Aikman Automotive Systems S.L.(8)                 Spain
     Collins & Aikman Europe B.V.                                Netherlands
         Collins & Aikman Automotive Floormats Europe, B.V.      Netherlands
     Collins & Aikman Holding AB                                 Sweden
         Collins & Aikman Automotive Systems AB                  Sweden
     Collins & Aikman Products GmbH                              Austria
     Collins & Aikman Holdings Limited                           United Kingdom
         Collins & Aikman Automotive Fabrics Limited             United Kingdom
         Collins & Aikman Automotive Interior Systems
           Europe Limited                                        United Kingdom
         Collins & Aikman Automotive Systems Limited             United Kingdom
             Collins & Aikman Automotive Carpet Products
                (UK) Limited                                     United Kingdom
         Abex Plastic Products Limited                           United Kingdom
         Manchester Kigass International Limited                 United Kingdom
         Premier Springs & Pressings Limited                     United Kingdom
     Collins & Aikman Holdings, S.A. de C.V. (9)                 Mexico
          Amco de Mexico, S.A. de C.V.                           Mexico
          Collins & Aikman de Mexico, S.A. de C.V.(10)           Mexico
          Collins & Aikman Carpet & Acoustics, S.A. de C.V.(11)  Mexico
          Dura Convertible Systems de Mexico, S.A. de C.V.(12)   Mexico
          Industrias Enjema, S.A. de C.V.(13)                    Mexico
          Servitop, S.A. de C.V. (14)                            Mexico



----------

6    25% owned by Collins & Aikman Europe B.V.

7    Ten shares owned by Collins & Aikman Automotive Systems AB

8    One share owned by Collins & Aikman Holdings Limited

9    One share owned by Habinus Trading Company

10   One share owned by Collins & Aikman Accessory Mats, Inc.

11   One share of Series "A" owned by Collins & Aikman International Corporation

12   One share owned by Dura Convertible Systems, Inc.

13   One share owned by Collins & Aikman International Corporation

14   One share owned by Amco de Mexico, S.A. de C.V.

                Servitrim, S.A. de C.V. (15)                     Mexico
      Collins & Aikman Plastics, Inc.                            Delaware
           Aguirre, Collins & Aikman Plastics, L.L.C.(16)        Michigan
           Becker Group, LLC                                     Michigan
                Brut Plastics, Inc.                              Michigan
                Engineered Plastic Products, Inc.(17)            Michigan
           Collins & Aikman Plastics, Ltd.                       Canada
      Collins & Aikman Properties, Inc.                          Delaware
      Comet Acoustics, Inc.                                      Delaware
      Dura Convertible Systems, Inc.                             Delaware
           Amco Convertible Fabrics, Inc.                        Delaware
      Gamble Development Company                                 Minnesota
      Grefab, Inc.                                               New York
      JPS Automotive, Inc.                                       Delaware
           JPS Automotive Products Corp.                         Delaware
      Waterstone Insurance, Inc.                                 Vermont
      Wickes Asset Management, Inc.                              Delaware
      Wickes Manufacturing Company                               Delaware


                             Non-Profit Corporations


Collins & Aikman Foundation                                      California
Collins & Aikman Disaster Relief Fund, Inc.                      North Carolina


----------

15   One share owned by Dura Convertible Systems de Mexico, S.A. de C.V.

16   53% owned by Mexican Industries in Michigan, Inc.

17   55% owned by Gerald Edwards

                                   SCHEDULE F

                               ACQUIRING ENTITIES

Target                                                      Acquirer

TAC Inc. Intangibles                                        Collins & Aikman Development Company

Textron Automotive Belgium B.V.B.A.                         Collins & Aikman Automotive Systems NV

Permali do Brasil Industria e Comercio Ltda                 Collins & Aikman Europe S.A., and minority interest
                                                            shares by Collins & Aikman Products Co.

Textron Properties Inc.                                     C&A Canada Holding Company
Textron Automotive Holdings Italy S.r.l.                    Collins & Aikman Automotive Systems Italy S.r.l.

Textron S.A. de C.V.                                        Collins & Aikman Holdings S.A. de C.V. and/or one
                                                            or more of its wholly owned subsidiaries, and
                                                            minority interest shares by Collins & Aikman
                                                            International Corporation and/or one or more of its
                                                            wholly owned subsidiaries

Textron Automotive B.V.                                     Collins & Aikman Holdings B.V. (Besloten
                                                            Vennootschap met beperkte Aans prakelijkheid)

Textron Automotive MIP Limited                              Collins & Aikman Automotive Interior Systems Europe
                                                            Ltd.

Textron Automotive Interiors Inc.                           Collins & Aikman Interiors, Inc.

Textron Automotive Exteriors Inc.                           Collins & Aikman Products Co.

Americus and Evart                                          JPS Automotive, Inc.


                                   SCHEDULE G

                                 EARN-OUT TABLE

                                 ($ in millions)







                        5-Year Cumulative                  Earn-Out
                             EBITDA                         Amount
                             ------                         ------

                             $2,908                           $15.0

                              3,297                            65.0

                              3,413                            70.0

                              3,529                            75.0

                              3,645                            80.0

                              3,761                            85.0

                              3,877                            90.0

                              3,993                            95.0

                              4,109                           100.0

                              4,225                           105.0

                              4,341                           110.0

                              4,457                           115.0

                              4,575                           120.0

                        4,691 and greater                     125.0

                                   SCHEDULE H

                       FIRST QUARTER RESTRUCTURING CHARGES



Philip Monterusso
Brian Geissler
Brice Schwalm
Kennith Smith
Douglas Tull
Peter Palamarchuk
Steve Kling




                                      H-1